Exhibit 10.1

CREDIT AGREEMENT

among

AMERICAN SEAFOODS GROUP LLC,

AMERICAN SEAFOODS HOLDINGS, L.P.,

VARIOUS LENDERS

and

WELLS FARGO BANK, N.A.,

as ADMINISTRATIVE AGENT

and COLLATERAL AGENT

Dated as of                 ,          2004

CIBC WORLD MARKETS CORP.,

as SOLE PLACEMENT AGENT,

LEAD ARRANGER and BOOKRUNNER

WELLS FARGO BANK, N.A. and ISLANDSBANKI HF,

as CO-ARRANGERS,

ISLANDSBANKI HF AND HARRIS TRUST AND SAVINGS BANK,

as CO-SYNDICATION AGENTS,

and

THE BANK OF NOVA SCOTIA,

as DOCUMENTATION AGENT

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

SCHEDULE 5.13(vi)	Liens on Vessels or Fishing Rights
SCHEDULE 7.09	Tax Matters
SCHEDULE 7.10	Compliance with ERISA
SCHEDULE 7.12	Real Property
SCHEDULE 7.14	Subsidiaries
SCHEDULE 7.18	Environmental Matters
SCHEDULE 7.19	Labor Matters
SCHEDULE 7.21	Indebtedness
SCHEDULE 7.22	Insurance
SCHEDULE 7.25	Vessels
SCHEDULE 7.26(a)	Classification of Vessels
SCHEDULE 7.26(b)	Fishing Rights
SCHEDULE 7.27	Hedging Agreements
SCHEDULE 9.01	Liens
SCHEDULE 9.04	Indebtedness
SCHEDULE 9.05	Advances, Investments and Loans
SCHEDULE 11.01(d)	DNB FX Obligations
SCHEDULE 11.01(i)	Certain Options
SCHEDULE 11.01(l)	Commitments
SCHEDULE 11.01(m)	Leased Real Property
SCHEDULE 11.01(v)	Vessel Permitted Liens
SCHEDULE 13.04	Lender Addresses

EXHIBITS

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 3.03(b)(ii) Certificate
EXHIBIT E	Form of Borrower Counsel Opinions
EXHIBIT F	Form of Secretary’s Certificate
EXHIBIT G	Form of Pledge Agreement
EXHIBIT H	Form of Security Agreement
EXHIBIT I	Form of Intercompany Note
EXHIBIT J-1	Form of Solvency Certificate
EXHIBIT J-2	Form of Closing Compliance Certificate
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Subsidiaries Guaranty
EXHIBIT N	Form of Vessel Mortgage
EXHIBIT O	Form of Joinder Agreement
EXHIBIT P	Form of Holdings Guaranty
EXHIBIT Q	Form of Intercreditor Agreement

v

TABLE OF CONTENTS (continued)

EXHIBIT R	Form of Annual Collateral Certificate
EXHIBIT S	Form of Real Property Mortgage
EXHIBIT T	Form of Notice of Equity Issuance
EXHIBIT U	Form of Notice of Debt Issuance
EXHIBIT V	Form of Notice of Asset Sale
EXHIBIT W	Form of Notice of Senior Note Prepayment
EXHIBIT X	Form of Notice of Recovery Event

CREDIT AGREEMENT, dated as of                      , 2004, among AMERICAN SEAFOODS GROUP LLC, a Delaware limited liability company (the “Borrower”), AMERICAN SEAFOODS HOLDINGS, L.P., a Delaware limited partnership (fka American Seafoods Holdings LLC, a Delaware limited liability company) (“Holdings”), the Lenders party hereto from time to time, and WELLS FARGO BANK, N.A., as administrative agent and collateral agent for itself and the other Lenders, and further including CIBC WORLD MARKETS CORP. as Sole Placement Agent, Lead Arranger and Bookrunner, WELLS FARGO BANK, N.A. and ISLANDSBANKI HF, as Co-Arrangers, ISLANDSBANKI HF, and HARRIS TRUST AND SAVINGS BANK, as Co-Syndication Agents, and THE BANK OF NOVA SCOTIA as Documentation Agent. All capitalized terms used herein and defined in Section 11.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower, a wholly-owned subsidiary of Holdings, the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. AMOUNT AND TERMS OF CREDIT.

1.01 The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall at the option of the Borrower be incurred and maintained as, or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date (before giving effect to the termination thereof pursuant to Section 4.02(b)). Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, or converted into, Base Rate Loans or Eurodollar Loans; provided that except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans or Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time (together, the “Revolver Outstandings”), an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(c), (A) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s (or Defaulting Lenders’) participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s (or Defaulting Lenders’) RL Percentage of the outstanding Swingline Loans, and (B) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists until such time as the Swingline Lender shall have received written notice (1) of rescission of all such notices from the party or parties originally delivering such notice or notices or (2) of the waiver of such Default or Event of Default by the Required Lenders, or cure.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata, based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate.

1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans (other than Term Loans incurred pursuant to Section 1.01(a)) under a respective Tranche shall not be less than (i) $1,000,000 in respect of Revolving Loans incurred as Eurodollar Loans, (ii) $500,000 in respect of Revolving Loans incurred as Base Rate Loans, or (iii) $100,000, or such other amount as the Swingline Lender may agree to from time to time, in respect of Swingline Loans (each such amount referred to in clauses (i) through (iii), a “Minimum Borrowing Amount”). More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

1.03 Notice of Borrowing. Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. (San Francisco time) on such day. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans, or Revolving Loans, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(a) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender, no later than 11:00 A.M. (San Francisco time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(d).

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from a Responsible Officer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04 Disbursement of Funds. No later than 1:00 P.M. (San Francisco time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 12:00 Noon. (San Francisco time) on the date specified pursuant to Section 1.03(a)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (San Francisco time) on the date specified in Section 1.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05 Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.14 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) The Term Note issued to each Lender that has a Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.03, and mandatory repayment as provided in Section 4.04, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns, and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.03, and mandatory repayment as provided in Section 4.04, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.03, and mandatory repayment as provided in Section 4.04, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(f) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefore provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06 Conversions and Continuations. The Borrower shall have the option (i) to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (x) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar

Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (y) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (z) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02, or (ii) to continue Eurodollar Loans. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 10:00 A.M. (San Francisco time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans or continued as such, the Interest Period to be applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Loans.

1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments, or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder, and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08 Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) Upon the occurrence and during the continuation of an Event of Default, all principal and, to the extent permitted by Law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% (or, during the existence of a Margin Enhancement Period, 1%) in excess of the rate then borne by such Loans and (y) the rate which is 2% (or, during the existence of a Margin Enhancement Period, 1%) in excess of the rate otherwise applicable to Base Rate Loans of the respective

Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% (or, during the existence of a Margin Enhancement Period, 1%) in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) in arrears on each Monthly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. (San Francisco time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans.

If by 10:00 A.M. (San Francisco time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10 Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto, but with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (without duplication of Taxes covered by Section 3.03 and except for (I) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein and (II) taxes specifically excluded by Section 3.03), or (B), a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuation of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the Federal Reserve or any other Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:

(i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefore in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a));

(ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.03, Section 4.04 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto;

(iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or

(iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

1.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 3.03 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no determinable economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.

1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, or (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06, Section 3.03, or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement pursuant to Section 13.01(a), (b), (c), (d), (f), (h), (i) or (j), which have been approved by the Required Lenders (or the Required RL Lenders in respect of Section 13.01(f)(ii)), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Swingline Lender; provided that

(i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.05 (and with all fees payable pursuant to said Section 13.05 to be paid by the Replacement Lender or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit and Swingline Loans by, the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; (B) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, and (C) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lenders; and

(ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 1.10, 1.11, 2.06, 3.03 (with respect to obligations incurred while such Replaced Lender constituted a Lender hereunder), 12.07 and 13.02) and the other Credit Documents, which shall survive as to such Replaced Lender.

SECTION 2. LETTERS OF CREDIT.

2.01 Letters of Credit.

(a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, or (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable commercial letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). Letters of Credit shall be denominated in Dollars and (i) shall be issued on a sight basis, and (ii) in the case of commercial Letters of Credit, may provide for time drafts having a maximum tenor of not more than 180 days, provided, however, that no such time draft shall have a tenor that would, if such time draft were issued on the expiry date of the applicable Letter of Credit, result in a maturity date that is later than the Maturity Date.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

2.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) the Letter of Credit Sublimit, or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Maturity Date, and (y) in the case of commercial Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) the tenth Business Day prior to the Maturity Date.

2.03 Letter of Credit Requests; Minimum Stated Amount.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof. Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required RL Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 (solely in connection with a Letter of Credit issued on the Initial Borrowing Date) or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices, subject to Section 2.01(b). Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written report of the daily aggregate outstandings of commercial Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $75,000 or such lesser amount as is acceptable to the respective Issuing Lender and the Administrative Agent.

2.04 Letter of Credit Participations.

(a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in such capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.05, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it (including in respect of any time draft issued pursuant thereto) and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to the first sentence of Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly (i) notify the Swingline Lender, which shall (subject to satisfaction of Section 6 hereof, other than, at any time as the Borrower maintains with the Swingline Lender a deposit sweep arrangement satisfactory to such Lender, Section 6.02(a), provided such Letter of Credit is issued by the Swingline Lender in its capacity as Letter of Credit Issuer) make a Swingline Loan in the amount of such unreimbursed payment in Dollars, or (ii) if any provision of Section 6 is not satisfied (other than Section 6.02(a), to the extent not required under clause (i) of this subsection (c)), notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 P.M. (San Francisco time) on any Business

Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on the following Business Day in same day funds, and the Borrower shall pay on demand interest on such amount at the rate specified in the first sentence of Section 2.05(a) from the date of payment by the Issuing Lender. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.05 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (including any payment or disbursement on any time draft issued upon any drawing on such Letter of Credit) (each such amount so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing in respect of the Borrower, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 10:00 A.M. (San Francisco time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 10:00 A.M. (San Francisco time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05 in respect of the Borrower, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2% (or, during the existence of a Margin Enhancement Period, 1%), with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder. The Borrower’s reimbursement obligation hereunder in respect of any draw under any Letter of Credit shall be deemed satisfied to the extent that the Swingline Lender makes Swingline Loans in respect of such reimbursement obligation pursuant to Section 2.04(c)(i).

(b) The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under

Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the Federal Reserve Board or any other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the Federal Reserve Board or by any other such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit including, but not limited to, a change in the basis of taxation of payments to any Issuing Lender or any Participant under any Letter of Credit or any other amounts payable hereunder (without duplication of Taxes covered by Section 3.03 and except for (A) changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located or any subdivision thereof or therein, and (B) taxes specifically excluded by Section 3.03), upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to each the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3. COMMITMENT AND OTHER FEES; TAXES; PAYMENTS.

3.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment fee (the “Commitment Fee”) for the period from and including the Effective Date to and including the Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to ½ of 1% (0.5%) of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Fees shall be due and payable monthly in arrears on each Monthly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a fronting fee in respect of each standby Letter of Credit issued by it (the “Fronting Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to ¼ of 1% (0.25%) on the daily Stated Amount of such Letter of Credit. Accrued Fronting Fees shall be due and payable in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay in respect of each commercial Letter of Credit on the date of issuance thereof, to each Issuing Lender, for its own account, (i) 1/8 of 1% (0.125%) of the Stated Amount of each Letter of Credit issued by it as an issuance fee, and (ii) 1/8 of 1% (0.125%) of the Stated Amount of each Letter of Credit issued by it as a negotiation fee.

(e) The Borrower agrees to pay to each Issuing Lender and to the Administrative Agent, for their own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge, the reasonable expenses or customary fees which such Issuing Lender and to the Administrative Agent are generally imposing in connection with such occurrence with respect to letters of credit.

(f) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

3.02 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 A.M. (San Francisco time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

3.03 Net Payments; Withholding Taxes.

(a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.03(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income or net profits of a Lender, the Administrative Agent or any other payee pursuant to the Laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender, Administrative Agent or other payee is located or any subdivision thereof or therein and any franchise tax imposed in lieu of a net income tax) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable Law certified copies of tax receipts evidencing such payment by the Borrower or such other evidence as shall be reasonably acceptable to the Administrative Agent. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.05 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 3.03(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will promptly deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 3.03(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or any reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 3.03(b). Notwithstanding anything to the contrary contained in Section 3.03(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold taxes, levies, imposts, duties, fees, assessments or other charges imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder or under any Note for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower forms or certificates that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 3.03(a) to gross-up payments to be made to a Lender in respect of taxes, levies, imposts, duties, fees, assessments or other charges imposed by the United States (or any political subdivision or taxing authority thereof or therein) if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms or certificates required to be provided to the Borrower pursuant to this Section 3.03(b), (II) such taxes, levies imposts, duties, fees, assessments, or other charges are imposed with respect to payments to such Lender other than as a result of change in law, treaty, governmental rule, regulation, guideline or order or in the interpretation thereof that are effective after the Effective Date or, in the case of a Lender that is an assignee or a transferee of an interest under this Agreement pursuant to Section 1.13 or 13.05, that are effective after the date of such assignment or transfer to such Lender, or (III) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms or certificates do not establish a complete exemption from withholding of such taxes, levies, imposts, duties, fees, assessments or other charges. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.03 and except as set forth in Section 13.05, the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 3.03(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable Law, or in the interpretation thereof or, in the case of a Lender that is an assignee or a transferee of an interest under this Agreement pursuant to Section 1.13 or 13.05, that are effective after the date of such assignment or transfer to such Lender, relating to the deducting or withholding of such Taxes. Each Person entitled to any payment hereunder or under any Note that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) (other than in such Person’s capacity as a Lender), to the extent it will not result in an economic, legal or regulatory disadvantage, agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Person) to file any certificate or document or to furnish to the Borrower and the Administrative Agent any information, in each case, (A) that is requested by the Borrower or the Administrative Agent with respect to any payment to such Person other than any payment to a person in such Person’s capacity as a Lender, and (B) which is necessary to establish any available exemption from, or reduction in the amount of, any Taxes imposed with respect to such payment, provided, however, that nothing in this Section 3.03(b) shall require a payee to disclose any confidential information (including its tax returns, working papers or supporting documents).

(c) If the Borrower pays any additional amount under this Section 3.03 to a Lender and such Lender determines in its good faith discretion that it has actually received in connection therewith a refund in or with respect to the taxable year in which the additional amount is paid (a “Tax Refund”), such Lender shall pay to the Borrower, an amount that the Lender shall, in its good faith discretion, determine is equal to the net amount of such Tax Refund; provided, however, that (i) any Lender may determine, in its good faith discretion consistent with the policies of such Lender, whether to seek a Tax Refund; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax Refund with respect to which such Lender has made payment to the Borrower pursuant to this Section 3.03(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 3.03; (iii) nothing in this Section 3.03(c) shall require the Lender to disclose any confidential information to the Borrower (including its tax returns, working papers and supporting documents); and (iv) no Lender shall be required to pay any amount pursuant to this Section 3.03(c) at any time at which an Event of Default exists.

SECTION 4. REDUCTIONS OF COMMITMENTS; PREPAYMENTS.

4.01 Voluntary Termination of Unutilized Revolving Loan Commitments.

(a) Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.01(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.01, the Borrower may, subject to its compliance with the requirements of Section 13.01, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 4.03(b) (at which time Schedule 11.01(l) shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 1.10, 1.11, 2.06, 3.03, 12.07 and 13.02), and the other Credit Documents, which shall survive as to such repaid Lender.

4.02 Mandatory Reduction of Commitments.

(a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on                     , 2004, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Revolving Loan Commitment shall terminate in its entirety upon the Maturity Date.

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Revolving Loan Commitment shall be reduced from time to time to the extent required by Section 4.04.

(e) Each reduction to, or termination of, the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

4.03 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

(i) The Borrower shall give the Administrative Agent prior to 9:00 A.M. (San Francisco time) at the Notice Office (x) one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base

Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify, subject to clause (iii) of this Section 4.03(a), whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders.

(ii) (x) Each partial prepayment of Term Loans pursuant to this Section 4.03(a) shall be in an aggregate principal amount of at least (A) $1,000,000 in respect of Eurodollar Loans, and (B) $500,000 in respect of Base Rate Loans (or such lesser amount as is acceptable to the Administrative Agent in any given case); (y) each partial prepayment of Revolving Loans pursuant to this Section 4.03(a) shall be in an aggregate principal amount of at least (A) $1,000,000 in respect of Eurodollar Loans, and (B) $500,000 in respect of Base Rate Loans (or such lesser amount as is acceptable to the Administrative Agent in any given case); and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.03(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and the same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect.

(iii) Each prepayment pursuant to this Section 4.03(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.03(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender, provided, however, that each amount required to be applied pursuant to this Section 4.03(a)(iii) shall be applied first to pay any amount owing under Section 1.11, and to accrued and unpaid interest on the principal portion being prepaid.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.01, the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) to repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.01 so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 11.01(l) shall be deemed modified to reflect the changed Commitments), (II) such Lender’s RL Percentage of all outstanding Letters of

Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and (III) the consents, if any, required under Section 13.01 in connection with the repayment pursuant to this clause (b) have been obtained.

4.04 Mandatory Repayments.

(a) Over-Advances. On any day on which the sum of the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established for the benefit of the Lenders by the Administrative Agent.

(b) Equity Issuances. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each date after the Initial Borrowing Date upon which Holdings or any Subsidiary of Holdings, receives any cash proceeds from (i) any Equity Issuance by any Holdings Parent Entity, or Holdings or any of its Subsidiaries, or any of their Affiliates, other than an Exempt Equity Issuance, or, (ii) any issuance by any Holdings Parent Entity, Holdings or any Subsidiary of Holdings of IDS’, other than an Exempt IDS Issuance, an amount equal to the Bank Facility Mandatory Prepayment Amount of the Applicable EI Percentage of the Net Issuance Proceeds of such Equity Issuance or issuance of IDS’, as the case may be, so received shall be paid and applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.04(i) and (j).

(c) Debt Issuances. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each date after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Debt Issuance by any Holdings Parent Entity, Holdings or any of its Subsidiaries, or any of their Affiliates (other than any Exempt Debt Issuance), an amount equal to the Bank Facility Mandatory Prepayment Amount of 100% of the Net Issuance Proceeds of the respective Debt Issuance so received shall be paid and applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.04(i) and (j).

(d) Asset Sales. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each date after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, other than an Excluded Asset Disposition, an amount equal to the Bank Facility

Mandatory Prepayment Amount of 100% of the Net Sale Proceeds therefrom shall be paid and applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.04(i) and (j); provided, however, that if such proceeds do not include proceeds of any Disposition of any Pollock Vessel or Fishing Rights appurtenant thereto, and if (x) there exists an Interest Deferral Period, but no Default or Event of Default then exists and the gross proceeds of such Asset Sales do not exceed in the aggregate (including amounts incurred under clause (y) hereof but excluding any amounts incurred under clause (z) of this subsection) for any fiscal year $5,000,000, or (y) no Interest Deferral Period, Default or Event of Default is then in effect and such gross proceeds do not in the aggregate exceed (including amounts incurred under clause (x) hereof but excluding any amounts incurred under clause (z) of this subsection) $20,000,000 in respect of all amounts occurring during any fiscal year, or (z) no Default or Event of Default then exists and such proceeds are received from a Sale-Leaseback Transaction and do not exceed the Sale-Leaseback Limit; then such Net Sale Proceeds shall not be required to be so applied to the extent that the Borrower has delivered to the Administrative Agent a Notice of Asset Sale stating that such Net Sale Proceeds shall be used to acquire productive tangible assets (or Fishing Rights) of comparable monetary value to be engaged in the Business within 270 days following the date of the receipt of such Net Sale Proceeds (which Notice shall set forth the estimates of the Net Sale Proceeds to be so expended), and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 270 days after the date of the receipt of such Net Sale Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.04(d) without regard to the preceding proviso. All replacement assets shall, in accordance with Section 8.12, promptly become subject to the perfected, first priority Senior Creditor Liens, to the extent the assets subject to such Asset Sale were required pursuant to the terms of the Credit Documents to be subject to such Liens.

(e) Dividend Suspension Periods. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each DSP Available Cash Payment Date, an amount equal to the Bank Facility Mandatory Prepayment Amount of 75% of DSP Available Cash, shall be paid and applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.04(i) and (j).

(f) Interest Deferral Periods. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each IDP Available Cash Payment Date, an amount equal to the Bank Facility Mandatory Prepayment Amount of 50% of IDP Available Cash shall be paid and applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 4.04(i) and (j).

(g) Senior Note Payments. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, on each Senior Note Voluntary Prepayment Date, an amount equal to the Bank Facility SN Voluntary Prepayment Amount relating to the relevant Senior Note Voluntary Prepayment Offer Amount shall be paid and applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 4.04(i) and (j).

(h) Recovery Events. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.04, within 10 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the aggregate Net Insurance Proceeds therefrom do not exceed $1,000,000), an amount equal to the Bank Facility Mandatory Prepayment Amount of 100% of the Net Insurance Proceeds from such Recovery Event shall be paid and applied within such 10 day period as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.04(i) and (j); provided, however, that:

(i) If no Event of Default then exists and such Net Insurance Proceeds do not exceed $5,000,000, such Net Insurance Proceeds shall not be required to be so applied within such 10 day period to the extent that the Borrower has delivered to the Administrative Agent within such 10 day period a Notice of Recovery Event stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 270 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), provided, that if there exists a Default (but no Event of Default) on such 10th day, notwithstanding the prior delivery of the Notice of Recovery Event, the aforementioned amount shall be so paid and applied on the date (if any) that such Default becomes an Event of Default; and

(ii) If no Event of Default then exists and if

(A) the amount of such Net Insurance Proceeds exceeds $5,000,000,

(B) the amount of such Net Insurance Proceeds, together with other amounts permitted (after taking into account all prior Capital Expenditures) to be spent by the Borrower on Capital Expenditures during the relevant period pursuant to Section 9.07, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Insurance Proceeds were paid as determined by the Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably request,

(C) the Borrower has delivered to the Administrative Agent a Notice of Recovery Event certifying the Borrower’s determination as required by preceding clause (B) and certifying the sufficiency of the Borrower’s remaining unimpaired sources of liquidity or revenue (including, if relevant, business interruption insurance as required by the succeeding clause (D)), and

(D) the Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative

Agent establishing that the Borrower has sufficient remaining unimpaired sources of revenue (including business interruption insurance) and that the Borrower will receive payments thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Borrower (including all debt service requirements, including pursuant to this Agreement and the Senior Notes), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets;

then the entire amount of the Net Insurance Proceeds of such Recovery Event otherwise payable pursuant to this subsection (h)(ii), and not just the portion in excess of $5,000,000, shall be deposited with the Collateral Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such Net Insurance Proceeds shall be disbursed to the Borrower from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), it being understood and agreed that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent and the Collateral Agent (in which case the Collateral Agent shall, and is hereby authorized by the Borrower to, follow said directions) to, apply any or all proceeds then on deposit in such cash collateral account to the repayment of Secured Obligations as and when they become due and payable in accordance with the requirements of the Security Agreement, and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso (whether pursuant to clause (i) or (ii) thereof) are not so used within 270 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.04(h) without regard to the preceding proviso. All replacement assets shall promptly become subject to the perfected, first priority Senior Creditor Liens, to the extent the asset(s) subject to such Recovery Event were required pursuant to the terms of the Credit Documents to be subject to such Liens.

(i) Application. Each amount required to be applied pursuant to Sections 4.04(b), (c), (d), (e), (f), (g) and (h) in accordance with this Section 4.04(i) shall:

(i) be applied first, to pay any amount owing under Section 1.11, and to accrued and unpaid interest on the principal portion being prepaid;

(ii) second, provided there exists on the date such payment is made or required to be made no Event of Default, be applied to repay the outstanding principal amount of Term Loans or, if no Term Loans are then outstanding, to reduce the Total Revolving Loan Commitment in the manner provided in Section 4.02(e); and

(iii) third, if there exists on the date such payment is made or required to be made an Event of Default, be applied ratably, based on the respective total principal amount of Term Loans and the Total Revolving Loan Commitment then outstanding (if any), to repay Term Loans and to reduce the Total Revolving Loan Commitment in the manner provided in Section 4.02(e) (it being understood and agreed that (x) the amount of any reduction to the Total Revolving Loan Commitment as provided in the immediately preceding clause (ii) and this clause (iii) shall be deemed to be an application of proceeds for purposes of this Section 4.04(i) even though cash is not actually applied and (y) any cash received by Holdings or any of its Subsidiaries will be retained by such Person except to the extent that such cash is otherwise required to be applied as provided in Section 4.04(a) as a result of any reduction to the Total Revolving Loan Commitment).

(j) Designation of Tranches. With respect to each repayment of Loans required by this Section 4.04, the Borrower may (subject to the priority payment requirements of Section 4.04(i)) designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made; provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.04 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(k) Notices. The Borrower or Holdings shall give the Administrative Agent notice of events arising under this Section 4.04 as follows:

(i) No later than five Business Days prior to the date of any receipt by Holdings or its Subsidiaries of Net Issuance Proceeds pursuant to Section 4.04(b), a Notice of Equity Issuance;

(ii) No later than five Business Days prior to the date of any receipt by Holdings or its Subsidiaries of Net Issuance Proceeds pursuant to Section 4.04(c), a Notice of Debt Issuance;

(iii) No later than five Business Days prior to the date of receipt by Holdings or its Subsidiaries of Net Sale Proceeds, a Notice of Asset Sale;

(iv) No later than five Business Days prior to any Senior Note Voluntary Prepayment Date, a Notice of Senior Note Prepayment; and

(v) No later than five Business Days after receipt of any Net Insurance Proceeds from any Recovery Event (other than a Recovery Event where such proceeds do not exceed $1,000,000), a Notice of Recovery Event.

SECTION 5. CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE INITIAL BORROWING DATE.

The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

5.01 Effective Date; Notes; Guaranties. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred, and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein, and the Holdings Guaranty, and the Subsidiaries Guaranty, each executed by the applicable Guarantors.

5.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of Holdings and the Borrower by a Responsible Officer, certifying that all of the conditions in Sections 5.06, 5.07, 5.08, 5.09, 5.10 and 6.01 have been satisfied on such date and as to such other matters as the Administrative Agent shall reasonably request.

5.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Debevoise & Plimpton, LLP, counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as the Administrative Agent may request, (ii) from special maritime counsel satisfactory to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, covering such matters incident to the transactions contemplated herein as the Administrative Agent may request, (iii) from special real estate counsel satisfactory to the Administrative Agent, opinions, in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, covering such matters incident to the transactions contemplated herein as the Administrative Agent may request, and (iv) reliance letters addressed to the Administrative Agent and the Lenders dated the Initial Borrowing Date with respect to such legal opinions delivered by counsel to the Borrower in connection with the Initial IDS Issuance and the issuance of Senior Notes in connection with the Initial Borrowing Date as may be requested by the Administrative Agent, which reliance letters (and related legal opinions) shall be in form and substance satisfactory to the Administrative Agent.

5.04 Corporate Documents; Proceedings; etc.

(a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by a Secretary or Assistant Secretary of the Credit Party (or of a Managing Entity thereof), in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws or partnership agreement (or equivalent organizational documents), as applicable, of such Credit Party, any Managing Entity of such Persons (which certificate of incorporation or articles of incorporation shall be certified by the office of the Secretary of State of the state of incorporation), and the resolutions and other corporate or organizational proceedings of the Credit Party and such Managing Entity referred to in such certificate relating to the authorization, execution and delivery of the Credit Documents, and each of the foregoing shall be in form and substance acceptable to the Administrative Agent.

(b) On the Initial Borrowing Date, all corporate and other legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, including in respect of the conversion of American Seafoods Holdings, LLC to a Delaware limited partnership, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company, partnership or Governmental Authorities.

(c) Except for the Transaction, no Credit Party shall have changed its jurisdiction of organization or incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other Person at any time following the date of the most recent financial statements referred to in Section 7.05.

5.05 Employee Benefit Plans; Shareholders’ Agreements; etc. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the following documents as in effect on the Initial Borrowing Date:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, Schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefore), and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or ERISA Affiliates (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described herein is in the possession of

Holdings, any Subsidiary of Holdings or any ERISA Affiliate, or reasonably available thereto from the sponsor or trustee of any such Plan) (such delivered items, collectively, the “Employee Benefits Plans”);

(ii) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its equity interests and any agreements entered into by its shareholders, partners or members relating to any such entity with respect to its equity interests (such delivered items, collectively, the “Shareholders’ Agreements”);

(iii) all material agreements with members or partners of, or with respect to, the management of or marketing on behalf of Holdings or any of its Subsidiaries, including expense sharing or reimbursement agreements, but not including Employment Agreements (such delivered items, collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by Holdings or any of its Subsidiaries (such delivered items, collectively, the “Employment Agreements”);

(v) all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (such delivered items, collectively, the “Non-Compete Agreements”);

(vi) all collective bargaining agreements applying or relating to any employee of Holdings or any of any of its Subsidiaries (such delivered items, collectively, the “Collective Bargaining Agreements”);

(vii) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (such delivered items, collectively, the “Tax Sharing Agreements”);

(viii) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (such delivered items, the “Existing Indebtedness Agreements”);

(ix) all Approved Stock Plans in existence as of such date;

(x) all other material agreements between Holdings or any of its Subsidiaries and any Holdings Parent Entity or any Subsidiary of a Holding’s Parent Entity (other than another Holdings Consolidated Entity) (such delivered items, collectively, “Affiliate Agreements”); and

(xi) a table specifying the sources and uses of all cash transfers occurring on the Initial Borrowing Date (such delivered item, the “Sources and Uses Table”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax

Sharing Agreements, Existing Indebtedness Agreements, Approved Stock Plans, Affiliate Agreements and Sources and Uses Table shall be in form and substance satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

5.06 Senior Notes. On or prior to the Initial Borrowing Date, the Borrower shall have received gross cash proceeds in an aggregate amount equal to $140,000,000 from the issuance of the Senior Notes and shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction prior to (or simultaneously with) utilizing any proceeds of Loans for such purpose. There shall have been delivered to the Administrative Agent true and correct copies of all Senior Note Documents, and all of the terms and conditions of the Senior Note Documents (including interest and make-whole amounts, tenor covenants, defaults, remedies, and prepayment provisions) shall be substantially similar to the terms and conditions hereof or shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent. All conditions precedent to the issuance and sale of the Senior Notes as set forth in the Senior Note Documents shall have been satisfied, and not waived unless consented to by the Administrative Agent, to the reasonable satisfaction of the Administrative Agent. The issuance of the Senior Notes shall have been consummated in accordance with the terms and conditions of the Senior Note Documents and all applicable Law.

5.07 IDS Issuance. On or prior to the Initial Borrowing Date, ASC shall have received at least $355,000,000 in gross cash proceeds from the Initial IDS Issuance, and shall have contributed or lent on a subordinated basis all of such proceeds (net of reasonable costs and expenses associated with such transaction) to Holdings, such indebtedness of Holdings to be evidenced by the IDS Intercompany Notes, and the Borrower shall have received as a capital contribution from Holdings an amount thereof equal to or greater than $325,000,000. There shall have been delivered to the Administrative Agent true and correct copies of all IDS Documents relating to the Initial IDS Issuance and certified by a Responsible Officer of Holdings, and all the terms and conditions of such documents shall be in form and substance satisfactory to the Administrative Agent. The Initial IDS Issuance shall have been consummated in accordance with the terms and conditions of such documents and all applicable Law.

5.08 Refinancing. On or prior to the Initial Borrowing Date, (a) the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been paid in full, (b) there shall have been delivered to the Administrative Agent true and correct copies of the Existing Senior Subordinated Note Documents, certified by a Responsible Officer of Holdings, (c) the creditors in respect of the Existing Credit Agreement shall have terminated and released (or delivered instruments of release in form and substance satisfactory to the Administrative Agent) all security interests in and Liens on all assets (including Vessels, Appurtenances, Real Property and Intellectual Property) of the Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all Capital Stock pledged under the Existing Credit Agreement to the Borrower, (d) the Borrower shall have caused to be purchased and cancelled, or irrevocably accepted for purchase and cancellation pursuant to documentation in form and substance satisfactory to the Administrative Agent, all outstanding notes pursuant to the Existing Senior Subordinated Note Documents tender offer, (e) and the Administrative Agent shall have received evidence, in form and substance satisfactory to it, that the matters set forth in this Section 5.08 have been satisfied as of the Initial Borrowing Date, and (f) the Administrative Agent shall have received true and complete copies of all Reorganization Documents.

5.09 Adverse Change, Approvals.

(a) As of the Initial Borrowing Date, nothing shall have occurred that the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Initial Borrowing Date, all necessary approvals and consents of Governmental Authorities and third parties in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents, shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Transaction Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Transaction Documents or otherwise referred to herein or therein.

5.10 Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Transaction Document, or (ii) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.11 Pledge Agreement. On the Initial Borrowing Date, Holdings and the Borrower shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Persons, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been, or will be, substantially contemporaneously with the initial Borrowing, taken and the Pledge Agreement shall be in full force and effect.

5.12 Security Documents. On the Initial Borrowing Date, the Borrower and its Domestic Subsidiaries shall have duly authorized, executed and delivered the following:

(i) the Security Agreement in the form of Exhibit H the “Security Agreement”) covering all of such Persons’ present and future Security Agreement Collateral, together with:

(A) proper financing statements (Form UCC-1 or the equivalent) or other Perfection Documents fully executed (as appropriate) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable, to perfect the security interests purported to be created by the Security Agreement to the extent such perfection is required thereby (not including local filings in respect of personal property located outside the United States);

(B) copies of requests for information or copies, or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date or as otherwise deemed appropriate by the Administrative Agent, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully authorized or executed for filing);

(C) a perfection certificate duly executed by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent; and

(D) evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable (including the receipt of the respective control agreements referred to in the Security Agreement) to perfect and protect the security interests purported to be created by the Security Agreement (to the extent such perfection is required thereby) have been, or will be, substantially contemporaneously with the initial Borrowing, taken, and the Security Agreement shall be in full force and effect; and

(ii) the Senior Creditor Intercreditor Agreement, duly executed by all parties thereto.

5.13 Vessel Mortgages and Fishing Rights. The Collateral Agent shall have received (in form and substance satisfactory to the Administrative Agent) on or prior to the Initial Borrowing Date:

(i) current Abstracts of Title, certified as true and complete by the Coast Guard, for each of the Vessels with evidence that each Vessel has a fishery endorsement, together with copies of all recorded documents related to outstanding Liens, title issues or vessel documentation issues revealed by such Abstracts of Title or Certificates of Documentation as requested by the Administrative Agent;

(ii) documentation relating to the termination or nonexistence of all defects, Liens and Vessel documentation issues not acceptable to the Administrative Agent, other than to the extent constituting Permitted Liens;

(iii) copies of valid and current limited entry or other Permits issued by (A) the State of Alaska, if any, and (B) the National Marine Fisheries Service sufficient to permit the conduct of the Business in 2004 substantially as conducted in 2003, subject to applicable regulatory limits;

(iv) copies of current charters, if any, for each of the Vessels, certified as true and complete by each Vessel Owning Company, together with estoppel certificates verifying that the charter agreements are not in default;

(v) documentation which assigns a collateral interest in the Vessel charters, if applicable;

(vi) a description of all pending suits, claims or other actions which may constitute or create a Lien against or otherwise challenge any Credit Party’s right to use in accordance with past practice the Vessels, the Fishing Rights or Permits or Approvals, together with documentation regarding insurance and indemnity coverage for existing claims, except with respect to such suits, claims or other actions that would not reasonably be expected to have a Material Adverse Effect, as set forth in Schedule 5.13;

(vii) receipt of copies of all Fishing Rights Agreements, certified as true and complete by the Borrower, together with evidence satisfactory to the Administrative Agent of the completion of all actions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests in favor of the Lenders in the Fishing Rights Agreements;

(viii) the duly executed and delivered Vessel Mortgages on the Vessels and the Appurtenances, and evidence (which may be telephonic) of the completion of all filings and recordings of or with respect to the Vessel Mortgages and the other Security Documents pertinent to the Fishing Rights and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Vessel Mortgages and such Security Documents;

(ix) vessel survey reports, including appraisals, as of a date no earlier than January 2002 on each Vessel;

(x) evidence reasonably satisfactory to the Administrative Agent that as to each Vessel, (A) such Vessel is owned and controlled by citizens of the United States as required by the AFA and regulations promulgated thereunder and meets all requirements to maintain such other endorsements as each Vessel may have (including a letter ruling to such effect issued by MARAD, in form and substance satisfactory to the Administrative Agent); (B) such Vessel and the applicable Vessel Owning Company have a record of operations and activities that assures their continuing rights to engage in the fisheries in which they have historically participated; (C) the Transaction and the occurrence of the Initial Borrowing Date shall not adversely affect the ownership or control of each such Vessel under the AFA nor such Vessel’s or such Vessel Owning Company’s continuing right to engage in the fisheries in which they have historically participated, and (D) the Collateral Agent (or a collateral agent or trustee on its behalf) has preferred marine mortgages on each Vessel that shall remain valid so long as any Obligations or Commitments remain outstanding hereunder or under the other Credit Documents; and

(xi) a collateral trustee agreement in form and substance satisfactory to the Administrative Agent duly executed by Viking Community Bank.

5.14 Real Property Documents. The Collateral Agent shall have received or be in a position to receive (in form and substance satisfactory to the Administrative Agent) on the Initial Borrowing Date:

(i) evidence of recordation of a Mortgage in respect of each of the Mortgaged Properties (which may consist of a written or telephonic confirmation from the title insurance company), or that each such Mortgage is duly signed, notarized and in form satisfactory for prompt recordation;

(ii) a Mortgage Policy for each Mortgage (A) issued by LandAmerica, (B) on an ALTA lender’s extended coverage policy, in an amount and form satisfactory to the Administrative Agent, (C) naming the Collateral Agent for the benefit of the Senior Creditors as the insured thereunder, (D) insuring that each Mortgage insured thereby creates a valid first priority Lien on the property covered by such Mortgage, subject to no other Liens, other than Permitted Liens, and to no other exceptions, other than those satisfactory to the Administrative Agent, and (E) containing such endorsements and affirmative coverage as the Administrative Agent may request; and

(iii) such surveys, appraisals, consents of landlords, estoppels from landlords, tenant subordination agreements and other documents and instruments in connection with each Mortgage as the Administrative Agent shall request.

5.15 Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance satisfactory to the Administrative Agent and shall be certified by the chief financial officer or Vice President-Finance of Holdings.

5.16 Solvency Certificate; Financial Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) (A) a solvency certificate from the chief financial officer of Holdings, on behalf of each of the Credit Parties, in the form of Exhibit J-1 hereto, and (B) if an opinion of an independent advisor as to the solvency of Holdings or its Subsidiaries is provided pursuant to the Initial IDS Issuance, a Solvency Opinion;

(ii) a closing compliance certificate from the chief financial officer of Holdings in the form of Exhibit J-2 hereto, demonstrating, after giving effect to the Transaction, (A) pro forma compliance on and as of such date with all covenants other than Section 9.08 and 9.09, (B) on and as of such date, a Consolidated Senior Leverage Ratio not greater than 2.10:1.00, and a Consolidated Total Leverage Ratio not greater than 4.50:1.00, and (C) a Consolidated Fixed Charge Coverage Ratio, as of the latest quarter end date for which Holdings’ consolidated financial statements shall have been filed with the SEC prior to the Initial Borrowing Date, in excess of 2.30:1.00;

(iii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries, in form and substance satisfactory to the Administrative Agent and naming the Collateral Agent for the benefit of the Senior Creditors as an additional insured and/or as a loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent; and

(iv) if requested by the Administrative Agent, environmental and hazardous substance analyses with respect to the Real Property of the Borrower or its Subsidiaries, in scope, form and substance acceptable to the Administrative Agent.

5.17 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent, the Lead Arranger and each Lender all costs, fees and expenses (including legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent, the Lead Arranger or such Lender to the extent then due.

SECTION 6. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue or amend Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(a)(i).

(b) Prior to the issuance or amendment of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, Holdings and the Borrower each make the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01 Organizational Status. Each Credit Party and each Subsidiary thereof (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party and each Subsidiary thereof has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Document. Each Credit Party and each Subsidiary thereof has duly executed and delivered each of the Transaction Documents to which it is party and that constitutes a contract or instrument, and each of such Transaction Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party or any Subsidiary thereof of the Transaction Documents comprising contracts or instruments to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Law, or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the Senior Note Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, partnership agreement, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document, or (ii) the legality, validity, binding effect or enforceability of any such Credit Document, except, in the case of the preceding clauses (i) and (ii), for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within five Business Days following the Initial Borrowing Date or within the time, if any, specified in Section 13.16.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a) (i) The consolidated balance sheets of Holdings for the fiscal year ended December 31, 2003, and the related statements of income, cash flows and retained earnings of Holdings for each such fiscal year ended on such dates, copies of which have been furnished by Holdings to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Holdings Consolidated Entities at the dates of such balance sheets and the consolidated results of the operations of the Holdings Consolidated Entities for the periods covered thereby. All of the foregoing historical financial statements have been audited by KPMG LLP and prepared in accordance with GAAP consistently applied.

(ii) The pro forma consolidated balance sheet of the Holdings Consolidated Entities as of March 31, 2004 (after giving effect to the Transaction and the refinancing), a copy of which has been furnished by Holdings to the Lenders prior to the Initial Borrowing Date, presents fairly in all material respects the pro forma consolidated financial position of the Holdings Consolidated Entities as of the Initial Borrowing Date.

(b) Each of the Credit Parties is Solvent.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) and except for Indebtedness disclosed on Schedule 7.21, and the Credit Documents, the Senior Notes and the IDS Note Documents, there are as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of the Holdings Consolidated Entities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, neither Holdings nor the Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on good faith assumptions which the management of Holdings believes on the basis of customary due diligence and in good faith to be reasonable, and there are no assumptions in the Projections which are based upon or include information known to the Borrower or Holdings to be misleading in any material respect or which fail to take into account material relevant information known to the Borrower or Holdings regarding the matters reported therein. On the Initial Borrowing Date, the Borrower and Holdings each believe that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e) After giving effect to the Transaction, since December 31, 2003, there has occurred no event or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f) ASC and/or Holdings have filed in a timely manner all documents that either of them was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act, pursuant to or as a result of the Initial IDS Issuance. As of their respective filing dates, all documents filed by ASC and/or Holdings with the SEC (“SEC Documents”) complied in all material respects with the requirements of the Securities Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents comply as to form in all material respects with GAAP and with the published rules and regulations of the SEC with respect thereto.

(g) ASC’s fiscal years and fiscal quarters each end on the dates set forth in Section 8.08.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or Holdings, threatened (i) with respect to the Transaction or any Transaction Document, or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender (including all information contained in the Transaction Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Credit Parties in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Term Debt and Revolving Loans received on the Initial Borrowing Date will be used by the Borrower to finance, in part, the Refinancing, to consummate the Transaction, and to pay the fees and expenses relating to the Transaction.

(b) All proceeds of the Revolving Loans and the Swingline Loans after the Initial Borrowing Date will be used for the working capital and general limited liability company or corporate purposes of the Borrower and its Subsidiaries.

(c) No part of any Credit Event (or the proceeds thereof) will be used, directly or indirectly (i) for the purchase or carry of any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, or (ii) for maintaining, reducing, or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might cause this transaction to constitute a “purpose credit” within the meaning of Regulation U. Margin Stock does not comprise more than 5% of the value of the consolidated assets of the Borrower and its Subsidiaries, or Holdings and its Subsidiaries, and neither the Borrower nor Holdings has any present intention that Margin Stock will comprise more than 5% of the value of such assets. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments.

(a) Holdings and the Borrower have timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Holdings and each of its Subsidiaries have paid all material taxes and assessments payable by them which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for as a reserve, if required by and in accordance with GAAP, on the financial statements of Holdings and its Subsidiaries. Except as set forth in Schedule 7.09, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date except as set forth in Schedule 7.09, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction and any restructuring undertaken in connection therewith or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

(b) Except as delivered to the Administrative Agent pursuant to Section 5.05(vii), there exists no tax sharing, tax allocation or similar agreements as to which Holdings or any of its Subsidiaries is a party. The Tax Sharing Agreements are in full force and effect and have not been modified or amended except as advised pursuant to Section 5.05(vii). As of the Effective Date, there is no amount owing by Holdings or any of its Subsidiaries to any Person in respect of taxable income accrued prior to such date.

7.10 Compliance with ERISA. Schedule 7.10 sets forth, as of the Initial Borrowing Date, the name of each Plan. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable Laws, including ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; neither Holdings nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to any

“employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA; neither Holdings nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any Foreign Pension Plan; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4204 or 4212 of ERISA or, with respect to the Borrower, Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened, except to the extent that any such action, suit, proceeding, hearing, audit or investigation could not reasonably be expected to result in a material liability; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any failure to comply could not reasonably be expected to result in a material liability; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have Material Adverse Effect. The execution and delivery of this Agreement will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

7.11 The Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Lenders and the other Senior Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Senior Creditors, has (or within a period of time as is permitted in respect of such action under Section 13.16 will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Senior Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person.

(c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Senior Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

(d) Each Vessel Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Vessel and Appurtenances thereto in favor of the Collateral Agent (or such other trustee as may be required or desired by the Collateral Agent under applicable law) for the benefit of the Senior Creditors, superior and prior to the rights of all third Persons (other than Permitted Encumbrances) and subject to no other Liens (other than Permitted Liens related thereto).

7.12 Properties. All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12. Each of the Borrower and each of its Subsidiaries has good and valid title to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13 Capitalization.

(a) Holdings is a limited partnership, the sole general partner of which is ASC, and the sole limited partners of which are ASLP and the Corporate Partners. Each of ASC, ASLP and the Corporate Partners has made its respective partnership contribution and has received the appropriate partnership interest in Holdings. Holdings does not have outstanding any Equity Equivalents relating to its Capital Stock, nor any agreement providing for the issuance (contingent or otherwise) of any Equity Equivalents relating to its Capital Stock.

(b) After giving effect to the consummation on the Initial Borrowing Date of the Transaction, the Borrower is a limited liability company having Holdings as sole member and the managing member. All outstanding shares of Capital Stock of the Borrower have been duly and validly issued and are fully paid and non-assessable. The Borrower does not have outstanding any Equity Equivalents relating to its Capital Stock, nor any agreement providing for the issuance of (contingent or otherwise) of any Equity Equivalents relating to, its Capital Stock.

7.14 Subsidiaries. Holdings has no direct Subsidiaries other than the Borrower. The Borrower has no Subsidiaries other than as set forth in Schedule 7.14 and any Subsidiaries created or acquired after the Initial Borrowing Date in accordance with the terms of this Agreement and the other Credit Documents. As of the Initial Borrowing Date, except as set forth as such in Schedule 7.14, there are no Non-Wholly-Owned Subsidiaries.

7.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all Laws in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Investment Company Act. None of any Holdings Parent Entity, nor Holdings, nor any of their respective Subsidiaries, is an investment company required to be registered under the Investment Company Act of 1940 or a company controlled by an investment company required to be registered under the Investment Company Act of 1940.

7.17 Public Utility Holdings Company Act. None of any Holdings Parent Entity, nor Holdings, nor any of their respective Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

7.18 Environmental Matters. Except as set forth in Schedule 7.18 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claims against Holdings or any of its past or present Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its past or present Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its past or present Subsidiaries of any Real Property or Vessels formerly owned, leased or operated by Holdings or any of its past or present Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries (including any Real Property or Vessels formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings or the Borrower, any property adjoining or adjacent to any such Real Property or Vessels that would be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its past or present Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its past or present Subsidiaries, or (ii) to cause any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property or Vessels by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property or Vessel owned, leased or operated by the Borrower or any of its past or present Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has (i) violated or could be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim, or (iii) give rise to liability under any applicable Environmental Law.

7.19 Labor Relations. Except as set forth in Schedule 7.19 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice; there is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries and (iv) no collective bargaining agreement exists which is binding on Holdings or any of its Subsidiaries.

(b) Neither Holdings nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to Holdings’ knowledge, currently threatened against them; no wage and hour department investigation has been made of Holdings or any of its Subsidiaries; there are no occupational health and safety claims against Holdings or any of its Subsidiaries.

(c) Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), neither Holdings nor any of its Subsidiaries effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Holdings or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Holdings or any of its Subsidiaries; nor has Holdings or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Neither Holdings nor any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the date hereof; and Holdings and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

7.20 Intellectual Property.

(a) Each of Holdings and each of its Subsidiaries owns or has the right to practice under and use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including rights in computer programs and databases) and formulas, or rights with respect to the foregoing (collectively, but not including Fishing Rights, “Intellectual Property”), and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(b) As of the Effective Date and the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Holdings or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and, to the best knowledge of Holdings and its Subsidiaries, no such claim is threatened.

7.21 Indebtedness.

(a) Schedule 7.21 sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Initial Borrowing Date after giving effect to the Refinancing, but excluding the Loans, the Letters of Credit, the Senior Notes and the IDS Note Documents, (such non-excluded Indebtedness, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower or obligor and any Holdings Consolidated Entity that directly or indirectly guarantees such debt.

(b) All Non-Exempt IDS Indenture Indebtedness is less than $10,000,000 in aggregate outstanding principal amount.

7.22 Insurance. Schedule 7.22 sets forth a true and complete listing of all insurance maintained by Holdings and its Subsidiaries as of the Initial Borrowing Date.

7.23 Representations and Warranties in Other Documents. All representations and warranties of any Credit Party set forth in the other Transaction Documents are true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

7.24 Subordination. The subordination provisions contained in the IDS Note Documents are enforceable against Holdings, each of its Subsidiaries, and the present and future holders (including any pledgees) of the IDS Note Documents, and all Senior Lender Obligations are included within the definition of “Guarantor Senior Indebtedness” and “Designated Senior Indebtedness” in such subordination provisions.

7.25 Vessels; Fishing Rights.

(a) The Vessels existing on the Effective Date are identified in Schedule 7.25. As of the Initial Borrowing Date, other than the Vessels so identified, neither Holdings nor any of its Subsidiaries owns or operates any vessels (i) of more than 100 gross registered tons, (ii) having a registered length of 100 feet or more, or (iii) having fishery endorsements. Each Vessel so identified in Schedule 7.25 is solely owned by the Borrower or a Subsidiary, as indicated on such Schedule.

(b) Each Vessel (i) is duly documented as a U.S. flag vessel with a fishery endorsement in the name of the Borrower or a Subsidiary; (ii) is duly qualified for a fishery endorsement under Chapter 121 of Title 46 of the United States Code and the regulations thereunder, and (iii) is currently qualified to engage in the fisheries in which it has historically participated.

(c) Each Pollock Vessel existing on the Effective Date is a catcher/processor vessel named in Section 208(e)(1), (2), (3), (4), (5), (6) or (7) of the American Fisheries Act, Title II of Division C, Pub.L. 105-277 (October 21, 1998) or any successor thereto (the “AFA”), except the Vessel American Challenger, official number 633219, which, to the knowledge of the Credit Parties, is the vessel named in Section 208(b)(1) of the AFA and that the listing of the Vessel therein with an incorrect official number is an error that does not alter the application of such Section to the American Challenger, official number 633219.

(d) Except as set forth in Schedule 7.25, the Borrower or one or more of its Wholly-Owned Domestic Subsidiaries holds good and marketable title to the Vessels and the Appurtenances thereto, free and clear of all Liens other than Permitted Liens, and since September 25, 1997 (or such later date on which such Vessel may have first been acquired by the Borrower or its Subsidiaries), each of the Vessels (other than the American Challenger and the PLC Vessels) has been continuously documented with a valid fishery endorsement, except for routine surrender and prompt reissuance of certificates of documentation with a fishery endorsement as disclosed in Schedule 7.25. On and after the Effective Date, there has occurred no lapse of documentation or other event which could adversely affect any Vessel’s qualifications or eligibility to operate in the fisheries of the United States at or after the Effective Date. As of the Effective Date and the Initial Borrowing Date, except by catch monitoring agreements entered into in the ordinary course of business or as identified in Schedule 7.25, there are no material understandings or contracts relating to the operation of any of the Vessels or any of the Appurtenances thereto.

(e) The Borrower or a Subsidiary, as indicated in Schedule 7.25, holds all right, title and interest in Fishing Rights relating to each Vessel and the other Appurtenances thereto, and all Approvals and Permits evidencing or representing such Fishing Rights for which Approvals or Permits are issued by any Governmental Authority as identified in Schedule 7.25, free and clear of all Liens other than Permitted Liens.

(f) Each of Holdings or any of its Subsidiaries which is a party to a Cooperative Agreement is qualified to remain a member of the cooperative. None of Holdings or any of its Subsidiaries has committed any violation, or act or omission, which could give rise to an action by such cooperative to revoke, suspend, amend, limit or terminate any of their rights in such Cooperative Agreements. Other than the Cooperative Agreements, none of Holdings or any of its Subsidiaries is party to any material Fishing Rights Agreement as of the Effective Date and the Initial Borrowing Date.

7.26 Condition and Use of the Vessels and Fishing Rights.

(a) Vessels. (i) Except for the American Challenger and the PLC Vessels, as of the Initial Borrowing Date, each of the Vessels is classified with Det Norske Veritas as set forth in Schedule 7.26(a). As of the Initial Borrowing Date, there are no material outstanding exceptions noted in any class survey or certification, and no recommendations that have been made in any class survey or other survey of the Vessels that have not been fully and properly corrected or completed. The Borrower or one or more of its Subsidiaries has been issued and possesses for the Vessels, all tonnage certificates, loadline certificates and certificates of compliance issued by lawfully approved classification societies that are necessary for the continued operation of the Vessels, in each case, as they are now operated, and each such certificate is valid and in full force and effect. None of the Vessels has touched ground or been in a collision or allision causing material damage to the Vessel since its last classification survey and drydocking, except for instances of touching ground which have been disclosed in writing to the Administrative Agent prior to the Effective Date which would not be reasonably likely to have a Material Adverse Effect.

(ii) Except as set forth in Schedule 7.26(a) or as otherwise disclosed in writing to the Administrative Agent, none of the Vessels or any of the Appurtenances to any of the Vessels has been used for any illegal purpose, except for such failures to be in compliance with applicable Laws which individually or in the aggregate have not had and will not have a Material Adverse Effect. Except as set forth in Schedule 7.26(a), none of Holdings or its Subsidiaries is the subject of any material civil or administrative enforcement proceedings by the National Marine Fisheries Service, the Coast Guard or any other Governmental Authority. Except as set forth in Schedule 7.26(a), none of Holdings or its Subsidiaries has received a warning letter with respect to any potential or unresolved violation, is aware of any potential violation or pending investigation of any potential material violation, of any Law or protocol relating to the use or operation of the Vessels or any of the Appurtenances to or of any of the Vessels. Except as set forth in Schedule 7.26(a) or as otherwise disclosed in writing to the Administrative Agent prior to the Effective Date, none of Holdings or its Subsidiaries has committed any violation of Law giving rise to any Lien against any of the Vessels which could permit forfeiture of any of the Vessels or any of the Appurtenances to any of the Vessels or an in rem action against any of the Vessels or any of the Appurtenances to any of the Vessels by any Governmental Authority. To the Borrower’s knowledge, there has been no violation of law relating to possession or use of drugs or drug paraphernalia aboard any of the Vessels, except for such failures to be in compliance with applicable Laws which individually or in the aggregate have not had and will not have a Material Adverse Effect, and Holdings and its Subsidiaries have taken the appropriate actions and instituted policies to prevent any such possession or use.

(b) Fishing Rights. Except as disclosed in Schedule 7.26(b):

(i) Each of Holdings and its Subsidiaries which holds an Approval or Permit identified in Schedule 7.25 is qualified under applicable law to hold such Approval or Permit and the Fishing Rights evidenced or represented thereby, and has been qualified to hold such Approval or Permit (including prior annual renewals thereof) at all relevant times.

(ii) Except as otherwise disclosed to the Administrative Agent in writing prior to the Effective Date, none of Holdings or its Subsidiaries has committed any violation of law, or other act or omission which could give rise to an action by any Governmental Authority to revoke, suspend, amend, limit, terminate, or deny original issuance or renewal of any of their respective Fishing Rights.

(iii) Each of Holdings and its Subsidiaries has conducted its activities and operations in compliance in all material respects with the statutes and regulations giving rise to the Fishing Rights and related Approvals and Permits.

(iv) To the Knowledge of the Borrower and Holdings, none of the Credit Parties, nor any general partner of any Credit Party that is a partnership, nor any member of any Credit Party that is a limited liability company, is a Foreign Person, and none of the Credit Parties is owned, directly or indirectly, by a Foreign Person to the extent that the Foreign Ownership Percentage would exceed the lesser of 25% or the maximum allowable by Law. (For purposes of this representation, “Knowledge” shall include actual knowledge, provided that any such Person shall be deemed to have knowledge of all facts and circumstances contained in any report, form or other filing made with the SEC pursuant to Regulation 13D or 13G of the Exchange Act in respect of any Holdings Parent Entity.)

7.27 Hedging Arrangements. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries is subject or party to any Interest Rate Protection Agreement, or Other Hedging Agreement, except as set forth in Schedule 7.27.

7.28 Material Agreements. Except as delivered to the Administrative Agent pursuant to Section 5.05, as of the Initial Borrowing Date, no Credit Party is party to or bound by or subject to any (i) Employment Benefits Plan, (ii) Shareholder’s Agreement, (iii) Employment Agreement, (iv) Non-Compete Agreement, (v) Collective Bargaining Agreement, (vi) Tax Sharing Agreement, (vii) Management Agreement, (viii) Existing Indebtedness Agreement, (ix) Approved Stock Plan, or (x) Affiliate Agreement.

7.29 Foreign Assets Control Regulations, etc. None of the Credit Parties or their Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. §§1, et seq.), as amended. None of the Credit Parties nor any of their respective Subsidiaries is in violation of, and the use of the proceeds hereof will not violate, (i) the Trading With The Enemy Act, as amended, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT of 2001), (iii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, subtitle B, chapter V, as amended), or (iv) any enabling legislation or executive order relating thereto.

SECTION 8. AFFIRMATIVE COVENANTS.

Holdings and the Borrower hereby covenant and agree that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than Inchoate Indemnity Obligations) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. Holdings will furnish to the Administrative Agent and each Lender:

(a) Quarterly Financial Statements. Within 40 days after the close of each quarterly accounting period in each fiscal year of Holdings (commencing with the fiscal quarter ended March 31, 2004), the consolidated balance sheet of the Holdings Consolidated Entities as at the end of such quarterly accounting period and the related consolidated statements of operations, partners’ interest and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by the chief financial officer or Vice President-Finance of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of the Holdings Consolidated Entities as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings commencing with the fiscal year ended December 31, 2004, the consolidated balance sheet of the Holdings Consolidated Entities as at the end of such fiscal year and the related consolidated statements of operations, partners’ interest and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, and with (i) a statement that in connection with its audit of the consolidated financial statements of the Holdings Consolidated Entities, which audit was conducted in accordance with generally accepted auditing standards, nothing has come to the attention of such accounting firm that has caused it to believe that there was any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) an unqualified opinion of such accounting firm that such consolidated financial statements fairly present in all material respects in accordance with GAAP the consolidated financial position of the Holdings Consolidated Entities as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated.

(c) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of all significant reports submitted to Holdings or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of Holdings made by such accountants, including any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 45 days following the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Holdings Consolidated Entities) for such fiscal year on a quarterly basis, setting forth, with appropriate discussion, the principal assumptions upon which such budget is based; provided that, upon the request of the Administrative Agent on one occasion during each Interest Deferral Period, Holdings shall deliver an updated budget for the balance of the then-current fiscal year showing in comparative form changes from the budget originally provided in respect of such fiscal year, in form reasonably satisfactory to the Administrative Agent.

(e) Officer’s Certificates. (i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer or Vice President-Finance of Holdings in the form of Exhibit K certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall:

(A) certify that Holdings and its Subsidiaries were in compliance with the provisions of Sections 4.04, 9.02(iii), 9.03(v), 9.04 (last sentence thereof), 9.05(vii), 9.05(viii), and 9.07 through 9.09 inclusive, at the end of such fiscal quarter or year, as the case may be, and that the representation and warranty at Section 7.21(b) was true and correct on and as of such date, and provide calculations in reasonable detail establishing that Holdings and its Subsidiaries were in compliance with Section 9.08 and Section 9.09;

(B) set forth the Consolidated Total Leverage Ratio as at the last day of the fiscal quarter or fiscal year, as the case may be, of Holdings and its Consolidated Subsidiaries to which such financial statements relate, together with the calculations (in reasonable detail) required to establish such Consolidated Total Leverage Ratio; and

(C) attach completed and executed copies of an IDP Compliance Certificate and a DSP Compliance Certificate, dated as of such date; and

(ii) solely in respect of the financial statements dated as of June 30 of any year, no later than 60 days after such June 30 date, a certificate from a Responsible Officer of the Borrower, in the form of Exhibit R, certifying that there have been no changes to Annexes A through D, and Annexes F through K , in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(ii), or if there have been any such changes, listing in reasonable detail such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Transaction Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Governmental Reports and Filings. (i) Promptly after the filing or delivery thereof, copies of:

(A) all financial information, proxy materials and reports, if any, which any Holdings Parent Entity or any of their Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative thereof) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness;

(B) all filings and reports delivered to MARAD and all requests, notices and other communications received from MARAD, relating in any way to the ownership or control of any Vessel or Vessel Owning Company, under the AFA or otherwise; and

(C) all filings and reports delivered to the Coast Guard and all requests, notices and other communications received from the Coast Guard relating in any way to the documentation of any Pollock Vessel or any Fishing Rights appurtenant thereto or other material Fishing Rights;

(ii) Promptly after any officer of Holdings or any of its Subsidiaries (or their Managing Entities) obtains knowledge thereof, notice of one or more of the following fisheries matters to the extent that such fisheries matters, either individually or when aggregated with all other such fisheries matters, could reasonably be expected to have a Material Adverse Effect: (A) any pending or threatened Fisheries Claim against Holdings or any of its Subsidiaries or any Vessel, or (B) any condition or occurrence on or arising from any Vessel owned, leased or operated by Holdings or any of its Subsidiaries that (1) results in non-compliance by Holdings or any of its Subsidiaries with any applicable Fisheries Law or (2) could reasonably be expected to form the basis of a Fisheries Claim against Holdings or any of its Subsidiaries or any such Vessel; and

(iii) Promptly after any officer of Holdings or any of its Subsidiaries (or their Managing Entities) obtains knowledge thereof, (A) ASC ceases to be entitled to the benefit of the “fair inference” rule under applicable MARAD regulations, (B) there exists as to ASC any “Non-Complying Shares” (as defined in ASC’s Certificate of Incorporation), or (C) ASC shall amend its Certificate of Incorporation or its Board Ownership Policies.

(h) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property or Vessels owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries that (A) results in non-compliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or Vessel;

(iii) any condition or occurrence on any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property or Vessel to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property or Vessel under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of any potential liability under CERCLA that could reasonably be expected to have a Material Adverse Effect.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i) Notices to Holders of Senior Notes. Contemporaneously with the sending or filing thereof, Holdings will provide to the Administrative Agent for distribution to each of the Lenders, any notices, financial information, reports and other communications provided to, or received from, Senior Noteholders under the Senior Note Purchase Agreement and not otherwise provided hereunder.

(j) IDS Reports. Promptly upon the sending or receipt of same by ASC, copies of all material notices and other communications delivered under any IDS Note Indenture, including any notice of default, notice of acceleration, notice of optional or mandatory redemption, notices relating to interest deferral periods, and notice of termination of any acceleration forbearance period.

(k) Certain Annual Reports. (i) Within 60 days after June 30 of each year, in form and detail satisfactory to the Administrative Agent, (A) a listing of equipment and machinery as of the end of such fiscal year having a per item book value of $200,000 or more, (B) a schedule of all property and assets sold or transferred during such year having a per item book value of $50,000 or more, and (C) a listing of all joint ventures (including Non-Wholly-Owned Subsidiaries) to which Holdings or any of its Subsidiaries is party.

(ii) Promptly upon preparation, and in any event within 60 days after the end of each fiscal year, a report in form and substance reasonably satisfactory to the Administrative Agent, as to the catch and production with respect to each of the Vessels for such fiscal year.

(l) Other Information. From time to time, promptly upon such request, such other information or documents (financial or otherwise) with respect to any Holdings Parent Entity, Holdings or any of their respective Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02 Books, Records and Inspections; Annual Meetings.

(a) (i) Holdings and the Borrower will, and will cause each of their Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

(ii) Holdings will, and will cause each of its Subsidiaries to permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of such persons, any of the properties of any Holdings Parent Entity, Holdings, the Borrower or such Subsidiary, and to examine the books of account of Holdings, the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Holdings Parent Entities, Holdings, the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice provided through the Administrative Agent and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request through the Administrative Agent and at the expense of Holdings and the Borrower; provided, however, that (i) Holdings and the Borrower shall not be required to pay any such costs or expenses of the Administrative Agent or any Lenders in connection with any such inspections more than once per calendar year (except for any such inspections in connection with any Default or Event of Default) and (ii) the Administrative Agent and the Lenders shall, at all times other than during the existence of a Default or Event of Default, exercise reasonable efforts to coordinate visits and inspections so as to avoid unnecessary, multiple visits and inspections.

(b) At a date to be mutually agreed upon between the Administrative Agent and Holdings occurring on or prior to the 120th day after the close of each fiscal year of Holdings, Holdings will, at the request of the Administrative Agent or the Required Lenders (through the Administrative Agent) and at the expense of the Borrower, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of Holdings.

8.03 Maintenance of Property; Insurance.

(a) Holdings and the Borrower will, and will cause each of their Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain at all times as to all Pollock Vessels except the American Challenger a Det Norske Veritas class survey or certification at least equal to that reflected in Schedule 7.26(a) (or, if such Vessel is acquired after the Effective Date, at least equal to that in effect at the time of such acquisition) and comply with all audit and other requirements in connection with such class survey or certification, and (iii) comply with all applicable requirements relating to condition of Vessels contained in any Vessel Mortgage.

(b) Holdings and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, and not in replacement of, the provisions of any Security Documents that require the maintenance of insurance.

(c) The Collateral Agent (or a collateral trustee on its behalf) for the benefit of the Senior Creditors shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower and its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27 or other customary form) and that it will give the Collateral Agent no less than 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and, that no act or default of the Borrower or any of its Affiliates or any other Person shall affect the rights of the Collateral Agent (or any collateral trustee appointed by it), or the Lenders under such policy or policies.

(d) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03 or pursuant to the terms of any Security Document, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Borrower each agree to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all reasonable costs and expenses of procuring such insurance.

8.04 Existence; Franchises. Holdings and the Borrower will, and will cause each of their Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights (including Fishing Rights), franchises, licenses, permits (including Permits and Approvals), copyrights, trademarks and patents (and other Intellectual Property); provided, however, that nothing in this Section 8.04 shall prevent (i) Dispositions of assets by Holdings or any of its Subsidiaries in accordance with Section 9.02, (ii) the abandonment by Holdings or any of its Subsidiaries of any Intellectual Property which the Borrower reasonably determines are no longer material to the operations of the Borrower and its Subsidiaries taken as a whole, or (iii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. Holdings and the Borrower will, and will cause each of their Subsidiaries to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws.

(a) Holdings and the Borrower will comply, and will cause each of their Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property or Vessels now or hereafter owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property and Vessels free and clear of any Liens imposed pursuant to such Environmental Laws. None of Holdings, the Borrower, or any of their Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property or Vessel now or hereafter owned, leased or operated by Holdings, the Borrower or any of their Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property or Vessel, except for Hazardous

Materials generated, used, treated, stored, Released or disposed of at any such Real Properties and Vessels in compliance in all material respects with all applicable Environmental Laws and as required in connection with the ordinary course operation, use and maintenance of the business or operations of Holdings, the Borrower or any of their Subsidiaries, other than such incidents of non-compliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that Holdings, the Borrower or any of their Subsidiaries is not in compliance with Section 8.06(a), or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, Holdings or the Borrower will (in each case) provide, at the sole expense of the Borrower and at the reasonable request of the Administrative Agent or Required Lenders, an environmental site assessment report concerning any Real Property or Vessel owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or Vessel. If Holdings or the Borrower fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower and Holdings shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property or Vessel and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07 ERISA.

(a) As soon as possible and, in any event, within 10 days after Holdings, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to the Administrative Agent a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:

(i) that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof);

(ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC

Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan;

(iv) that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made;

(v) that a Plan has been or is reasonably likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;

(vi) that a Plan has an Unfunded Current Liability;

(vii) that proceedings may be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA;

(viii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;

(ix) that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably likely to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) an excise tax under Section 4980B of the Code; or

(x) that the Borrower or any Subsidiary of the Borrower may incur any material liability, to the extent not otherwise set forth in the financial statements of Holdings, pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.

(b) Holdings will promptly deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Holdings will also deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan subject to Section 412 of the Code or Section 302 of ERISA (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, Schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to subsection (a) of this Section 8.07 and the first sentence hereof, copies of any other records, documents or other information required to be furnished to the PBGC or any other

Governmental Authority and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan, shall be delivered to the Lenders no later than 10 days after such records, documents and/or information have or has been furnished to the PBGC or any other governmental agency or such notice has been received by Holdings, the respective Subsidiary or the ERISA Affiliate, as applicable.

(c) If, at any time after the Initial Borrowing Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule 7.10, as may be updated from time to time, then Holdings shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as possible and, in any event, within 10 days after Holdings, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such pension plan. Such updated Schedule 7.10 shall supersede and replace the existing Schedule 7.10.

(d) Holdings will ensure, and cause each of its applicable Subsidiaries to ensure, that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) None of Holdings, any Subsidiary of Holdings or any ERISA Affiliate shall, at any time after the Effective Date, maintain or contribute to, or incur an obligation to contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

8.08 End of Fiscal Years; Fiscal Quarters. Holdings will at all times cause (i) each of the Holdings Consolidated Entities’ fiscal years to end on December 31 of each year, and (ii) each of the Holdings Consolidated Entities’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09 Performance of Obligations. Holdings and the Borrower will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except (a) such non-performance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) to the extent such performance would be inconsistent with or contravene the terms of any subordination agreement or intercreditor agreement for the benefit of the Administrative Agent, the Collateral Agent or the Lenders.

8.10 Payment of Taxes. Holdings and the Borrower will pay and discharge, and will cause each of Holdings’ Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of

Holdings and its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained reserves with respect thereto in accordance with GAAP.

8.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and will cause the Letters of Credit to be used only as provided in Section 7.08.

8.12 Additional Guaranties; Security; Further Assurances; etc.

(a) Additional Subsidiary Guarantors. Holdings and the Borrower will take, and will cause each of their Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than Foreign Subsidiaries, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries and the Borrower) are Subsidiary Guarantors. Without limiting the generality of the foregoing, in the event that Holdings or the Borrower shall form or acquire any new Subsidiary (provided that nothing in this Section 8.12 shall imply any right by Holdings to acquire any Subsidiary in contravention of Section 9.13(b)), it will (I) as soon as practicable and in any event within 30 days after such formation or acquisition, provide the Administrative Agent with notice of such formation or acquisition, setting forth in reasonable detail a description of all of the assets of such new Subsidiary, and (II) cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to, within 60 days after such formation or acquisition:

(i) execute and deliver to the Collateral Agent a Joinder Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiaries Guaranty, and grantor, pledgor, mortgagor or the like under the applicable Security Documents;

(ii) if such Person owns any real property having fair market value greater than $1,000,000 in the aggregate for all such owned property together and located in the United States or, to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole discretion, located outside the United States, or leases any property located in the United States that after the acquisition would be Material Leased Property, to execute and deliver to the Collateral Agent such mortgages, deeds of trust or other agreements or instruments covering such real property and fixtures as shall be necessary to create and perfect valid and enforceable Liens (subject only to Permitted Liens) on such real property and fixtures as collateral security for the Secured Obligations, together in each case with such Perfection Documents, environmental reports and landlord’s waivers as the Administrative Agent or the Required Lenders may reasonably request;

(iii) to the extent not otherwise covered pursuant to clause (ii) above, take such actions (including delivering such securities, other investment property or instruments and executing and delivering such UCC financing statements and other Perfection Documents) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject only to Permitted Liens) on all or substantially all of the assets of such new Subsidiary as collateral security for the Secured Obligations; and

(iv) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party (or its Managing Entity) pursuant to Section 5.04 on the Initial Borrowing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.

(b) Additional Security. (i) Each of Holdings and the Borrower will cause and will cause each of their Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (c) below, and Permitted Non-Guarantor Subsidiaries) to cause, (A) all of their owned Real Properties with fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 and all personal property located in the United States, (B) to the extent deemed to be material by the Administrative Agent or the Required Lenders (acting through the Administrative Agent) in its or their discretion, all of their other owned Real Properties with fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 and personal property, (C) all of their Material Leased Properties located in the United States, and (D) all other material assets of the Borrower and its Subsidiaries as are not covered by the original Security Documents and as may be requested by the Administrative Agent or the Required Lenders (acting through the Administrative Agent) in their discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of Real Property (whether leased or owned), title insured Liens in favor of the Collateral Agent pursuant to the Security Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Administrative Agent shall request in its sole, reasonable discretion (collectively, the “Additional Security Documents”). With respect to any owned Real Property with a fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 or Material Leased Property located in the United States acquired or leased by any Credit Party subsequent to the Initial Borrowing Date, such Person will cause to be delivered to the Collateral Agent with respect to such property, Mortgages, title insurance policies, surveys, flood hazard certifications and legal opinions, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(ii) In furtherance of the foregoing terms of this Section 8.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by Holdings or any of its Subsidiaries of any owned Real Property located in the United States having fair market value in the aggregate (together with all other owned Real Property of all Credit Parties not subject to Senior Creditor Liens) greater than $1,000,000 or the entering into a lease by Holdings or any of its Subsidiaries of any Material Leased Property located in the United States, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, Holdings and the Borrower will cause, and will cause each of their respective Domestic Subsidiaries (other than Permitted Non-Guarantor Subsidiaries) to cause, (x) 100% of the Capital Stock (or such lesser percentage as may be owned by the Borrower and any other Credit Party) of each of their respective direct Domestic Subsidiaries, and (y) 65% of the Capital Stock (or such lesser percentage as may be owned by the Borrower or its Domestic Subsidiaries) of each of their First Tier Foreign Subsidiaries, to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Security Documents.

(iii) If, subsequent to the Initial Borrowing Date, Holdings or any of its Subsidiaries shall acquire any Intellectual Property, securities, instruments, deposit accounts, investment property, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Security Documents, the Borrower shall promptly (and in any event within five Business Days after any officer of any Grantor Entity acquires knowledge of the same) notify the Collateral Agent of the same.

(iv) All security interests, mortgages and pledges shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent, and shall constitute valid and enforceable perfected security interests, mortgages and pledges superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c) Foreign Subsidiaries Security. If the Administrative Agent or the Required Lenders provide written notice to the Borrower, on the advice of counsel, that there has been a change in the relevant sections of the Code or the regulations, rules, rulings, notices, or other official pronouncements issued or promulgated thereunder, the Borrower shall seek an opinion from counsel (which shall be chosen by the Borrower and reasonably satisfactory to the Administrative Agent), with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Capital Stock and promissory notes or similar instruments pledged pursuant to the Pledge Agreement, that (i) a pledge (A) of 66-2/3% or more of the total combined voting power of all classes of Capital Stock of such Foreign Subsidiary entitled to vote, or (B) of any promissory note or similar instrument, issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Subsidiary Guaranty Agreement, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, or (iv) the entering into by such Foreign Subsidiary of a pledge agreement in form and substance substantially identical to the Pledge Agreement, in any such case would not cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes. If the Borrower receives an opinion of independent counsel (A) to the effect described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Capital Stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Senior Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), (B) to the effect described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially identical form, if needed), guaranteeing the Obligations; (C) to the effect described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Collateral Agent, for the benefit of the Senior Creditors, a security interest in all of such Foreign Subsidiary’s assets and securing the Secured Obligations; or (D) to the effect described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Collateral Agent, for the benefit of the Senior Creditors, all of the Capital Stock and promissory notes (or similar instruments) owned by such Foreign Subsidiary, in each case to the extent that entering into such Subsidiaries Guaranty, Security Agreement or Pledge Agreement is permitted by and enforceable under the Laws of the respective foreign jurisdiction, and with all documents delivered pursuant to this Section 8.12(c) shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

(d) Further Assurances. Holdings and the Borrower will, and will cause each of the other Credit Parties and other applicable parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other Perfection Documents, assurances or instruments, and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. Furthermore, Holdings and the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested from time to time by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(e) Appraisals. If the Administrative Agent or any Lender reasonably determines that they are required by Law to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense (not more than one time per year per property), provide to the Administrative Agent as soon as practicable appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(f) General. Holdings and the Borrower each agree that each action required by clauses (a) through (e) of this Section 8.12 shall be completed within the time specified in such clauses or, if no such time is specified, as soon as possible, but in no event later than 60 days after such action is requested to be taken (or 120 days, in the case of the delivery of control agreements perfecting security interests in respect of deposit accounts having aggregate deposit balances no greater than $500,000 at any time); provided that, subject to the definition of “Material Leased Property,” neither Holdings nor any of its Subsidiaries will be required to take any action, other than using Reasonable Best Efforts, to obtain any necessary consents from third parties with respect to its compliance with this Section 8.12.

8.13 Ownership of Subsidiaries; etc. The Borrower will, and will cause each of its Subsidiaries to, own 100% of the Capital Stock and other Equity Equivalents of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law and other than Non-Wholly-Owned Subsidiaries to the extent permitted hereunder).

8.14 Hedging Arrangements.

(a) No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements subject to documentation reasonably satisfactory to the Administrative Agent, with a term of at least four years, establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate notional amount equal to the aggregate principal amount of the Term Loans outstanding at the time the Borrower enters into the respective Interest Rate Protection Agreement.

(b) The Borrower will, and will cause each of its Subsidiaries to enter into and maintain in full force and effect such Other Hedging Agreements, to the extent necessary to manage risk associated with changes in foreign currency exchange rates, consistent with past business practice of the Borrower and its Subsidiaries.

8.15 Compliance with the AFA. Holdings and the Borrower shall, and shall cause each of their Subsidiaries to:

(i) fully and timely comply with the terms and conditions of the Vessel Mortgages and with any and all charter agreements relating to the operation of any of the Vessels;

(ii) take all action necessary to maintain any fishery endorsement for each Vessel and to maintain any other material Fishing Rights not appurtenant to any Vessel, but held by the Borrower and its Subsidiaries on the Effective Date;

(iii) ensure that each Vessel remains eligible under the AFA to the extent necessary to preserve all Fishing Rights; and

(iv) take any and all action necessary to maintain its membership in all fishery cooperatives in which any such Person is a party on the Initial Borrowing Date or thereafter becomes a party and to preserve its fishing cooperative allocations and the Fishing Rights Agreements.

8.16 Certain Distributions; Contributions.

(a) Holdings shall promptly utilize the proceeds of any and all Permitted Borrower Distributions received by it from time to time for the purposes expressly contemplated by the definition “Permitted Borrower Distributions,” and for no other purpose. Any amounts received from time to time by Holdings pursuant to any Permitted Borrower Distribution, or otherwise, and not applied within five Business Days of receipt, shall be transferred by Holdings to the Borrower as a capital contribution.

(b) Promptly upon receipt thereof, Holdings will contribute as a common equity contribution or as Subordinated Indebtedness (other than Subordinated IDS Indebtedness) to the Borrower any cash proceeds received by it after the Initial Borrowing Date from any Equity Issuance, any Debt Issuance, any Asset Sale, or any Recovery Event, which common equity and Subordinated Indebtedness shall be subject to the Senior Creditor Liens and, if separately certificated, such certificate shall be delivered under pledge to the Collateral Agent pursuant to the Pledge Agreement.

SECTION 9. NEGATIVE COVENANTS.

Holdings and the Borrower hereby each covenant and agree that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than Inchoate Indemnity Obligations) incurred hereunder and thereunder, are paid in full:

9.01 Liens. Such Persons will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings, the Borrower, or any of their Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, consisting of carriers’, warehousemen’s, materialmen’s and mechanics’ liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the Business, or (y) which are being contested in good faith by appropriate proceedings, and for which, if required by GAAP, reserves have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date that are listed, and the property subject thereto described, in Schedule 9.01, but only to the respective date, if any, set forth in such Schedule 9.01 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of the Indebtedness secured by such Liens to the extent, if any, set forth on such Schedule 9.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from the amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv) Liens created pursuant to the Security Documents securing the Secured Obligations and other Senior Creditor Liens;

(v) (A) leases or subleases (other than in respect of Vessels or Fishing Rights) granted by the Borrower or its Subsidiaries to other Persons not materially interfering with the conduct of the Business, subject to the Senior Creditor Liens, and otherwise permitted by the Credit Documents; (B) Permitted Vessel Leases, and (C) Permitted Fishing Rights Leases;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries (other than Pollock Vessels and Fishing Rights) subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any Subsidiary of Holdings;

(vii) Liens placed upon Real Property, equipment or machinery (other than equipment and machinery relating to Pollock Vessels) acquired after the Initial Borrowing Date used in the Business and placed at the time of the acquisition thereof by the Borrower or its Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such Real Property, equipment or machinery, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of Holdings or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case relating to Real Property, not securing Indebtedness and not, individually or in the aggregate, materially interfering with the conduct of the Business;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business and permitted by this Agreement;

(x) Liens arising out of the existence of judgments, decrees or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and for which, if required by GAAP, reserves have been established in accordance with GAAP;

(xi) statutory and common law landlords’ liens under leases of Real Property to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of Indebtedness for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets of a Person that is acquired by or merged or consolidated with or into a Subsidiary of the Borrower in accordance with the terms hereof, or becomes a Subsidiary of the Borrower pursuant to a Permitted Acquisition, provided that (x) the aggregate outstanding amount of Indebtedness secured by such Liens (“Acquired Purchase Money Debt”) together with all Indebtedness outstanding pursuant to Section 9.04(iii) does not at any time exceed $20,000,000; and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such acquisition, merger or consolidation, and do not attach to any other asset of Holdings or any of its Subsidiaries;

(xv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition, provided clauses (x) and (y) of subsection (xiv) of this Section 9.01 are complied with in connection therewith;

(xvi) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness of the Borrower or any Subsidiary of the Borrower otherwise permitted hereby and secured by any Lien permitted by clause (vi), (vii), (xiv), or (xv) above; provided that (x) the principal amount of such Indebtedness is not increased thereby from the amount outstanding at the time of such refinancing, extension, renewal or refunding, and (y) no additional assets or properties of Holdings or any of its Subsidiaries is encumbered as a result thereof; and

(xvii) Liens securing Permitted Secured NWOS Debt.

Provided, notwithstanding the foregoing, the aggregate principal amount of Non-Exempt IDS Indenture Indebtedness outstanding at any time shall at all times be less than $10,000,000.

9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Such Persons will not, and will not permit any of their Subsidiaries to, (w) wind up, liquidate or dissolve their affairs, or (x) enter into any partnership, joint venture, or transaction of merger or consolidation, or (y) enter into any Disposition in respect of all or any part of their property or assets, (including pursuant to any Sale-Leaseback Transaction), or (z) purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, supplies and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(ii) Investments may be made to the extent permitted by Section 9.05;

(iii) the Borrower and its Subsidiaries may sell property and assets (other than the Capital Stock of any Subsidiary, accounts receivable, Pollock Vessels or Fishing Rights appurtenant thereto), so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value, (C) the consideration received by the Borrower or such Subsidiary consists solely of cash and is paid in full at the time of the closing of such sale (other than reasonable and customary holdbacks, which shall be paid no later than 90 days after such closing), (D) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.04(d), and (E) if there exists at the time of the closing of such sale an Interest Deferral Period, the amount of proceeds so received, together with all other proceeds received under this clause (iii) in such fiscal year, do not exceed $5,000,000, and if there exists at such time no Interest Deferral Period, the amount of proceeds so received, together with all other proceeds received under this clause (iii) in such fiscal year, do not exceed $20,000,000;

(iv) the Borrower and its Subsidiaries may enter into Sale-Leaseback Transactions of tangible property (other than Pollock Vessels) so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such transaction is an arm’s-length transaction and the Borrower or the respective Subsidiary receives at closing at least fair market value in cash, (C) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.04(d), and (D) unless otherwise permitted under clause (iii) of this Section 9.02, the aggregate amount of gross proceeds so received from any such Sale-Leaseback Transaction, together with the gross proceeds of all other Sale-Leaseback Transactions received by the Borrower and all of its Subsidiaries together after the Effective Date, shall not exceed the Sale-Leaseback Limit;

(v) subject to the terms of any applicable Security Document, each of the Borrower and its Subsidiaries may lease or charter (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iii));

(vi) subject to the terms of any applicable Security Document, each of the Borrower and its Subsidiaries may sell or discount to Persons other than Non-Credit

Party Affiliates, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) subject to the terms of any applicable Security Document, and other than in respect of Vessels, or Fishing Rights, each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as such grant is expressly subject to and does not otherwise impair or adversely affect the Senior Creditor Liens in the asset or property subject thereto;

(viii) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (A) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving entity of any such merger, dissolution or liquidation, (B) in all other cases, a Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, (C) in all cases, the Senior Creditor Liens in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect or required to be in effect immediately prior to such merger, dissolution or liquidation), (D) in all cases, the then continuing or surviving Person shall have assumed all of the obligations of such Subsidiary, and (E) there exists at such time (both before and after giving effect thereto) no Default or Event of Default;

(ix) Permitted Acquisitions may be made to the extent permitted by Section 9.05;

(x) each of the Borrower and its Subsidiaries may make sales of inventory and Cash Equivalents in the ordinary course of business;

(xi) each of the Borrower and its Subsidiaries may enter into Permitted Vessel Leases and Permitted Fishing Rights Leases;

(xii) the Borrower and its Subsidiaries may undertake Excluded Asset Dispositions; and

(xiii) any Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower or to a Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor, so long as the Senior Creditor Liens in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect or required to be in effect immediately prior to such sale, lease or other transfer) and are not impaired or affected thereby.

Subject to Section 13.01(h), to the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral shall be (unless otherwise specified herein or under the terms of any applicable waiver) sold free and clear of the Liens created by the Security Documents, provided that (a) in the event that the fair market value or book value of any Disposition or any series of related Dispositions undertaken to Non-Credit Party Affiliates after the Borrowing Date exceeds $1,000,000, the Borrower shall deliver to the Administrative Agent in connection with each such Disposition a certificate in form reasonably satisfactory to such agent, executed by a Responsible Officer, certifying the fair market value of the assets involved, and the satisfaction of any and all conditions set forth above, and (b) in the event that the fair market value or book value of any Disposition or any series of related Dispositions undertaken to Non-Credit Party Affiliates after the Borrowing Date exceeds $10,000,000, the Borrower shall provide in connection with each such Disposition (or series of related Dispositions) an opinion of an independent expert, reasonably qualified to provide such opinion, and having a national reputation, with respect to the fair market value of such assets; and each of the Administrative Agent and the Collateral Agent is hereby authorized by the Lenders to take any actions either of them may deem appropriate in order to evidence the foregoing.

9.03 Distributions. Such Persons will not, and will not permit any of their Subsidiaries to, authorize, declare or pay any Distributions, except that:

(i) any Subsidiary of the Borrower may declare and pay cash Distributions to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower;

(ii) the Borrower may declare and pay Permitted Borrower Distributions;

(iii) Holdings may declare and pay Permitted Holdings Distributions;

(iv) Holdings or any of its Subsidiaries may declare and pay Dividends payable solely in common or preferred stock of such Person that is not convertible into Indebtedness;

(v) provided no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower and Holdings may make cash Distributions to redeem or repurchase Capital Stock (or options to purchase such Capital Stock) from (A) officers, managing directors, employees and directors of ASC and its Subsidiaries (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person (without cause) to the extent required by (x) the Securityholders’ Agreement or (y) any Approved Stock Plan, or (B) other holders of Capital Stock of any Holdings Parent Entity, so long as the sole purpose of such purchase is to acquire Capital Stock for reissuance to new officers, managing directors, employees and directors (or their estates) of ASC and its Subsidiaries, to the extent so reissued within 12 months of any such purchase; provided that (1) the aggregate amount of all Distributions paid in respect of all such shares so redeemed or repurchased under clauses (A) and (B) together does not exceed $2,500,000 during any fiscal year of Holdings, and (2) any such Distribution relating to any officer, managing director, director or employee of any Non-Wholly-Owned Subsidiary shall be allowed only to the extent permitted by Section 9.05(viii), or (C) to enable ASC to repurchase its Capital Stock to the extent any such repurchase (I) is permitted by ASC’s Certificate of Incorporation, and (II) has been determined by ASC’s Board of Directors to be necessary or advisable to comply with the foreign ownership restrictions applicable to it, provided that the aggregate amount of Distributions made after the Initial Borrowing Date together pursuant to this clause (C) may not exceed $1,000,000;

(vi) (A) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants held by officers, directors and employees of ASC and its Subsidiaries pursuant to any Approved Stock Plan; and (B) cash paid in lieu of fractional Capital Stock (or dividends or distributions for such purpose) held by officers, directors and employees of ASC and its Subsidiaries pursuant to an Approved Stock Plan; provided (1) the aggregate cash amount paid by Holdings and all of its Subsidiaries together for all such Distributions together (without duplication) shall not exceed $50,000 in any fiscal year, and (2) any such Distribution relating to any officer, managing director, director or employee of any Non-Wholly-Owned Subsidiary shall be allowed only to the extent permitted by Section 9.05(viii);

(vii) provided there exists no Default or Event of Default, any Non-Wholly-Owned Subsidiary may pay cash dividends on its common stock on a pro rata basis to its stockholders, to the extent permitted by applicable law;

(viii) payments shall be permitted (A) by and among Holdings and any of its Subsidiaries on account of Intercompany Notes or Seller Subordinated Debt permitted to be incurred hereunder, subject to the terms of any subordination provisions applicable thereto and (B) to the Borrower or any of its Wholly-Owned Subsidiaries on account of Permitted Secured NWOS Debt;

(ix) so long as no Default or Event of Default is in existence, Holdings may redeem its Capital Stock and IDS Intercompany Notes held by ASLP solely with the proceeds of a Conforming IDS Issuance completed substantially contemporaneously with such purchase, in the same proportion as the ratio of common stock to IDS Notes in such Conforming IDS Issuance, provided that such transactions may be consummated only upon demand of the equityholders of ASLP in accordance with the ASLP Exchange and Registration Rights Agreement; and

(x) so long as no Default or Event of Default is in existence, Holdings may repurchase its class B equity units with the proceeds of a Conforming IDS Issuance completed substantially contemporaneously with such repurchase, so long as ASC utilizes all the proceeds from such repurchase to repurchase its Class B common stock that was outstanding on the Initial Borrowing Date or issued pursuant to options in existence on the Initial Borrowing Date or pursuant to an Approved Stock Plan.

9.04 Indebtedness. Such Persons will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness of the Borrower under (A) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this

Section 9.04, so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not intended for speculative purposes, or (B) Other Hedging Agreements entered into in the ordinary course of business as bona fide hedging activities and not intended for speculative purposes;

(iii) Indebtedness of the Borrower and its Wholly-Owned Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 9.01(vii), and all Acquired Purchase Money Debt, together with any refinancing, replacement, or refunding of such Indebtedness, provided that the principal amount of any such Indebtedness shall not be increased thereby and the weighted average remaining life to maturity of any such Indebtedness will not be decreased from the amount existing in respect of such Indebtedness at such time by reason of such refinancing, replacement or refunding, and further provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, all purchase money Indebtedness permitted by this clause (iii) and all Acquired Purchase Money Debt exceed $20,000,000 at any time outstanding;

(iv) Senior Notes in an aggregate principal amount not to exceed $150,000,000 (as reduced by the amount of any repayments of principal thereof made after the Initial Borrowing Date);

(v) Indebtedness arising pursuant to the Initial IDS Issuance, evidenced by IDS Intercompany Notes, IDS Guaranties, or IDS Intercompany Note Guaranties;

(vi) intercompany Indebtedness to the extent permitted by Section 9.05(vi), (viii), (xii) or (xiii);

(vii) Existing Indebtedness, outstanding on the Initial Borrowing Date (other than in respect of the Initial IDS Issuance or Senior Notes) and listed in Schedule 9.04;

(viii) Permitted Additional Indebtedness;

(ix) provided there exists no Default or Event of Default upon such incurrence, Subordinated Indebtedness of Holdings, the Borrower and its Subsidiaries in respect of IDS Note Obligations (A) when all proceeds of the related Conforming IDS Issuance are utilized by Holdings to repurchase its class B equity units from ASC, and ASC utilizes all the proceeds from such repurchase to repurchase its Class B common stock outstanding on the Initial Borrowing Date or issued pursuant to options in existence on the Initial Borrowing Date or pursuant to an Approved Stock Plan; (B) issued by Holdings to ASC simultaneously with the issuance of additional IDS Notes by ASC in exchange for equity units in ASLP upon the exercise of exchange warrants, in an aggregate principal amount (not including in respect of capitalized interest) not to exceed the aggregate principal amount of such additional IDS Notes; (C) to the extent proceeds therefrom are promptly applied to the purchase or repurchase of Capital Stock of any AS Entity held by any officer, director or employee of any AS Entity whose employment or retention by such AS Entity was terminated other than for cause within two months of the date of such issuance; (D) upon the issuance or exercise of warrants held by CDQ Partners, (E) to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan, and (F) when such Conforming IDS Issuance is conducted upon demand of equityholders of ASLP in accordance with the Exchange and Registration Rights Agreement, and the proceeds of such issuance are immediately applied by Holdings to purchase its Capital Stock and IDS Intercompany Notes from ASLP in the same proportion as the ratio of common stock to IDS Notes in such Conforming IDS Issuance; provided, in each case, the Borrower delivers to the Administrative Agent on the date of incurrence of any such IDS Note Obligations a Solvency Opinion if a solvency opinion is required under any IDS Note Indenture at such time (unless the Administrative Agent receives evidence satisfactory to it that the provider of such opinion is not, as a matter of general policy not limited to the instant transaction, refusing to provide such opinions in similar circumstances, in which event the Borrower shall deliver on such date to the Administrative Agent a copy of the opinion delivered under the IDS Note Indenture);

(x) Indebtedness of the Borrower or its Subsidiaries representing a refinancing, replacement or refunding of Indebtedness permitted by clause (vii) above, provided that the aggregate principal amount of any such Indebtedness outstanding or available with respect to any such Indebtedness will not be increased from the amount existing or available in respect of such Indebtedness at such time, and the weighted average remaining life to maturity of any such Indebtedness will not be decreased by reason of such refinancing, replacement or refunding;

(xi) Indebtedness consisting of Contingent Obligations (A) of the Borrower supporting Indebtedness and leases permitted to be incurred by Wholly-Owned Subsidiaries of the Borrower and not in favor of any other Affiliate of Holdings; (B) of Foreign Subsidiaries supporting Indebtedness and leases permitted to be incurred by Wholly-Owned Foreign Subsidiaries of the Borrower and not in favor of any other Affiliate of Holdings;

(xii) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds required to be provided by the Borrower or such Subsidiary in the ordinary course of such Person’s business;

(xiii) Seller Subordinated Debt; and

(xiv) Permitted Secured NWOS Debt.

Notwithstanding the foregoing, the aggregate principal amount of all Non-Exempt IDS Indenture Indebtedness shall at all times be less than $10,000,000.

9.05 Advances, Investments and Loans. Such Persons will not, and will not permit any of their Subsidiaries to, directly or indirectly, (w) lend money or extend credit or make advances to any Person, or (x) purchase or acquire any Capital Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or (y) purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (z) hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to themselves or (if such holding Person is the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower, owing to the Borrower or any other Subsidiary of the Borrower), if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) Holdings may acquire and hold cash and Cash Equivalents representing proceeds of Permitted Borrower Distributions (other than Offshore Deposits), subject to Section 8.16, and Holdings’ Domestic Subsidiaries may acquire and hold cash and Cash Equivalents (other than Offshore Deposits);

(iii) Holdings and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described in Schedule 9.05;

(iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy, insolvency or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(ii);

(vi) the Borrower and Subsidiary Guarantors that are Wholly-Owned Subsidiaries of the Borrower may make intercompany loans and other Investments between and among one another in the ordinary course of business, provided that any such intercompany loan (“Intercompany Loan”) shall be evidenced by an Intercompany Note which has been pledged to the Collateral Agent pursuant to the Security Agreement;

(vii) Permitted Acquisitions;

(viii) Investments of the Borrower and its Subsidiaries, excluding Investments in Foreign Subsidiaries, and not prohibited under any other Section of this Agreement, not exceeding (together with the amount of any Distribution referenced in Section 9.03(v)(2) and Section 9.03(vi)(2) and any Investment pursuant to Section 9.05(ix) in respect of any employee, officer or director of a Non-Wholly-Owned Subsidiary) at any time in the aggregate for all such Persons together $15,000,000, of which not more than $7,500,000 may be in Capital Stock (or in respect of Distributions referenced in Section 9.03(v)(2) or Section 9.03(vi)(2) and any Investment pursuant to Section 9.05(ix) in respect of any employee, officer or director of a Non-Wholly-Owned Subsidiary) and the balance of which shall be Permitted Secured NWOS Debt; provided that the Borrower shall be permitted to make additional Investments in excess of such amounts for purposes other than Investments in Foreign Subsidiaries, so long as and to the extent that (A) there exists at the time any such Investment is made no Dividend Suspension Period, Default or Event of Default, and such Investments are made with the portion of Available Cash that could have been, but was not, distributed as Voluntary Distributions in the then-current Distribution Payment Quarter (such amount, from time to time, the “Additional Investment Amount”), or (B) such Investments are made with Net IDS Proceeds not utilized in connection with any Permitted Acquisition; provided further that (1) any Investment comprising Indebtedness of the Borrower or any Guarantor shall be Subordinated Indebtedness, and (2) any resulting security, instrument, chattel paper or similar writing evidencing any Investment received by the Borrower or any Guarantor shall be immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(ix) the Borrower and its Subsidiaries may make advances to employees, officers and directors of the Borrower and its Subsidiaries, in each case in the ordinary course of business in an aggregate amount at any one time outstanding for all such Persons together not exceeding $1,000,000;

(x) deposits made by the Borrower or its Subsidiaries in the ordinary course of business consistent with past practices (and permitted under Section 9.01, if applicable) to secure the performance of leases as to which such Person is lessee shall be permitted;

(xi) Holdings may make equity contributions to the capital of the Borrower, provided any Capital Stock issued in respect thereof is immediately pledged to the Collateral Agent pursuant to the Pledge Agreement, and may contribute proceeds as required by Section 8.16(b);

(xii) the Borrower and its Subsidiaries may make Investments (including loans) in any Subsidiary Guarantor that is a Domestic Subsidiary of the Borrower, to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to such Domestic Subsidiary for resale by such Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales), provided that all securities, instruments, chattel paper and similar writings evidencing such sales and Investments are immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(xiii) the Borrower and its Subsidiaries may make Investments (including loans) in any Foreign Subsidiary (A) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary for resale outside of the United States by such Foreign Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales) or (B) to the extent the aggregate amount of such Investments does not exceed $5,000,000; provided that all securities, instruments, chattel paper and other writings evidencing such sales and Investments are immediately pledged to the Collateral Agent pursuant to the Security Agreement;

(xiv) deposit accounts containing foreign currency and Offshore Deposits denominated in Dollars, received and held in the ordinary course of business or held by the Borrower or any of its Subsidiaries shall be permitted, provided that the aggregate amount of all Offshore Deposits (other than any such deposits as to which there is a perfected, first priority Senior Creditor Lien under all applicable law) shall not at any time exceed the equivalent of $1,000,000; and

(xv) Holdings and its Subsidiaries may make Distributions permitted under Section 9.03.

9.06 Transactions with Affiliates. Such Persons will not, and will not permit any of their Subsidiaries to (i) enter into, make or amend any transaction or series of related transactions with any Affiliate of Holdings, other than on terms and conditions no less favorable to the Borrower or its Subsidiaries than would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that (A) normal compensation and reimbursement of reasonable fees and expenses of officers and directors, and customary indemnification, may be paid to officers, directors and employees of ASC and its Subsidiaries, (B) any Credit Party may enter into transactions with any other Credit Party, (C) Holdings and any of its Subsidiaries may enter into and perform in accordance with their terms the transactions that are the subject of the Transaction Documents or the Reorganization Documents, (D) amendments to and the purchase by ASC of warrants to purchase partnership units of American Seafoods, L.P. may be undertaken on the Initial Borrowing Date, (E) the acquisition by ASC from Holdings of (1) Holdings general partnership interest pursuant to the Partnership Agreement of Holdings, and (2) 100% of Capital Stock of ASC, Inc. pursuant to             , may be undertaken on the Initial Borrowing Date, (F) the contribution by ASC, Inc. of all preferred and common interests in the Borrower to Holdings in exchange for approximately 18.7% of equity interests in Holdings pursuant to             , may be undertaken on the Initial Borrowing Date, (G) the exchange by Bernt Bodal and              of their respective equity interests in Holdings for limited partnership units in ASLP pursuant to             , may be undertaken on the Initial Borrowing Date, (H) the redemption by Holdings of its outstanding equity units and subordinated notes as set forth in the Sources and Uses Table and in the Form S-1, may be undertaken on the Initial Borrowing Date, (I) equity distributions by Holdings to ASLP as set forth in the Sources and Uses Table may be undertaken on the Initial Borrowing Date, and (J) exchanges of ASLP units for IDS’ pursuant to exchange warrants as contemplated by Sections 9.03(ix), 9.04(ix)(B) and 9.04(ix)(F), and (K) the repurchase by Holdings of its class B equity units held by ASC with the proceeds of a substantially contemporaneous IDS issuance by ASC, so long as ASC uses the proceeds to repurchase its Class B common stock shall be permitted, in each case, without regard to this Section 9.06(i); or (ii) enter into an “Affiliate Transaction” (as defined in the Form S-1) involving aggregate consideration in excess of $50,000, except in compliance with the applicable provisions under the IDS Note Documents.

9.07 Capital Expenditures. Such Persons will not, and will not permit any of their Subsidiaries to, make any Growth Capital Expenditures, in an aggregate amount greater than $7,500,000 in any fiscal year, provided that 100% of the excess, if any, of $7,500,000 over the aggregate amount of Growth Capital Expenditures incurred in any fiscal year may be carried forward and utilized in either of the immediately succeeding two fiscal years. Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in the determination set forth in the immediately preceding sentence) with the Net Sale Proceeds of Asset Sales, to the extent such Net Sale Proceeds are not required to be applied to repay Loans pursuant to Section 4.04(d) or Senior Notes pursuant to the corresponding provisions of the Senior Note Documents or any other Indebtedness or obligation pursuant to the corresponding provisions in any Credit Document.

9.08 Maximum Consolidated Senior Leverage Ratio. Such Persons will not permit the Consolidated Senior Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings to be greater than 2.750:1.000.

9.09 Minimum Consolidated Fixed Charge Coverage Ratio. Such Persons will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings during any period set forth below to be less than the applicable ratio set forth below:

Applicable Fiscal Quarter End	Ratio
Effective Date – June 29, 2005	1.800:1.000

June 30, 2005 and thereafter	1.900:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

9.10 Limitations on Payments of Certain Obligations; Modifications of Certain Documents. Such Persons will not, and will not permit any of their Subsidiaries to:

(i) except as otherwise expressly permitted herein, make any Voluntary Prepayment in respect of any IDS Note Documents;

(ii) amend or modify, or permit the amendment or modification of any provision of, any Senior Note Document or any IDS Note Document, or designate any “Designated Senior Indebtedness” (or equivalent term) as defined in any IDS Note Indenture, other than the Obligations, Senior Note Obligations and Specified Swap Obligations;

(iii) amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement, by-laws or partnership agreement (or any equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock (including any Shareholders’ Agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendment or agreement to the extent required to comply with applicable Laws;

(iv) amend, modify or change any provision of (x) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders (it being understood that any amendment, modification or change to any monetary term thereof increasing any Credit Party’s monetary obligations or decreasing its monetary rights shall, without limitation, be deemed to be adverse to the interests of the Lenders), or (y) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Required Lenders;

(v) make any payment on account of the purchase, redemption, conversion, exchange, retirement, acquisition, defeasance or sinking fund payment (including any Voluntary Prepayment) with respect to any Indebtedness (including IDS Note Obligations) that is junior or subordinate to any Indebtedness under the Credit Documents other than (A) pursuant to Distributions permitted by Section 9.03(ii), (iii), (viii) or (ix), (B) payments made to the Borrower or a Wholly-Owned Subsidiary of the Borrower, (C) payments under Seller Subordinated Debt to the extent expressly permitted by the terms thereof and subject to the terms of any subordination agreement relating thereto, and (D) payments other than in respect of IDS Note Obligations expressly permitted under the terms of any subordination agreement in favor of and agreed to by the Lenders and governing such Indebtedness;

(vi) unless the corresponding payment and (if applicable) Revolving Loan Commitment reduction is made contemporaneously pursuant to Section 4.04, make any Voluntary Prepayment in respect of any Senior Notes; or

(vii) amend, modify, cancel, terminate or waive any right or provision of any material Cooperative Agreement or Fishing Rights Agreement that would, individually or in the aggregate, materially reduce the economic value of such agreements to the Lenders or otherwise be materially adverse to the Borrower and its Subsidiaries.

9.11 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay Dividends or make any other Distributions on its Capital Stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries, or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries; except for:

(i) non-contractual encumbrances or restrictions arising under applicable law;

(ii) encumbrances and restrictions existing under this Agreement and the other Credit Documents;

(iii) encumbrances and restrictions existing under the Senior Note Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any Leasehold interest of the Borrower or any of its Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(vi) customary restrictions on the transfer of any asset pending the close of the sale of such asset (provided such transfer is otherwise permitted under the Credit Documents without consent of the Lenders);

(vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (xiv), (xv) or (xvi) (provided, in the case of any extension or renewal, that no such encumbrance or restriction first arises in connection with any such extension or renewal);

(viii) restrictions contained in the IDS Note Documents as in effect on the Initial Borrowing Date or as amended with the consent of the Required Lenders;

(ix) restrictions in effect on the date of this Agreement contained in the Existing Indebtedness Agreements, as in effect on the Initial Borrowing Date, and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(x) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement without consent of the Lenders;

(xi) restrictions in favor of a Person who is not an Affiliate of a Credit Party contained in agreements or documents granting or governing Acquired Purchase Money Debt or Indebtedness (including in respect of Capitalized Lease Obligations) which are permitted under Section 9.04(iii), if and to the extent that such restriction relates only to the asset or assets subject to the Lien securing such Acquired Purchase Money Debt or acquired with the proceeds of such Capitalized Lease Obligations or Indebtedness incurred pursuant to Section 9.04(iii); and

(xii) customary provisions applicable to Non-Wholly-Owned Subsidiaries, to the extent requiring that Dividends by such Persons be undertaken ratably, in accordance with ownership of Capital Stock therein.

9.12 Limitation on Issuance of Capital Stock.

(a) Such Persons will not, and will not permit any of their Subsidiaries to, issue (i) any Preferred Stock, or (ii) any Disqualified Stock.

(b) The Borrower will not and will not permit any of its Subsidiaries to issue any Capital Stock (including by way of sales of treasury stock), except (i) Capital Stock issued to Holdings and immediately pledged to the Collateral Agent pursuant to the Pledge Agreement, (ii) transfers and replacements of then outstanding shares of Capital Stock, (iii) stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iv) to qualify directors to the extent required by applicable law, or (v) issuances by Subsidiaries of the Borrower which are newly-created or acquired in accordance with the terms of this Agreement.

(c) Holdings shall not at any time cease to own and hold 100% of the issued and outstanding Capital Stock of the Borrower.

9.13 Business.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the Business; provided that the Borrower or any Subsidiary may engage in other, reasonably related or ancillary businesses, provided such other businesses (i) at all times comprise, singly and collectively, less than five percent of the total revenues of the Holdings Consolidated Entities, (ii) arise solely through inclusion in a Permitted Acquisition, and (iii) the Borrower at all times exercises commercially reasonable efforts to dispose of such other businesses promptly, provided that if, after undertaking such efforts for a period of no less than six months such efforts are not successful and the Borrower’s management reasonably determines that engaging in future efforts is unlikely to be successful upon commercially reasonably terms or that the continuation of such efforts constitutes a material distraction to the time and energy of such management, the Borrower may cease attempts to divest itself of such other businesses.

(b) Holdings shall not acquire any assets or investments other than Capital Stock in the Borrower and cash and Cash Equivalents not otherwise prohibited hereunder, nor shall it engage in any business other than that of a holding company.

9.14 Limitation on Creation of Subsidiaries. Such Persons will not, and will not permit any of their Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries that are, or are to become, Subsidiary Guarantors may (i) create or acquire Wholly-Owned Domestic Subsidiaries, and Wholly-Owned Foreign Subsidiaries to the extent such Foreign Subsidiaries own or operate sales offices for the Borrower in countries other than the U.S. and Japan and provided such Investment is permitted under Section 9.05(xiii), and (ii) acquire Non-Wholly-Owned Subsidiaries pursuant to a JV Acquisition; provided, in each case (i) and (ii), each of the applicable provisions contained in Section 8.12 are complied with in connection therewith.

9.15 Negative Pledges; etc.

(a) Such Persons shall not, and shall not permit any of their Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets (whether now owned or hereafter acquired) in favor of the Collateral Agent, the Lenders or any other Person; provided that this Section 9.15(a) shall not apply to (i) any covenants contained in this Agreement or the Security Documents, (ii) the covenants contained in the Senior Note Purchase Agreement, (iii) covenants and agreements made in connection with Liens permitted by Section 9.01(iii) (but only to the extent such covenants and agreements exist on the date hereof), (vi), (vii) (other than covenants and agreements first arising pursuant to any extension, renewal or replacement after the date of acquisition by the Borrower or its Subsidiaries), (xiv), (xv), and (xvi) (but only to the extent that such covenants or agreements do not first arise in connection with any such refinancing, extension, renewal or refunding), provided in each case such covenant or agreement applies solely to the specific property to which such Lien relates, and (iv) covenants contained in the IDS Note Documents.

(b) Such Persons shall not, and shall not permit any of their Subsidiaries to, grant any Lien on any of their assets or properties to any Senior Creditor other than to the Collateral Agent (or any applicable collateral trustee or agent appointed by the Collateral Agent) for the benefit of the Lenders and the other Senior Creditors and in accordance with and subject to the Senior Creditor Intercreditor Agreement.

9.16 Fishing Rights. Such Persons will not, and will not suffer or permit any other Person to:

(a) acquire an interest, directly or indirectly, in any Vessel, fish processing facility or Fishing Rights of any Credit Party, or take any other action if the acquisition of such interest or such other action would result in any limitation or restriction on the quantity of any fish or shellfish which may be harvested or processed by any of the Credit Parties, individually or collectively, under applicable limitations on “excessive shares” specified in or pursuant to the AFA or otherwise or on any other basis; or

(b) (i) take any action which may, in respect of any Vessel, fish processing facility or Fishing Rights of any Credit Party, (A) constitute under the AFA, an impermissible transfer of an interest in any such property to a Foreign Person, (B) directly or indirectly create an ownership interest in any such property in favor of Foreign Persons which exceeds the Foreign Ownership Percentage, or (C) transfer control of a Vessel to a Foreign Person other than in compliance with the prior written approval of MARAD, or (ii) take or fail to take any action the result of which may invalidate the certificate of documentation or fishery endorsement of any Vessel.

SECTION 10. EVENTS OF DEFAULT.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01 Payments. The Borrower or any other Credit Party shall fail to pay when due any principal of any Loan or any Note, or shall fail to pay when due, and such failure shall continue unremedied for three or more Business Days, any interest on any Loan or Note, any Unpaid Drawing, any Fees, or any other amounts owing hereunder or under any other Credit Document; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Any Credit Party shall:

(i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f), 8.02(a)(ii), 8.11, 8.12, 8.15(ii) or Section 9 hereof or in Section 2.8 of any Vessel Mortgage or Section 3.06 of any Mortgage; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01 (other than clause (f) thereof) or Section 8.15 (other than 8.15 (ii) or (iii)), and such default shall continue unremedied for a period of 10 days; or

(iii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document and such default shall continue unremedied for a period of 30 days; or

10.04 Default Under Other Agreements. (i) Any Credit Party or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Credit Party or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $7,500,000; or

10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of its Subsidiaries (or the Managing Entity thereof, if applicable) and the petition is not contested within 10 days, or is not dismissed within 60 days, after commencement of the case; or

a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable), or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable), or there is commenced against Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries (or the Managing Entity thereof, if applicable) for the purpose of effecting any of the foregoing; or

10.06 ERISA. Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Acts of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable Law is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition or granting of a Lien, or a liability or a material risk of incurring a liability; and (c) such Lien, or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect, or any other event or condition out of the ordinary course of business shall occur or exist with respect to any Plan; and such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect; or

10.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01) and subject to no other Liens (except as permitted by Section 9.01); or there occurs any “Event of Default” as defined in any Security Document; or

10.08 Guaranties. The Holdings Guaranty or the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or

10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000; or

10.10 Change of Control. A Change of Control shall occur; or

10.11 Material Contract. Holdings or any of its Subsidiaries materially defaults in the observance or performance of any Material Contract and such default has had or is likely to have a Material Adverse Effect; or

10.12 ASC Taxes. ASC shall fail to pay and discharge any material taxes, assessments or governmental charges or levies imposed upon it or upon its income or profits prior to the date on which penalty is attached thereto, and any Governmental Authority that is a taxing authority shall have commenced any judicial or other proceeding or taken any action in order to assert any Lien or claim (including by way of any charging order) upon ASC’s equity interest in Holdings or upon any assets or property of Holdings or any of its Subsidiaries; or

10.13 Loss of Fishing Rights or Citizenship. (a) The loss, forfeiture or materially adverse limitation of the right of any Vessel Owning Company or any Vessel to participate in the fisheries in which it has historically participated; (b) the termination or amendment of any Cooperative Agreement that would reasonably be expected to have a Material Adverse Effect; (c) the repeal or amendment of the authorization for any Cooperative Agreement by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect; (d) a reduction in excess of 15 percent occurs for whatever reason in the percentage of the pollock harvest that Holdings and its Subsidiaries are entitled to receive from that which they are entitled to receive (other than a reduction in respect of quota received pursuant to any CDQ Royalty Agreement) on a consolidated basis on the Effective Date (other than a reduction in respect of quota received pursuant to any CDQ Royalty Agreement); or (e) a Material Adverse Effect occurs with regard to Fishing Rights; or

10.14 Environmental Matters. Either (i) any Credit Party shall be liable, whether directly, indirectly through required indemnification of any Person, or otherwise, for the costs of investigation and/or remediation of any Hazardous Materials originating from or affecting any property or properties, whether or not owned, leased or operated by such Credit party, which liability, together with all other such liabilities of such Credit Party, could reasonably be expected to exceed $10,000,000 in the aggregate or require payments by such Credit Party exceeding $5,000,000 in any fiscal year of Holdings or (ii) any Federal, state, regional, local or other environmental regulatory agency or authority shall commence an investigation or take any other action that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

10.15 Subordinated Indebtedness. The subordination provisions contained in any document evidencing, relating to, or creating any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Subordinated Indebtedness; or

10.16 ASC Certificate of Incorporation. ASC shall modify any material term or provision of its Certificate of Incorporation or bylaws relating to or directly or indirectly affecting the citizenship of any Vessels or compliance with the Foreign Ownership Rules (as defined therein), without the prior consent (or obtaining prior customary informal assurances of consent, followed thereafter by formal consent) of MARAD;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, may, and shall upon the written request of the Required Lenders, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice):

(i) by written notice to the Borrower, declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind;

(ii) by written notice to the Borrower, declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and Holdings;

(iii) by written notice to the Borrower, terminate any Letter of Credit which may be terminated in accordance with its terms;

(iv) by written notice to the Borrower, direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding;

(v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents;

(vi) apply any cash collateral held by the Administrative Agent or Collateral Agent pursuant to Section 4.04 to the repayment of the Obligations; and

(vii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law.

SECTION 11. DEFINITIONS, ACCOUNTING TERMS AND INTERPRETIVE MATTERS.

11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business Entity” shall mean any of (i) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower, (ii) 100% of the Capital Stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower, or shall be merged with and into the Borrower, with the Borrower being the surviving Person, or with a Wholly-Owned Subsidiary that is a Guarantor, with the surviving Person being the aforesaid Subsidiary Guarantor or becoming a Guarantor Subsidiary that is a Wholly-Owned Subsidiary, or (iii) a majority of the Capital Stock of a Person which Person shall, as a result of such stock acquisition, be merged with and into the Borrower with the Borrower as the surviving Person, or with a Wholly-Owned Subsidiary that is a Guarantor, with the surviving Person being the aforesaid Subsidiary Guarantor or becoming a Guarantor Subsidiary that is a Wholly-Owned Subsidiary.

“Acquired Purchase Money Debt” shall have the meaning provided in Section 9.01(xiv).

“Acquiror” has the meaning provided in the definition of “Permitted Acquisitions”.

“Active Violation” shall mean (i) any merger, consolidation or sale of assets undertaken by any AS Entity, (ii) any sale or transfer of Capital Stock (or the voting rights relating thereto) of any AS Entity undertaken by any Affiliate of ASC or of ASLP, (iii) any sale or transfer of Capital Stock (or the voting rights relating thereto) of any AS Entity undertaken by any Person other than such an Affiliate pursuant to a transaction consented to or approved by any Affiliate of ASC or of ASLP, (iv) any change in the membership of the board of directors (or similar governing body) or any officer of any AS Entity, or (v) any affidavit, certificate or statement delivered by any officer or director of any AS Entity or by any Affiliate of ASC or ASLP to MARAD shall prove to be materially false or materially misleading or, in the case of any such affidavit, certificate or statement delivered after the Initial Borrowing Date to the extent premised on information provided by any broker or other third party not an Affiliate of the AS Entities, shall prove to be knowingly materially false or knowingly materially misleading.

“Additional Investment Amount” shall have the meaning provided in Section 9.05(viii).

“Additional Security Documents” shall have the meaning provided in Section 8.12(b).

“Additional Subsidiary Guarantor” shall mean each Person that becomes a Subsidiary Guarantor after the Effective Date by execution of a Joinder Agreement as provided in Section 8.12(a).

“Adjusted Holdings Administrative Distributions” shall mean (i) for any portion of a Test Period occurring on or after the Initial Borrowing Date, Holdings Administrative Distributions for such portion of such period, and (ii) for any portion of a Test Period occurring prior to the Initial Borrowing Date, such amount that, when added to the amount determined pursuant to the preceding clause (i), results in Adjusted Holdings Administrative Distributions for such Test Period being equal to $750,000.

“Adjusted Maintenance Capital Expenditures” shall mean (i) for any portion of a Test Period occurring on or after the Initial Borrowing Date, the amount of Maintenance Capital Expenditures for such portion of such period, provided that such amount shall be the greater of (a) $6,000,000 and (b) actual Maintenance Capital Expenditures for such period, and (ii) for any portion of a Test Period occurring prior to the Initial Borrowing Date, actual Maintenance Capital Expenditures for such period.

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Agent Fee Letter” shall mean the fee letter agreement dated as of June 1, 2004 between the Administrative Agent and the Borrower.

“AFA” shall have the meaning provided in Section 7.25(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) nor any Person that is a Senior Noteholder on the Initial Borrowing Date shall be considered an Affiliate of any AS Entity.

“Agents” shall mean the Administrative Agent, the Collateral Agent, and any other Person designated as an “agent” with respect to the Credit Documents, including any co-syndication agent or documentation agent.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Allocable Share” shall mean, in respect of certain deductions for purposes of calculating “Net Issuance Proceeds,” an amount (expressed as a percentage) equal to the relative share of proceeds transferred or retained by Holdings and its Subsidiaries as compared with proceeds transferred or retained by other AS Entities.

“Applicable Class B Percentage” shall mean (a) the aggregate number of Class B equity units of Holdings redeemed since the Initial Borrowing Date with the proceeds of a Conforming IDS Issuance divided by (b) the aggregate number of Class B equity units of Holdings outstanding as of the Initial Borrowing Date.

“Applicable EI Percentage” shall mean 50%, provided that in connection with any IDS Issuance closing during any Interest Deferral Period, the Applicable EI Percentage shall be 100%.

“Applicable Margin” shall mean in respect of Term Loans, Revolving Loans and Swingline Loans for any Margin Adjustment Period from and after any Reset Date through the day immediately preceding the following Reset Date, the respective percentage per annum set forth below under the respective Type and Tranche of Loans and opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Reset Date (as shown in the respective officer’s certificate delivered pursuant to Section 8.01(e) or the first proviso below):

Level	Consolidated Total Leverage Ratio	Base Rate Loans	Eurodollar Loans
1	Less than or equal to 4.00:1.00	1.25%	2.25%
2	Greater than 4.00:1.00 but less than or equal to 4.50:1.00	1.50%	2.50%
3	Greater than 4.50:1.00	1.75%	2.75%

; provided, however, that if Holdings fails to deliver the financial statements required to be delivered pursuant to Section 8.01 (a) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(e) showing the applicable Consolidated Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a Level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided, further, that (i) Level 3 pricing shall apply at all times when any Default or Event of Default is in existence, and (ii) for the period from the Initial Borrowing Date to the first Reset Date, Level 3 pricing shall apply; and provided, further, that during any Margin Enhancement Period the applicable percentage shown above shall be increased by 2 percentage points.

“Approval” shall mean any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing from, or any notice, statement, or other communication filed or to be filed with, or delivered to, any Governmental Authority, or any other Person.

“Approved Stock Plan” shall mean any stock option or stock ownership plan maintained for the benefit of officers, directors or employees of ASC, Holdings and its Subsidiaries which plan is in existence on the Effective Date or has been approved by a vote of the board of directors of ASC or Holdings.

“Appurtenances” shall mean, with respect to any Vessel, all of the engines, machinery, tools, fishing nets and other fishing gear, fish processing equipment and supplies, boats, anchors, chains, tackle, fittings, navigation equipment, spare parts, inventories, fuel, stores, supplies, plans, specifications, engineering and architectural drawings, manuals and all other equipment and appurtenances appertaining to or belonging to such Vessel, whether or not on board such Vessel and wherever located, and all Fishing Rights pertaining to such Vessel.

“AS Entity” shall mean each Holdings Parent Entity, Holdings, each Subsidiary of Holdings, and all other Subsidiaries of any Holdings Parent Entity.

“ASC” shall mean American Seafoods Corporation, a Delaware corporation, and its successors.

“ASC Management” shall mean ASC Management, Inc., a Delaware corporation.

“ASLP” shall mean American Seafoods, L.P., a Delaware limited partnership, and its successors.

“Asset Sale” shall mean any Disposition by the Borrower or any of its Subsidiaries of any property or asset (including any Capital Stock issued by any other Person) to any Person (including by way of redemption by such Person, and including any Sale-Leaseback Transaction) other than (i) any such Disposition to the Borrower or a Wholly-Owned Subsidiary of the Borrower; (ii) any such Disposition the fair market value of which (together with all other

Dispositions part of the same transaction or series of transactions) does not exceed $50,000; (iii) any Disposition to the extent expressly permitted by clause (x) of Section 9.02; (iv) any Recovery Event; (v) any Permitted Vessel Lease; (vi) any Permitted Fishing Rights Lease; (vii) the liquidation or sale of Cash Equivalents permitted under this Agreement, for the account of Holdings and its Subsidiaries; (viii) any Distribution permitted by Section 9.03; and (ix) sales of Capital Stock issued by such Person and held by such Person as treasury stock.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Assumed Tax Rate” shall mean, for or in respect of any Tax Period and any item of income, the greater of (i) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income as if included in income by an individual resident of New York City, and (ii) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City, provided that the New York State tax rate shall be taken into account only if Holdings is treated as a partnership for New York State income tax purposes and the New York City tax rate shall be taken into account only if Holdings is treated as a partnership for New York City income tax purposes. In computing the Assumed Tax Rate, effect will be given to the deductibility for federal income tax purposes of state and local income taxes.

“Available Cash” shall mean, in respect of any applicable Test Period, Consolidated Adjusted EBITDA for such period (exclusive of amounts referred to in clause (ii)(G)(2) of the definition of “Consolidated Adjusted EBITDA” that were paid during such period) less, without duplication, (i) Consolidated Interest Expense exclusive of (x) amortization of deferred transaction costs and original issue discount amortization, (y) other non-cash interest expense, and (z) interest on the IDS Intercompany Notes and, without duplication, Deferred Subordinated Interest Expense; (ii) Scheduled Principal Payments; (iii) to the extent they were not deducted for purposes of calculating Consolidated Net Income for such Test Period, Adjusted Holdings Administrative Distributions; (iv) Adjusted Maintenance Capital Expenditures, (v) Holdings Current Tax Distributions, and (vi) Holdings Direct Taxes; in each case relating to such period, plus, without duplication, cash received in such period in respect of tax refunds or tax rebates.

“Average Revolver Outstandings” shall mean, as of any time of determination, the daily average amount of all Revolving Loans plus Letter of Credit Outstandings for the Test Period then ending or most recently ended; provided that in respect of any time of determination prior to the date of completion of an entire Test Period after the Initial Borrowing Date Average Revolver Outstandings shall be deemed to be the following:

Quarter Ending	Amount
September 30, 2003	$39,000,000
December 31, 2003	$39,500,000
March 31, 2004	$24,000,000
June 30, 2004	$10,500,000

“Bank Facility Mandatory Prepayment Amount” shall mean, in respect of any payment made or required to be made pursuant to Section 4.04(b), (c), (d), (e), (f) or (h),

(i) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists outstanding Term Loans at such time, an amount equal to:

TPA * (TLO/(TLO + SNO))

+

RPA * (TLO/(TLO + ASNO))

Where:

“TPA” means the total principal payment amount made or to be made by the Borrower to the Senior Lenders;

“TLO” means the total principal amount of outstanding Term Loans at such time;

“SNO” means the total principal amount of Senior Notes then outstanding;

“RPA” means the total principal amount of the TPA that is refused by any Senior Noteholders; and

“ASNO” means the aggregate outstanding principal amount of Senior Notes then held by Senior Noteholders who have not refused such payment.

(ii) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists no outstanding Term Loans at such time, an amount equal to:

TPA * (TRLC/(TRLC + SNO))

+

RPA * (TRLC/(TRLC + ASNO))

Where:

“TPA”, “RPA”, “SNO” and “ASNO” each have the meanings provided in clause (i) of this definition; and

“TRLC” means the Total Revolving Loan Commitment at such time.

(iii) If there exists an Event of Default, but there exists no Specified Event of Default, as of the date such payment is made or required to be made, an amount equal to:

TPA * ((TLO + TRLC)/(TLO + TRLC + SNO))

Where:

“TPA”, “TLO”, “SNO” and “TRLC” each have the meanings provided in clauses (i) and (ii) of this definition.

(iv) If there exists a Specified Event of Default as of the date such payment is made or required to be made, an amount equal to:

TPA * ((TLO + TRO)/(TLO + TRO + SNO))

Where:

“TRO” means the total principal amount of outstanding Revolving Loans at such time.

“TPA”, “TLO”, “and SNO” each have the meanings specified in clause (i) of this definition.

“Bank Facility SN Voluntary Prepayment Amount” shall mean, in respect of any payment made or required to be made pursuant to Section 4.04(g),

(i) If there exists no Event of Default as of the date such payment is made or required to be made, and there exists outstanding Term Loans at such time, an amount equal to:

TSNOA * (TLO/SNO)

+

ROA * (TLO/ASNO)

Where:

“TSNOA” means the total payment amount offered as a voluntary prepayment of Senior Notes by the Borrower to the Senior Noteholders;

“TLO” means the total principal amount of outstanding Term Loans at such time;

“SNO” means the total principal amount of Senior Notes then outstanding;

“ROA” means the total amount of the TSNOA that is refused by any Senior Noteholders; and

“ASNO” means the aggregate outstanding principal amount of Senior Notes then held by Senior Noteholders who have not refused such offer.

(ii) If there exists an Event of Default, but there exists no Specified Event of Default, as of the date such payment is made or required to be made, an amount equal to:

TSNOA * ((TLO + TRLC)/ SNO)

Where:

“TSNOA”, “TLO” and “SNO” each have the meanings provided in clause (i) of this definition, and “TRLC” has the meaning provided in the definition “Bank Facility Mandatory Prepayment Amount.”

(iii) If there exists a Specified Event of Default as of the date such payment is made or required to be made, an amount equal to:

TSNOA * ((TLO + TRO)/ SNO)

Where:

“TSNOA”, “TLO” and “SNO” each have the meaning provided in clause (i) of this definition, and

“TRO” means the total principal amount of outstanding Revolving Loans at such time.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Rate at such time and (ii) 1/2 of 1% (0.5%) in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Benefited Lender” shall have the meaning provided in Section 13.07(b).

“Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Current Tax Distributions” shall mean, for any Distribution Payment Quarter, in respect of the Borrower, cash Distributions paid or payable (as the context may require) to Holdings in an aggregate amount not to exceed for such Distribution Payment Quarter the sum of (i) Holdings Direct Taxes for such Distribution Payment Quarter required to be paid by Holdings no later than 30 days after the date of such Distribution, and (ii) the Tax Distribution Amount for such Distribution Payment Quarter.

“Borrower Interest Distributions” shall mean all Current IDS Interest Distributions, Deferred Subordinated Interest Distributions, and Deferred Subordinated Interest Prepayment Distributions.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business” shall mean the commercial fish harvesting, processing, distributing, marketing and transportation business substantially as carried on by the Borrower and its Subsidiaries as of the Effective Date, including the ownership and charter (as lessee) of catcher, catcher/processor and processor vessels, the ownership or leasing of Fishing Rights, the ownership, leasing and operation of fish processing and storage facilities, the membership in fishing cooperatives, the harvesting or purchasing of fish and the farming, purchasing, processing, storing, preserving, transporting and marketing of fish.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall in New York, New York, San Francisco, California, or Seattle, Washington, be a legal holiday or a day on which banking institutions are authorized or required by law or other action of any Government Authority to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, including common stock underlying IDS’, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (vi) all Equity Equivalents of or relating to any of the foregoing.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division (“S&P”) or from Moody’s Investors Service, Inc. (“Moody’s”), (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 270 days from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) or (iii) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CDQ Partners” shall mean Bristol Bay Economic Development Corporation, an Alaska nonprofit corporation, Coastal Villages Region Fund, an Alaska nonprofit corporation, Central Bering Sea Fisherman’s Association, and any other Person that enters into a CDQ Royalty Agreement with the Borrower or any of its Subsidiaries.

“CDQ Royalty Agreement” shall mean any community development Fishing Rights quota agreement entered into by the Borrower or any of its Subsidiaries as recipient of quota.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 10.06.

“Change of Control” shall mean (i) the Disposition in one or a series of related transactions, of all or substantially all of the Borrower’s, ASC’s or Holdings’ assets to any person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of ASC, (iii) the direct or indirect acquisition by any person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act), other than the Permitted Holders, of “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or “group” shall be deemed to have “beneficial ownership” of all securities that such person or “group” has the right to acquire, whether such right is exercisable or immediately or only after the passage of time) of a direct or indirect interest in more than 45% of the ownership of ASC, or more than 45% of the voting power or economic benefit of the voting stock of ASC, by way of purchase, merger or consolidation or otherwise, (iv) the merger or consolidation of ASC with or into another Person or the merger of another Person into ASC with the effect that immediately after such transaction the stockholders of ASC immediately prior to such transaction hold, directly or indirectly, less than 35% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, (v) the first day on which a majority of the members of the Board of Directors of ASC or of Holdings (if Holdings has a board of directors) are not Continuing Directors of such Person, (vi) the occurrence of any “change of control” as specified in any IDS Note Indenture, or IDS Intercompany Note Purchase Agreement, or (vii) the occurrence of any change of control or change of ownership occurring under any stock purchase agreement to which Holdings or any of its Subsidiaries is at any time party as a result of which holders of Capital Stock of any such Person are entitled to a partial or full redemption of such Capital Stock, other than a redemption permitted under clause (v) or (ix) of Section 9.03.

“Co-Arrangers” shall mean Wells Fargo and Islandsbanki HF, in their capacity as co-arrangers of the facility contemplated hereby.

“Coast Guard” shall mean the U.S. Coast Guard, and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all Mortgaged Vessels, all Appurtenances, and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement or any other Credit Document.

“Collateral Agent” shall mean the Administrative Agent, acting as collateral agent for the Senior Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.05(vi).

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Fee” shall have the meaning provided in Section 3.01(a).

“Conforming IDS Issuance” shall mean either (1) any issuance of IDS’, including any related issuance of IDS Note Obligations and common stock of ASC made contemporaneously with an issuance of IDS’, or (2) any issuance of IDS Intercompany Notes and equity units (including related IDS Intercompany Note Guarantees) by Holdings to ASLP, in

each case (i) made after the Initial Borrowing Date pursuant to documentation having terms and provisions substantially the same as the IDS Note Documents evidencing the Initial IDS Issuance or otherwise in form and substance satisfactory to the Required Lenders, (ii) having an allocation between debt and equity the same as that in respect of the Initial IDS Issuance, (iii) undertaken in compliance with all terms and provisions of the Credit Documents, including, if applicable, clause (ii) of “Permitted Additional Indebtedness,” and (iv) all or substantially all of the proceeds of which are used to consummate a Permitted Acquisition or are received and retained, to be used for purposes otherwise permitted hereunder, by Holdings, the Borrower or its Wholly-Owned Subsidiaries.

“Consolidated Adjusted EBITDA” shall mean for any Test Period, in respect of Holdings and its Consolidated Subsidiaries on a consolidated basis, the sum of:

(i) Consolidated Net Income for such period, plus

(ii) without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes (and, without duplication, Holdings Current Tax Distributions and other Distributions in respect of tax obligations made or required to be made or accrued in such period), (C) depreciation and amortization expense, (D) unrealized foreign exchange losses recognized in accordance with Statement of Financial Accounting Standards No. 133, (E) non-cash deductions in respect of minority interests, and other non-cash charges, losses or expenses, (F) losses from asset sales (other than sales of inventory in the ordinary course of business), and (G) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees and related out-of-pocket costs and expenses of any Holdings Consolidated Entity (including bonuses paid out of proceeds of the Initial IDS Issuance) incurred and deducted from net income (1) prior to or during the fiscal quarter period ending June 30, 2004, as a result of the Transaction (to the extent that the foregoing amounts referred to in this clause (G)(1) do not exceed $3,500,000 in the aggregate) or (2) as a result of any Permitted Acquisition, whether or not consummated, in an aggregate amount not to exceed $2,000,000 per fiscal year with respect to this clause (G)(2), plus

(iii) an amount equal to cash payments received during such period on account of non-cash income or non-cash gains in a prior period, plus

(iv) (A) to the extent relating to calculations undertaken for purposes of determining Available Cash (or any quantity based upon Available Cash) cash Dividends received from any Non-Wholly-Owned Subsidiary of Holdings or from any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting, or (B) to the extent relating to calculations other than as referenced in sub-clause (A) of this clause (iv), cash Dividends received from any Non-Guarantor Subsidiary or from any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting during such period, minus

(v) an amount equal to cash payments made during such period on account of non-cash charges expensed in a prior period, minus

(vi) without duplication, an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) unrealized foreign exchange gains recognized in accordance with Statement of Financial Accounting Standards No. 133, (B) any non-cash increase in respect of minority interests, and any other non-cash income or non-cash gains, and (C) gains from asset sales (other than sales of inventory in the ordinary course of business);

provided that, other than for purposes of calculating Available Cash or any quantity based upon Available Cash, in respect of any Test Period ending March 31 of any year, Consolidated Adjusted EBITDA shall be calculated for all purposes by multiplying the above sum by 0.8.

“Consolidated Adjusted Senior Indebtedness” shall mean (i) as of the Initial Borrowing Date, Consolidated Senior Indebtedness as of the Initial Borrowing Date, and (ii) as of any other time of determination, the sum of (A) Consolidated Senior Indebtedness at such time other than Revolver Outstandings, plus (B) Average Revolver Outstandings for the Test Period then ending or most recently ended.

“Consolidated Adjusted Total Indebtedness” shall mean (i) as of the Initial Borrowing Date, Consolidated Total Indebtedness as of the Initial Borrowing Date, and (ii) as of any other time of determination, the sum of (A) Consolidated Total Indebtedness at such time other than Revolver Outstandings, plus (B) Average Revolver Outstandings for the Test Period then ending or most recently ended.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Consolidated Adjusted EBITDA for such period to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) Holdings Current Tax Distributions for such period, and (iii) without duplication, Holdings Direct Taxes for such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense of Holdings and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP (except as otherwise herein expressly provided), whether paid or accrued and whether or not capitalized, non-cash interest expense, the interest component of any deferred payment obligations, the interest component of all Capitalized Lease Obligations, and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as an interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Interest Rate Protection Agreements, to the extent actually paid during such Test Period (but excluding (x) amortization of debt issuance costs and original issue discount, and (y) to the extent they would otherwise be included in interest expense under GAAP, unrealized gains and losses arising from derivative financial instruments issued by Holdings or ASLP for the benefit of ASLP, employees of ASLP, or employees of Holdings and its Consolidated Subsidiaries, including rights to exchange ownership interests in ASLP for IDS, options to acquire ownership interests or debt in ASLP or options to acquire IDS units, or commitments by Holdings to issue equity and debt to ASLP in the event that ASLP employees exercise their Series A or E options (as described in the Form S-1)), all as determined on a consolidated basis; provided that in respect of any period (or portion) occurring prior to the Initial Borrowing Date, Consolidated Interest Expense shall be calculated (i) excluding all interest in respect of the Existing Credit Agreement and the Existing Senior Subordinated Note Documents, and (ii) including the pro forma effect of interest arising under this Agreement, the IDS Intercompany Notes and the Senior Notes, as though each had been incurred on the first day of such period, as follows:

(A) interest in respect of the IDS Intercompany Notes and Senior Notes shall be deemed to have accrued throughout such period at the rate specified in such notes as of the Initial Borrowing Date, based on the full principal amount thereof outstanding on the Initial Borrowing Date; and

(B) interest in respect of Term Loans and Revolving Loans shall be deemed to have accrued throughout such period at the per annum rate equal to the sum of (x) the three month Eurodollar Rate existing on the Initial Borrowing Date, plus (y) 2.75%; based upon, (1) in the case of Term Loans, the aggregate principal amount of Term Loans outstanding on the Initial Borrowing Date, and (2) in the case of Revolving Loans, the Average Revolver Outstandings for the applicable period.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) after taxes (and after provision for all Holdings Current Tax Distributions and other Distributions made or required to be made or accrued in such period in respect of tax obligations) of Holdings and its Consolidated Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income:

(i) solely for purposes of calculating Available Cash (and any quantity based on Available Cash), the income (or loss) of, and all items referenced in subclauses (A) through (G) of clause (ii) of the definition “Consolidated Adjusted EBITDA,” or in clauses (iii), (iv), (v) or (vi) thereof, that are attributable to, any Non-Wholly-Owned Subsidiary that is a Guarantor;

(ii) the income (or loss) of, and all items referenced in subclauses (A) through (G) of clause (ii) of the definition “Consolidated Adjusted EBITDA,” or in clauses (iii), (iv), (v) or (vi) thereof, that are attributable to, any Person that is not a Subsidiary of Holdings, or that is a Non-Guarantor Subsidiary, or that is accounted for by the equity method of accounting; and

(iii) the income of any Subsidiary of Holdings that would otherwise be included, to the extent that the declaration or payment of Dividends by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Senior Indebtedness” shall mean, at any time of determination in respect of the Holdings Consolidated Entities on a consolidated basis, Consolidated Total Indebtedness other than Subordinated Indebtedness at such time.

“Consolidated Senior Leverage Ratio” shall mean, at any time of determination, the ratio of (i) Consolidated Adjusted Senior Indebtedness at such time to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended (or, in the case of the calculation made for purposes of Section 5.16(ii), for the Test Period ended on the latest quarter end date for which Holdings’ consolidated financial statements shall have been filed with the SEC prior to the Initial Borrowing Date). The Consolidated Senior Leverage Ratio shall be calculated on a Pro Forma Basis if any of the events described in the definition of “Pro Forma Basis” occurred on the calculation date or prior to the calculation date but during the Test Period, provided that in the case of the calculation made for purposes of Section 5.16(ii), such ratio shall be calculated on Pro Forma Basis giving pro forma effect to acquisitions occurring during the Test Period as if such acquisitions were Permitted Acquisitions.

“Consolidated Subsidiary” shall mean, with respect to any Person at any date, a Subsidiary of such Person the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, at any time of determination in respect of the Holdings Consolidated Entities on a consolidated basis, total principal or face amount of Indebtedness (including any Deferred Subordinated Interest Amount) at such time.

“Consolidated Total Leverage Ratio” shall mean, at any time of determination, the ratio of (i) Consolidated Adjusted Total Indebtedness at such time to (ii) Consolidated Adjusted EBITDA for the Test Period then most recently ended (or, in the case of the calculation made for purposes of Section 5.16(ii), for the Test Period ended on the latest quarter end date for which Holdings consolidated financial statements shall have been filed with the SEC prior to the Initial Borrowing Date). The Consolidated Total Leverage Ratio shall be calculated on Pro Forma Basis if any of the events described in the definition of “Pro Forma Basis” occurred on the calculation date or prior to the calculation date but during the Test Period, provided that in the case of the calculation made for purposes of Section 5.16(ii), such ratio shall be calculated on Pro Forma Basis giving pro forma effect to acquisitions occurring during the Test Period as if such acquisitions were Permitted Acquisitions.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean, as to any Person, the directors of such Person on the Initial Borrowing Date or such later date that is two years prior to the date of determination, and each other director if such director’s election to, or nomination for the election to, the Board of Directors of such Person is recommended or approved by a majority of then continuing directors.

“Cooperative Agreements” shall mean (i) the Membership Agreement dated May 23, 1997, by and among Alaska Ocean Seafood, Ltd., American Seafoods Company, Glacier Fish Company, Ltd., Tyson Seafood Group, Inc., and Whiting Conservation Cooperative (d/b/a Pacific Whiting Conservation Cooperative), as amended by that certain First Amendment to Membership Agreement dated as of August 15, 2001, by and among ASC, Inc. (formerly known as American Seafoods Company), American Seafoods Company LLC, Alaska Ocean Seafood, L.P., Glacier Fish Company LLC (successor to Glacier Fish Company, Ltd.), Tyson Foods, Inc. (successor to Tyson Seafood Group, Inc.), Trident Seafoods Corporation, and Whiting Conservation Cooperative, (ii) the Membership Agreement dated December 18, 1998, by and among Alaska Ocean Seafood, L.P., Alaska Trawl Fisheries, Inc., American Seafoods Company, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods, L.L.C., Starbound Ltd. Partnership, Tyson Foods, Inc. and Pollock Conservation Cooperative, as amended by that certain First Amendment to Membership Agreement dated as of December 16, 1999, by and among Alaska Ocean Seafood, L.P., American Seafoods Company, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods, L.L.C., Starbound Ltd. Partnership, Trident Seafoods Corporation, and the Pollock Conservation Cooperative, as further amended by that certain Second Amendment to Membership Agreement dated July 31, 2001, by and among Alaska Ocean Seafood, L.P., ASC, Inc. (formerly, American Seafoods Company), American Seafoods Company LLC, Arctic Fjord, Inc., Arctic Storm, Inc., Glacier Fish Company LLC, Highland Light Seafoods L.L.C., Starbound Limited Partnership, Trident Seafoods Corporation, and Pollock Conservation Cooperative, (iii) the Membership Agreement dated as of December 19, 1998, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie Fisheries, Inc. and Sea Storm, Inc., as Members, and Offshore Pollock Catcher Cooperative, as the Cooperative, as amended by that certain Amendment to Membership Agreement dated as of January 14, 1999, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie Fisheries, Inc., Sea Storm,

Inc., and Offshore Pollock Catchers Cooperative, as further amended by that certain Second Amendment to Membership Agreement dated as of April 19, 2000, by and among Forum Star, Inc., American Seafoods Company, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie LLC, Neahkahnie Fisheries, Inc., Sea Storm, Inc., and Offshore Pollock Catchers Cooperative, doing business as “High Seas Catchers Cooperative”, as further amended by that certain Third Amendment to Membership Agreement dated as of August 3, 2001, by and among Forum Star, Inc., ASC, Inc. (formerly, American Seafoods Company), American Seafoods Company LLC, Harvester Enterprises, Inc., Muir Milach, Inc., Tracy Anne, Inc., Neahkahnie LLC, Sea Storm, Inc., and High Seas Catchers’ Co-op, and (iv) the Cooperative Agreement dated January 21, 1999 between Offshore Pollock Catchers Cooperative and Pollock Conservation Cooperative in each case as amended through the Effective Date.

“Corporate Partners” shall mean ASC, Inc., ASC Offshore Corp. and CP3 Tax-Exempt Corp., each a Delaware corporation, and their successors.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Holdings Guaranty, the Subsidiaries Guaranty, each Security Document, and each certificate delivered by or on behalf of any Credit Party to any Lender Party hereunder.

“Credit Event” shall mean the making of any Loan, or the issuance or amendment (by way of extension or increase in amount) of any Letter of Credit.

“Credit Parties” shall mean, collectively, the Borrower, Holdings and each Subsidiary Guarantor.

“Current IDS Interest Distributions” shall mean, in respect of the Borrower, for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, in an amount not to exceed for such Distribution Payment Quarter the amount necessary for Holdings to pay on a current basis during such quarter accrued interest (other than in respect of any Deferred Subordinated Interest Amount) on the IDS Intercompany Notes.

“Debt Issuance” shall mean the incurrence or issuance of any Indebtedness, other than Subordinated IDS Indebtedness.

“Declaration Date” shall mean, in respect of any Distribution Payment Quarter, the date that is (x) in the case of Voluntary Distributions and Deferred Subordinated Interest Prepayment Distributions, five Business Days, and (y) in the case of all other Distributions, 20 days, after the date Holdings has delivered to the Lenders its financial statements in respect of the then-most recently ended fiscal quarter pursuant to Section 8.01(a) and all accompanying certificates, duly completed, pursuant to Section 8.01(e)(i), provided that if any such item is not so delivered within the grace period provided in connection therewith pursuant to Section 10.03(ii), the Declaration Date in respect of such Distribution Payment Quarter shall be the Declaration Date for the next Distribution Payment Quarter as to which the applicable financial statements and certificates are timely delivered (taking into account such grace period).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Subordinated Interest Amount” shall mean, at any time of determination, the total outstanding amount of interest accrued on the IDS Intercompany Notes and deferred pursuant to any Interest Deferral Period, together with any interest accrued on such deferred interest during any Interest Deferral Period and unpaid.

“Deferred Subordinated Interest Distributions” shall mean, in respect of the Borrower for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, to Holdings, in an amount not to exceed for such Distribution Payment Quarter the amount necessary to pay on a current basis Deferred Subordinated Interest Expense, to the extent then required to be paid during such quarter under and pursuant to the IDS Intercompany Notes.

“Deferred Subordinated Interest Expense” shall mean, in respect of the IDS Intercompany Notes, for any period when no Interest Deferral Period is in effect, interest accruing on the Deferred Subordinated Interest Amount for such period.

“Deferred Subordinated Interest Prepayment Distributions” shall mean, in respect of the Borrower for any Distribution Payment Quarter, a cash dividend paid or payable (as the context may require), pursuant to a declaration made no earlier than the Declaration Date for such Distribution Payment Quarter, to Holdings not to exceed for such Distribution Payment Quarter the amount reasonably determined by a Responsible Officer of Holdings as desired to prepay any Deferred Subordinated Interest Amount on any day prior to the date on which such Deferred Subordinated Interest Amount is due pursuant to the terms of the IDS Intercompany Notes, together with Deferred Subordinated Interest Expense accrued in respect thereof.

“Disposition” shall mean, in respect of any property, any sale, lease, transfer, license, assignment, or other disposition of such property.

“Disqualified Stock” of any Person shall mean (i) any Capital Stock of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Disqualified Stock or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, and (ii) if such Person is a Subsidiary of Holdings, any Preferred Stock of such Person issued to any Person other than a Wholly-Owned Domestic Subsidiary of Holdings.

“Distribution” shall mean, with respect to Holdings or any of its Subsidiaries, (i) any Dividend by such Person, (ii) any payment by such Person on account of any

Intercompany Note, IDS Intercompany Note and any Permitted Secured NWOS Debt as to which such Person is a maker, co-maker or guarantor, or (iii) any payment by such Person on account of any IDS Guaranty or IDS Intercompany Guaranty.

“Distribution Payment Quarter” shall mean each three-month period, commencing on each Financial Statement Delivery Date and ending on the day immediately prior to the following Financial Statement Delivery Date.

“Divestiture” shall have the meaning provided in the definition “Pro Forma Basis.”

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members or any other distribution, payment or delivery of property (other than common equity of such Person) or cash to such Person’s stockholders, partners or members as such, or any redemption, retirement, repurchase or other acquisition, directly or indirectly, for consideration of any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after the Effective Date (or any Equity Equivalents with respect thereto), or the setting aside of any funds for any of the foregoing purposes. Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dividend Suspension Period” shall mean each period commencing on any day on which Holdings delivers to the Administrative Agent pursuant to Section 8.01(a) and Section 8.01(e)(i) quarterly financial statements and a DSP Compliance Certificate showing that the DSP Condition has not been met for the most recently ended Test Period, or, in the event that Holdings fails to deliver its financial statements or certificates pursuant to Section 8.01(a) and Section 8.01(e)(i) within the grace period allotted therefor under Section 10.03(ii), on the last day of the grace period, and ending on any day on which Holdings delivers to the Administrative Agent pursuant to Section 8.01(a) and Section 8.01(e) prior to the end of such grace period for such fiscal quarter quarterly financial statements and a DSP Compliance Certificate in respect of any subsequent fiscal quarter demonstrating compliance with the DSP Condition as of the then-most recently ended Test Period.

“DNB FX Obligations” shall mean obligations of the Borrower in respect of each of the trades with DnB NOR Bank ASA (or its predecessors), which trades are specified in Schedule 11.01(d).

“DNB FX Support Amount” shall mean (i) at any time prior to September 30, 2004, $15,000,000, (ii) at any time thereafter and until December 31, 2005, $13,000,000, and (iii) thereafter, zero ($0); provided that at all times after the termination and payment of the DNB FX Obligations the DNB FX Support Amount shall be zero ($0).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is organized under the laws of the United States or any state thereof, or that is domiciled in the United States or any such state.

“Drawing” shall have the meaning provided in Section 2.05(b).

“DSP Available Cash” shall mean, as of any time of determination, an amount equal to 0.25 times the remainder of (i) Available Cash for the Test Period then most recently ended less (ii) the sum of all Distributions of the type permitted by clauses (ii) and (iii) of the definition “Permitted Borrower Distributions” made or permitted to be made during such Test Period.

“DSP Available Cash Payment Date” shall mean each day that is five Business Days after each Financial Statement Delivery Date relating to any fiscal quarter end occurring during the continuance of a Dividend Suspension Period.

“DSP Compliance Certificate” shall mean a certificate delivered pursuant to Section 8.01(e) relating to compliance with the DSP Condition.

“DSP Condition” shall mean, as of any Financial Statement Delivery Date, the condition that the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense for the most recently ended Test Period is greater than or equal to the applicable amount shown below:

Applicable Fiscal Quarter End	Ratio
Effective Date – June 29, 2005	2.000:1.000
June 30, 2005 and thereafter	2.100:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

“DSP Remainders” shall mean, in respect of any Dividend Suspension Period, the portion of DSP Available Cash not required to be applied as a mandatory prepayment and/or commitment reduction pursuant to Section 4.04(e) or pursuant to any equivalent provision in the Senior Note Purchase Agreement, less the amount of any Additional Investment Amounts used by Holdings or its Subsidiaries during such period.

“EBITDA” shall mean, in respect of any Person for any period, net income for such period plus, to the extent deducted in the determination of net income, interest expense, federal, state and local income tax expense, and depreciation and amortization expense.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other institutional “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding any AS Entity.

“Employee Benefit Plans” shall have the meaning provided in Section 5.05(i).

“Employment Agreements” shall have the meaning provided in Section 5.05(iv).

“Entitled Lender” shall have the meaning provided in Section 13.07(b).

“Entrusted Property” shall have the meaning provided in Section 13.07(b).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by a Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment (including in respect of employee health and safety) or Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Safe Drinking Water Act, 42 U.S.C. §3803 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., (to the extent relating to the environment or Hazardous Materials) the Clean Water Act, 33 U.S.C. §1251 et seq., and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Equivalent” shall mean with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Capital Stock of such Person or securities exercisable for or convertible or exchangeable into Capital Stock of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Issuance” shall mean (i) any sale or issuance by any AS Entity to any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings of any shares of its Capital Stock (other than any Equity Equivalents that constitute Indebtedness), and (ii) the receipt by any AS Entity of any cash capital contributions, whether or not paid in connection with any issuance of Capital Stock of any AS Entity, from any Person other than Holdings or a Subsidiary of Holdings, in each case, other than pursuant to a Conforming IDS Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean each “person” (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980B and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” shall mean, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate (such rate also being referred to as the “London Interbank Offered Rate” or “LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; and

“Eurodollar Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall have the meaning provided in Section 10.

“Excluded Asset Disposition” shall mean (i) the Disposition of assets of the Borrower or any of its Subsidiaries to any other Person to the extent that the aggregate net cash proceeds from such Disposition when combined with all other such Dispositions previously made during such fiscal year pursuant to this clause (i), does not exceed $1,000,000 in the aggregate; and (ii) any sale or issuance by a Subsidiary of the Borrower of directors’ qualifying shares of Foreign Subsidiaries of the Borrower to the extent that the aggregate Net Sale Proceeds therefrom during any fiscal year of the Borrower do not exceed $50,000.

“Exempt Debt Issuance” shall mean, in each case, to the extent not otherwise prohibited hereunder, the incurrence or issuance of Indebtedness permitted by Section 9.04.

“Exempt Equity Issuance” shall mean, in each case, to the extent not otherwise prohibited hereunder, (i) any issuance by any Subsidiary of the Borrower of its Capital Stock to the Borrower or any other Wholly-Owned Domestic Subsidiary of the Borrower, or directors’ qualifying shares issued by a Foreign Subsidiary, (ii) the receipt by any Wholly-Owned Subsidiary of the Borrower of a capital contribution from the Borrower or a Subsidiary of the Borrower, (iii) any issuance by a Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary of its Capital Stock to a Person other than the Borrower or a Wholly-Owned Subsidiary simultaneously with a pro-rata issuance of its Capital Stock to the Borrower or a Wholly-Owned Subsidiary, (iv) any issuance of Capital Stock to the extent proceeds thereof are applied promptly to the purchase or repurchase of Capital Stock of any AS Entity held by any officer, director or employee of any AS Entity whose employment or retention by such AS Entity has terminated other than for cause within two months of the date of such issuance, (v) any issuance of Capital Stock to the extent proceeds thereof are applied promptly to the consummation of a Permitted Acquisition otherwise permitted hereby, (vi) any issuance by ASC of Capital Stock to the extent exchanged upon issuance for Class B common stock or Capital Stock issued by ASLP, and (vii) any issuances of Capital Stock by any Holdings Parent Entity to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan.

“Exempt IDS Issuance” shall mean (i) any Conforming IDS Issuance to the extent proceeds thereof are applied promptly to the purchase or repurchase of Capital Stock of any AS Entity held by any officer or director of any AS Entity whose employment or retention by such AS Entity has terminated other than for cause within two months of the date of such issuance, (ii) any Conforming IDS Issuance to the extent proceeds thereof are applied promptly to the consummation of a Permitted Acquisition otherwise permitted hereby or to make an Investment permitted by Section 9.05(viii), and (iii) any Conforming IDS Issuance by ASC to the extent issued in exchange for Capital Stock issued by ASLP, (iv) any Conforming IDS Issuance upon the exercise of warrants held by CDQ Partners, (v) any Conforming IDS Issuance to the extent made to any officer, director or employee of an AS Entity pursuant to an Approved Stock Plan, (vi) any Conforming IDS Issuance conducted upon demand of equityholders of ASLP in accordance with the Exchange and Registration Rights Agreement, provided that the proceeds of such issuance are immediately applied by Holdings to purchase its Capital Stock and IDS Intercompany Notes from ASLP in the same proportion as the ratio of ASC’s common stock to the IDS Notes in such Conforming IDS Issuance, and (vii) any Conforming IDS Issuance if the proceeds of such issuance are immediately applied by Holdings to repurchase its class B equity units from ASC, and ASC utilizes the proceeds from such repurchase to repurchase its Class B common stock outstanding on the Initial Borrowing Date or issued pursuant to options in existence of the Initial Borrowing Date or pursuant to an Approved Stock Plan.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of April 18, 2002, among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, issuing bank and Swingline lender, as amended, restated, modified or supplemented through the Initial Borrowing Date.

“Existing Indebtedness” shall have the meaning provided in Section 7.21(a).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05(viii).

“Existing Senior Subordinated Note Documents” shall mean (i) the Indenture dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., certain guarantors party thereto, and Wells Fargo Bank Minnesota, N.A. as trustee, and (ii) all “Notes” as defined in and issued under such Indenture, in each case (i) and (ii) as amended, modified or supplemented through the Effective Date.

“Expendable Quota” shall mean, in respect of any Person holding Fishing Rights, (i) Fishing Rights to the extent comprising “excessive shares” pursuant to the AFA, or (ii) Fishing Rights to the extent pertaining to a geographic location that such Person is unable to fish in a cost-effective manner.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve and any successor thereof.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Statement Delivery Date” shall mean the earlier of the date Holdings delivers or is required to deliver financial statements pursuant to Section 8.01(a).

“First Tier Foreign Subsidiary” shall mean, in respect of Holdings or any Domestic Subsidiary of Holdings, any direct Subsidiary that is a Foreign Subsidiary of such Person.

“Fish” shall include fish, roe, and, unless the context otherwise requires, shellfish, mollusks and other seafood, fish products and fish derivatives, in natural or processed form.

“Fisheries Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Fisheries Law or any permit issued, or any approval given, under any such Fisheries Law (hereafter, “claims”), including (a) any and all claims by a Governmental Authority for enforcement, response, remedial or other actions or damages pursuant to any applicable Fisheries Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury relating to any Fisheries Law.

“Fisheries Law” shall mean any Law, now or hereafter in effect, relating to the fisheries of the United States, including (1) the Anadromous Fish Conservation Act, 16 U.S.C. 757a-757g; (2) the Antarctic Conservation Act of 1978, 16 U.S.C. 2401-2412; (3) the Antarctic Marine Living Resources Convention Act of 1984, 16 U.S.C. 2431-2444; (4) the Atlantic Salmon Convention Act of 1982, 16 U.S.C. 3601-3608; (5) the Atlantic Striped Bass Conservation Act, 16 U.S.C. 1851 note; (6) the Atlantic Tunas Convention Act of 1975, 16 U.S.C. 971-971i; (7) the Deep Seabed Hard Mineral Resources Act, 30 U.S.C. 1401 et seq.; (8) the Eastern Pacific Tuna Licensing Act of 1984, 16 U.S.C. 972-972h; (9) the Endangered Species Act of 1973, 16 U.S.C. 1531-1543; (10) the Fur Seal Act Amendments of 1983, 16 U.S.C. 1151-1175; (11) the Lacey Act Amendments of 1981, 16 U.S.C. 3371-3378; (12) the Land Remote-Sensing Commercialization Act of 1981, 15 U.S.C. 4201 et seq.; (13) the Magnuson Fishery Conservation and Management Act, 16 U.S.C. 1801-1882; (14) the Marine Mammal Protection Act of 1972, 16 U.S.C. 1361-1407; (15) the Marine Protection, Research, and Sanctuaries Act, 16 U.S.C. 1431-1439; (16) the Northern Pacific Halibut Act of 1982, 16 U.S.C. 773-773k; (17) the North Pacific Fisheries Act of 1954, 16 U.S.C. 1021-1032; (18) the Ocean Thermal Energy Conservation Act of 1980, 42 U.S.C. 9101 et seq.; (19) the Pacific Salmon Treaty Act of 1985, 16 U.S.C. 3631-3644; (20) the Sponge Act, 16 U.S.C. 781 et seq.; (21) the Tuna Conventions Act of 1950, 16 U.S.C. 951-961; and (22) the Whaling Convention Act of 1949, 16 U.S.C. 9161 and any state and local or foreign counterparts or equivalents.

“Fishing Rights” shall mean any right or privilege to benefit in any way from any ocean resource that is associated in any way or related in any way to the Borrower or any of its Subsidiaries or a Vessel or any of the Appurtenances thereto or the operations of any Vessel, including all fishing and fish processing history and rights, endorsements, licenses, approvals, quotas, permits, entitlements and privileges of whatever nature (including all relevant Approvals and Permits) owned, awarded to, purchased, received, or otherwise acquired or used, heretofore or hereafter, by or with respect to a Vessel or any of the Appurtenances thereto or by the Borrower or any of its Subsidiaries in any way related or attributable to a Vessel or any of the Appurtenances thereto or its operations (including its catch and operating history). Such rights include any rights which exist as of the Effective Date or which may be thereafter established under any fishery moratorium, cooperative, limited entry system, license limitation system, individual transferable quota or fishery quota program or other fishery management program and any present or future fishing quota, quota share, fishing privilege or other similar fishing or fish processing right, regardless of the name for such quota or right and regardless of whether the right to receive such quota or right is based on catch or processing history, vessel capacity, ownership structure, community investment or other factors. Such rights also include any Fishing Rights Agreements, or any other contractual or consensual rights relating to the harvest or processing or any right to benefit in any way of any species of fish, all cooperative agreements, privileges, certificates of eligibility and claims under any buy-back or similar programs, any eligibility to participate in any fishery or designate a replacement vessel(s) under the AFA or under any other statutory or regulatory scheme, any other vessel certification and/or any other vessel or owner specific right to harvest, process or otherwise participate in or benefit from any fishery in any way, whether existing now or created hereafter.

“Fishing Rights Agreements” shall mean (i) the Cooperative Agreements, and (ii) all other contracts or other agreements to which any AS Entity is a party for the direct or indirect benefit of the Borrower or its Subsidiaries, or the recipient, that restrict, limit, condition, convey or allocate Fishing Rights or related Approvals or Permits held or to be held directly or indirectly by the Borrower or any of its Subsidiaries, including all agreements by or related to any fishing cooperative in which any AS Entity is a member, or which permits the Borrower or any of its Subsidiaries to exercise or use Fishing Rights originally granted to or held by any other Person.

“Fishing Rights Swap Transaction” shall mean any arrangement entered into in the ordinary course of business by Pacific Longline Company, LLC, American Seafoods Company, LLC, or any Vessel Owning Company with any other Person (other than a Non-Credit Party Affiliate) holding Fishing Rights pursuant to which such Persons swap or exchange Fishing Rights of reasonably equivalent value, provided such swap or exchange is for a period not exceeding 12 months, and such swap or exchange is expressly subject to the Senior Creditor Liens.

“Foreign Ownership Percentage” shall mean, at any date with respect to any Person, the maximum percentage of the interest in such Person, at each tier of ownership of such Person and in the aggregate, that is owned and controlled by Foreign Persons, such percentage and control to be determined in accordance with the standards of Section 121029(c)(1) and (c)(2) of Title 46 of the United States Code (as amended by the AFA) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001, or as determined under any analogous provisions of any successor statutes or regulations; provided, however, that, other than in the context of an Active Violation, any “Non-Complying Shares” (as such term is defined in the Amended and Restated Articles of Incorporation of ASC as of the Initial Borrowing Date or as may be amended thereafter with the consent of MARAD) that have been reported to MARAD (with a copy provided to the Administrative Agent) promptly upon any AS Entity becoming aware thereof shall be excluded for purposes of determining Foreign Ownership Percentage until such time as MARAD shall (i) issue any letter or written notice, finding or determination that the fishery endorsement of any Vessel is invalid or (ii) otherwise cease or fail to consent to such Non-Complying Shares (as so defined) being so excluded for purposes of any Fisheries Law.

“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Person” shall mean, at any date, a Person that is not eligible to own a vessel with a fisheries endorsement under the standards of subsections 12102(a) and 12102(c)(1) of Title 46 of the United States Code (as amended by the AFA) and any regulations thereunder or relevant thereto, all as effective on or after October 1, 2001, or under any analogous provisions of any successor statutes or regulations.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Form S-1” shall have the meaning provided in the definition of “IDS Issuance.”

“Fronting Fee” shall have the meaning provided in Section 3.01(c).

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean any federal, state, local, provincial or foreign government, authority, agency, central bank, quasi-governmental or regulatory authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Growth Capital Expenditures” means any Capital Expenditures that are (i) made in respect of a single capital expenditure project (or related series of projects) that requires in excess of $250,000 and (ii) not related to repairs, replacements, spare parts, refurbishments or overhauls, in each case, with respect to existing or recently lost or destroyed assets.

“Guaranties” shall mean, collectively, the Subsidiary Guaranties, and the Holdings Guaranty.

“Guarantor” shall mean each of the Subsidiary Guarantors, and Holdings, in its capacity as a guarantor under the Holdings Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, explosive or radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Holdings” shall have the meaning provided in the introductory paragraph to this Agreement.

“Holdings Administrative Distributions” shall mean, in respect of any Distribution Payment Quarter, a cash distribution by Borrower to Holdings and by Holdings to ASC and ASLP pursuant to the Expense Reimbursement Agreement among Holdings, ASC and ASLP dated as of the Effective Date, dedicated solely to the payment of reasonable corporate overhead and reasonable out-of-pocket expenses as may be incurred or are first due and payable in the then-current or immediately preceding fiscal quarter, by any of Holdings, ASC and ASLP, (x) to pay franchise taxes and other fees required to maintain their existence, and (y) to pay directors’ fees and expenses of directors of, and any fees and expenses of any legal, accounting or other professional advisors to, Holdings, ASC or ASLP, in an aggregate amount for all such Distributions together not to exceed for any fiscal year $1,500,000, provided that Holdings Administrative Distributions to ASLP may not exceed an aggregate amount of $50,000 in any fiscal year.

“Holdings Consolidated Entities” shall mean Holdings and its Consolidated Subsidiaries.

“Holdings Current Tax Distributions” shall mean, for any Distribution Payment Quarter, a cash Distribution by the Borrower to Holdings and by Holdings out of amounts received by Holdings from the Borrower to (i) ASC and the Corporate Partners in an amount equal to their allocable share of the Tax Distribution Amount for such Distribution Payment Quarter, and (ii) ASLP in an amount equal to its allocable share of the Tax Distribution Amount for such Distribution Payment Quarter, such allocable share, in each case, to be determined in accordance with the Holdings’ Limited Partnership Agreement.

“Holdings Direct Taxes” shall mean all Federal, state, local, and foreign income, value added, and similar taxes paid or payable by to the applicable tax authority by Holdings or any of its Subsidiaries.

“Holdings Guaranty” shall mean the Guaranty in the form of Exhibit P, executed by Holdings.

“Holdings Parent Entities” shall mean, at any time of determination, ASC, ASLP, the Corporate Partners, ASC Management, and any other Person as to which Holdings is at such time a Subsidiary or that otherwise directly holds any Capital Stock of Holdings.

“IDP Available Cash” shall mean, in respect of any IDP Available Cash Payment Date, the lesser of (a) Available Cash for the Test Period then ending or most recently ended divided by four (4), or (b) the amount of Current IDS Interest Distributions that would have been payable in the current Distribution Payment Quarter if the IDP Condition was met for such Test Period.

“IDP Available Cash Payment Date” shall mean each day that is five Business Days after each Financial Statement Delivery Date relating to any fiscal quarter end occurring during the continuance of an Interest Deferral Period.

“IDP Compliance Certificate” shall mean a certificate delivered pursuant to Section 8.01(e) relating to compliance with the IDP Condition.

“IDP Condition” shall mean, as of any Financial Statement Delivery Date, the condition that the ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense for the most recently ended Test Period is greater than or equal to the applicable amount shown below:

Applicable Fiscal Quarter End	Ratio
Effective Date – June 29, 2005	1.900:1.000
June 30, 2005 and thereafter	2.000:1.000

provided, that for any Test Period ending on June 30, 2005 and thereafter, the applicable minimum ratio shall be reduced by the applicable Reduction Amount.

“IDP Remainders” shall mean, in respect of any Interest Deferral Period, the portion of IDP Available Cash not required to be applied as a mandatory prepayment and/or commitment reduction pursuant to Section 4.04(f) or pursuant to any equivalent provision in the Senior Note Purchase Agreement.

“IDS” shall mean income deposit securities, which are comprised of IDS Notes and common stock.

“IDS Documents” shall mean the Form S-1 and the IDS Note Documents.

“IDS Guaranties” shall mean guaranties executed by Holdings or any of its Subsidiaries supporting IDS Notes, and comprising Subordinated Indebtedness, issued pursuant to any IDS Issuance.

“IDS Intercompany Note Guaranties” shall mean guaranties executed by the Borrower and its Subsidiaries and comprising Subordinated Indebtedness, issued pursuant to any IDS Issuance, supporting the IDS Intercompany Notes relating thereto.

“IDS Intercompany Note Purchase Agreement” shall mean that Note Purchase Agreement dated as of the Initial Borrowing Date, among ASC, ASLP, Holdings, and the guarantors named therein, having payment and subordination terms and provisions substantially the same as those contained in the IDS Note Indenture and the IDS Guaranties.

“IDS Intercompany Notes” shall mean intercompany notes executed by Holdings in favor of ASC and ASLP executed in connection with or pursuant to an IDS Issuance by ASC pursuant to the IDS Intercompany Note Purchase Agreement, comprising Subordinated

Indebtedness, and having payment and subordination terms the same as, in all material respects, as IDS Notes.

“IDS Issuance” shall mean (i) the Initial IDS Issuance, and (ii) any Conforming IDS Issuance.

“IDS Note Documents” shall mean the IDS Notes, the IDS Note Indenture, the IDS Guaranties, IDS Intercompany Notes, the IDS Intercompany Note Guaranties and the IDS Intercompany Note Purchase Agreement.

“IDS Note Indenture” shall mean (i) in respect of the Initial IDS Issuance, that Indenture dated as of the Initial Borrowing Date, among ASC, the guarantors named therein, and Deutsche Bank National Trust Company as Trustee, and (ii) in respect of any Conforming IDS Issuance, an IDS note indenture having terms and provisions substantially the same as the indenture referenced in clause (i) hereof.

“IDS Note Obligations” shall mean all Indebtedness in respect of IDS Intercompany Notes, IDS Intercompany Note Guaranties and IDS Guaranties.

“IDS Notes” shall mean notes issued by ASC to IDS holders pursuant to any IDS Issuance.

“Inchoate Indemnity Obligations” shall mean, at any time, claims by the Administrative Agent, Collateral Agent or any Lender Party against any Credit Party to indemnify or hold harmless such Lender Party pursuant to the terms hereof or of any other Credit Documents, to the extent any such claim is contingent and unliquidated at such time.

“Indebtedness” shall mean, as to any Person, without duplication:

(i) the principal of and capitalized deferred interest on all indebtedness of such Person for borrowed money, or evidenced by bonds, debentures, notes (including the IDS Intercompany Notes) or similar instruments, or for the deferred purchase price of property or services;

(ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations;

(iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the principal amount of such Indebtedness or (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person);

(iv) the principal (or deemed principal) amount of all Capitalized Lease Obligations of such Person;

(v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (sometimes known as “take-or-pay” obligations),

(vi) all Contingent Obligations of such Person supporting Indebtedness of another Person of the types described in clause (i), (ii), (iii), (iv), (v), (vii), (viii), or (ix) of this definition;

(vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement;

(viii) the principal portion of all obligations of such Persons under Synthetic Lease Obligations; and

(ix) the principal or face amount of Disqualified Stock.

Notwithstanding the foregoing, (A) Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, and (B) for purposes of determining Consolidated Total Indebtedness and Consolidated Senior Indebtedness, contingent obligations of the types described in clauses (ii) (other than Letter of Credit Outstandings and other than drawn or accepted letters of credit or banker’s acceptances), (v), (vi) (other than Contingent Obligations in respect of non-contingent Indebtedness of the type described in clause (i), (ii), (iii), (iv), (v), (vii) or (viii) hereof), (vii) and (to the extent in existence on the Initial Borrowing Date and disclosed to the Administrative Agent and the Lenders on Schedule 11.01(i)) clause (ix) hereof, not included as debt at any time of determination on a balance sheet prepared in accordance with GAAP shall not be deemed “Indebtedness.”

“Initial Adjustment Amount” shall mean at any time, the difference of (i) the then-current Initial Adjustment Factor less (ii) the sum of all Voluntary Distributions made after the Initial Borrowing Date in excess of the amount permitted at the time of each such Distribution under clauses (b), (c) and (d) of the definition “Voluntary Distribution.”

“Initial Adjustment Factor” shall mean (i) at all times from the Initial Borrowing Date to June 30, 2006, $7,500,000, (ii) at all times from June 30, 2006 to June 30, 2007, $5,000,000, (iii) at all times from June 30, 2007 to June 30, 2008, $2,500,000, and (iv) at all times thereafter, $0.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial IDS Issuance” shall mean (i) the issuance of up to $633,000,000 of IDS’ and approximately $27,700,000 aggregate principal amount of IDS Notes not represented by IDS’ by ASC on or about the Initial Borrowing Date pursuant to the Form S-1 registration statement filed with the SEC on or about May 23, 2003, as subsequently amended or supplemented at any time prior to the Effective Date (the “Form S-1”) and the IDS Note Indenture and the incurrence of IDS Note Obligations by Holdings and its Subsidiaries in respect thereof, and (ii) the incurrence on or about the Initial Borrowing Date of the IDS Note Obligations in respect of IDS Intercompany Notes issued by Holdings in an aggregate principal amount of $277,500,000.

“Initial Interest Deferral Period” shall mean the first Interest Deferral Period occurring after the Effective Date.

“Intellectual Property” shall have the meaning provided in Section 7.20.

“Intercompany Loan” shall have the meaning provided in Section 9.05(vi).

“Intercompany Note” shall mean a promissory note, in the form of Exhibit I, evidencing Intercompany Loans.

“Interest Deferral Period” shall mean each period commencing on any day which Holdings delivers to the Administrative Agent pursuant to Section 8.01(a) and Section 8.01(e)(i) its quarterly financial statements and an IDP Compliance Certificate showing that the IDP Condition has not been met for the most recently ended Test Period, or, in the event that Holdings fails to deliver its quarterly financial statements or certificates pursuant to Section 8.01(a) and Section 8.01(e)(i) within the grace period allotted therefor under Section 10.03(ii), on the last day of the grace period,, and ending on any day on which Holdings delivers to the Administrative Agent pursuant to Section 8.01(e) prior to the end of such grace period for such fiscal quarter, an IDP Compliance Certificate demonstrating compliance with the IDP Condition for the most recently-ended Test Period.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05. For purposes of covenant compliance, the value or amount of any Investment shall be determined without regard to any write-downs or write-offs of such Investment made after the initial date of the incurrence of such Investment by Holdings or any Subsidiary.

“Issuing Lender” shall mean each of Wells Fargo (except as otherwise provided in Section 12.10) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender, and any such Affiliate shall also be deemed an “Issuing Lender” for purposes hereof.

“Joinder Agreement” shall mean a Joinder Agreement, substantially in the form of Exhibit O hereto, executed and delivered by an Additional Subsidiary Guarantor after the Effective Date in accordance with Section 8.12(a).

“JV Acquisition” shall have the meaning provided in the definition of “Permitted Acquisitions”.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory obligations and (ii) other obligations of the Borrower or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement, other than (A) obligations, directly or indirectly, in respect of the Senior Notes, the IDS Intercompany Notes, the IDS Guaranties or other Indebtedness (other than the DNB FX Obligations, provided that the maximum amount of Letters of Credit supporting such DNB FX Obligations does not at any time exceed the DNB FX Support Amount), and (B) such other obligations the support of which by a letter of credit may be contrary to the policy of the Issuing Lender.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Arranger” shall mean CIBC World Markets Corp., in its capacity as Sole Placement Agent, Lead Arranger and Bookrunner with respect to this facility, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed in Schedule 11.01(l), as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.05(b). Unless the context otherwise clearly requires, reference herein to “Lender” shall include any Lender in its capacity as Issuing Lender or Swingline Lender.

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(d), or Section 2.

“Lender Party” shall mean the Administrative Agent and each Lender.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit, (ii) the aggregate amount of all outstanding time drafts issued or endorsed by any Lender Issuer pursuant to any drawing under any Letter of Credit, and (iii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“Letter of Credit Sublimit” shall mean at any time the sum of (i) $15,000,000 plus (ii) the then-existing DNB FX Support Amount.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing), and any agreement, contingent or otherwise, to provide any of the foregoing.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Maintenance Capital Expenditures” shall mean Capital Expenditures of the Borrower or any of its Subsidiaries other than Growth Capital Expenditures.

“Management Agreements” shall have the meaning provided in Section 5.05(iii).

“Management Investors” shall mean any current or future individuals who are or become members of management of the AS Entities, including Bernt Bodal, Michael Hyde, Jeffrey Davis, Brad Bodenman, Amy Humphreys and Inge Andreassen, in their capacities as individual investors.

“Managing Entity” shall mean, in respect of any limited liability company or general or limited partnership, as applicable, that does not at any time of determination manage its affairs through officers of such person, any managing member or general partner of such limited liability company, or general or limited partnership.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).

“MARAD” shall mean the U.S. Department of Transportation, Maritime Administration, and any successor thereto.

“Margin Adjustment Period” shall mean each period commencing upon any Reset Date and continuing through the day preceding the immediately following Reset Date.

“Margin Enhancement Period” shall mean any Margin Adjustment Period, commencing after the last day of the Initial Interest Deferral Period, as of which time each of the following conditions is met:

(i) the aggregate amount of the sum of Deferred Subordinated Interest Distributions and Deferred Subordinated Interest Prepayment Distributions made after the Effective Date exceeds the sum, without duplication, of (A) the aggregate amount of DSP Remainders accumulated since the Effective Date, plus (B) the aggregate amount of IDP Remainders accumulated since the Effective Date, plus (C) the aggregate cumulative amount of Available Cash (including deductions for any periods having negative Available Cash) arising since the Initial Borrowing Date other than during any Interest Deferral Period or Dividend Suspension Period, less to the extent not deducted in determining such Available Cash (I) the aggregate amount of Growth Capital Expenditures incurred during such period, and (II) the aggregate amount of Current IDS Interest Distributions made during such period, less (D) the aggregate amount of Voluntary Distributions made since the Effective Date, less (E) the aggregate amount of Additional Investment Amounts made after the Initial Borrowing Date; and

(ii) the Consolidated Senior Leverage Ratio for the most recently-ended Test Period, based upon the then-most recent financial statements delivered pursuant to Section 8.01(a), exceeds 2.00:1.00;

provided that if both of the foregoing conditions are satisfied for each of four consecutive fiscal quarters of Holdings, all Margin Adjustment Periods thereafter shall be deemed “Margin Enhancement Periods”.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities (whether contractual, environmental or otherwise), condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole, (ii) a material adverse effect on (x) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, or (y) the ability of the Borrower, Holdings or any Guarantor that is a Vessel Owning Company to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Material Contract” shall mean any contract or other agreement, written or oral, of the Borrower or its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Leased Property” shall mean Real Property leased by the Borrower or any of its Subsidiaries for an annual rent of $250,000 or more; provided that, in any event, the term “Material Leased Property” shall not include (i) any leased Real Property with respect to which the Borrower is unable, after using Reasonable Best Efforts, to procure the consent (if necessary under the terms of the subject lease) to the Mortgage from the applicable landlord,

(ii) any leased Real Property included in Schedule 11.01(m) hereof, or (iii) any leased Real Property consisting solely of commercial office space.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, December 31, 2008.

“Maximum Swingline Amount” shall mean $15,000,000.

“Minimum Availability” shall mean, at any time of determination, that the total amount of the Unutilized Revolving Loan Commitments shall equal or exceed (i) $15,000,000 at any such time between January 1 and April 30 and between July 1 and November 30 of any year, and (ii) $40,000,000 at any such time between May 1 and June 30 and between December 1 and December 31 of each year, inclusive.

“Minimum Borrowing Amount” shall have the meaning provided in Section 1.02.

“Monthly Payment Date” shall mean the last Business Day of each calendar month occurring after the Initial Borrowing Date, beginning with the first such date following the first full calendar month following the Initial Borrowing Date.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument relating to Real Property, in substantially the form of Exhibit S, or as otherwise satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean, at any time, any Real Property owned or leased by the Borrower or any of its Subsidiaries at such time, which is encumbered (or required to be encumbered) by a Mortgage.

“Mortgaged Vessel” shall mean, at any time, any Vessel owned or leased by the Borrower or any of its Subsidiaries at such time, which is encumbered (or required to be encumbered) by a Vessel Mortgage.

“Net IDS Proceeds” shall mean the portion of Net Issuance Proceeds from any IDS Issuance not required to prepay the Loans pursuant to Section 4.04(b) or the Senior Notes pursuant to the Senior Note Documents.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash insurance proceeds (net of reasonable out-of-pocket fees, costs and expenses incurred in connection with such Recovery Event and paid or payable to any Person other than an Affiliate of such Person) received by the respective Person in respect of such Recovery Event.

“Net Issuance Proceeds” shall mean, with respect to (x) each Equity Issuance (other than an Exempt Equity Issuance), (y) each issuance of IDS’ (other than an Exempt IDS Issuance) and (z) each Debt Issuance (other than an Exempt Debt Issuance), by any Person, the cash proceeds received by such Person (net of the Allocable Share of underwriting discounts and commissions and other reasonable out-of-pocket fees, costs and expenses incurred in connection therewith and paid or payable to any Person other than an Affiliate of such Person) from such Equity Issuance, or issuance of IDS’ or Debt Issuance, as the case may be.

“Net Sale Proceeds” shall mean, for any Asset Sale other than an Excluded Asset Disposition, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Disposition of assets, net of the reasonable out-of-pocket costs of such Disposition and paid or payable to any Person other than an Affiliate of such Person (including fees and commissions, payments of or (to the extent required by GAAP) reserves against unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents or the Senior Note Documents) which is secured by the respective assets which were the subject of such Disposition), sale or transfer taxes paid or payable by the Borrower or its Subsidiaries as a result of such Asset Sale, and, without duplication, the amount of Borrower Current Tax Distributions reasonably expected to be made in respect of the income or gains arising as a result of such Asset Sale.

“Non-Compete Agreements” shall have the meaning provided in Section 5.05.

“Non-Credit Party Affiliates” shall mean any Affiliate of Holdings, other than a Credit Party or any Subsidiary of a Credit Party.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Exempt IDS Indenture Indebtedness” shall mean all “Specified Pari Passu and Subordinated Indebtedness” as such term is defined in any IDS Note Indenture (or if such term does not appear in any IDS Note Indenture, such term as may be comparable or equivalent thereto).

“Non-Guarantor Subsidiary” shall mean, at any time of determination, any Subsidiary of Holdings other than a Subsidiary Guarantor or the Borrower at such time.

“Non-Wholly-Owned Subsidiary” shall mean, at any time of determination, any Subsidiary of Holdings other than a Wholly-Owned Subsidiary at such time.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Asset Sale” shall mean a notice in the form of Exhibit V executed by a Responsible Officer of the Borrower.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice of Debt Issuance” shall mean a notice in the form of Exhibit U executed by a Responsible Officer of the Borrower.

“Notice of Equity Issuance” shall mean a notice in the form of Exhibit T executed by a Responsible Officer of the Borrower.

“Notice of Recovery Event” shall mean a notice in the form of Exhibit X executed by a Responsible Officer of the Borrower.

“Notice of Senior Note Prepayment” shall mean a notice in the form of Exhibit W executed by a Responsible Officer of the Borrower.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 1700 Lincoln, Denver, Colorado 80274. Attention: Yevette Conrad, Telephone No. 303-863-5460, and Telecopier No. 303-863-5531, and (ii) for operational notices, the office of the Administrative Agent located at 1700 Lincoln, Denver, Colorado 80274. Attention: Yevette Conrad, Telephone No. 303-863-5460, and Telecopier No. 303-863-5531; or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all obligations owing by any Credit Party to any Lender Party pursuant to or in connection with this Agreement or any other Credit Document, and shall include all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender Party by any Credit Party arising out of this Agreement or any other Credit Document, including all obligations to repay principal or interest on the Loans and all obligations related to Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor or guarantor under the Credit Documents, whether or not evidenced by any note or other instrument.

“Offshore Deposits” shall mean deposit or investment accounts maintained with a branch or office located outside of the United States of any bank, broker-dealer, investment bank or other similar entity, including dollar-based deposits or investments.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, futures contracts, or other similar arrangements, designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.04(a).

“Payment Office” shall mean the office of the Administrative Agent located at 1700 Lincoln, Denver, Colorado 80274. Attention: Yevette Conrad, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Documents” shall mean any and all UCC financing statements, patent and trademark mortgages and assignments, copyright mortgages and assignments, mortgages, deeds of trust, lien filings and other similar documents and instruments filed or recorded with any Governmental Authority in order to perfect or give notice of Lien, together with any control agreement or other similar document necessary in order to perfect as against certain property under the terms of the UCC.

“Permits” shall mean any and all licenses, permits, franchises, rights or privileges, certificates of authority, endorsements or order, or any waiver of the foregoing issued or issuable by any Governmental Authority.

“Permitted Acquisitions” shall mean the acquisition, by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (singly and collectively, the “Acquiror”), of (a) an Acquired Business Entity (such acquisition, a “Wholly-Owned Acquisition”), or (b) a Person becoming a Non-Wholly-Owned Subsidiary of the Borrower (not by way of merger with any Subsidiary of Holdings, other than a Subsidiary containing no assets, rights or obligations other than relating to such acquisition and otherwise permitted hereunder, and formed solely for the purpose of such acquisition) (such acquisition, a “JV Acquisition”); provided that:

(i) the total consideration paid or to be paid by the Acquiror, including cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04, and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, Capital Stock and otherwise, does not exceed (net of acquired cash) (x) $200,000,000 for any transaction or related series of transactions, (y) $200,000,000 in the aggregate for all acquisitions together in any fiscal year by all Acquirors together, or (z) $350,000,000 in the aggregate for all such acquisitions together from and after the Effective Date by all Acquirors together; provided that:

(A) $100,000,000 of each of the amounts set forth in clauses (x) and (y) and $150,000,000 of the amount set forth in clause (z) above may only be expended or incurred in respect of acquisitions of Pollock Business Entities;

(B) in respect of any JV Acquisition as to which the resulting Non-Wholly-Owned Subsidiary is not or does not thereby become a Subsidiary Guarantor, the aggregate consideration paid or to be paid by the Acquiror shall not exceed in the aggregate for all such JV Acquisitions occurring after the Effective Date taken together the sum of $100,000,000; and

(C) in respect of each acquisition, Holdings shall have delivered to the Administrative Agent, a certificate of a Responsible Officer, in form reasonably satisfactory to the Administrative Agent, to the effect that (1) the total consideration paid or to be paid for such acquisition (net of cash acquired, but including the assumption/acquisition of any Indebtedness (calculated at face value) resulting therefrom, and the value of Capital Stock and other consideration) is less than pro forma consolidated (four quarter) EBITDA of the Acquired Business Entity multiplied by 7 (calculated including reasonably anticipated pro forma cost savings and expenses), (2) all cash consideration paid or payable in respect of such acquisition, together with that of all other acquisitions previously undertaken pursuant to Section 9.05(vii), to the extent exceeding $100,000,000 for all such acquisitions, has been funded by Equity Issuances or IDS Issuances otherwise permitted hereunder, and (3) all consideration paid or payable in respect of any JV Acquisition has been or will be paid or payable only in cash, IDS’, common stock issued by the acquiror, or Seller Subordinated Debt, and (to the extent of cash) has been funded entirely by IDS Issuances or with Additional Investment Amounts;

(ii) in the case of the acquisition of the Capital Stock of any Person (including by way of merger), such Person shall own no Capital Stock of any other Person unless such Investment, after the consummation of such acquisition, would be permitted under Section 9.05;

(iii) the Acquired Business Entity or Non-Wholly-Owned Subsidiary acquired pursuant to the respective Permitted Acquisition is solely in businesses permitted by Section 9.13;

(iv) there exists at the time of such acquisition no Default or Event of Default;

(v) such acquisition is not a hostile acquisition;

(vi) all requirements of Sections 9.02 and 9.04 applicable to Permitted Acquisitions are satisfied;

(vii) immediately before and after the consummation of such acquisition, there exists Minimum Availability under this Agreement; and

(viii) in the case of any acquisition involving total consideration (including assumption/acquisition of Indebtedness, Capital Stock and otherwise) in excess of $25,000,000, the Borrower shall obtain audited financial statements in respect of the Acquired Business Entity or Non-Wholly-Owned Subsidiary for the fiscal year of such Person ended most recently prior to 90 days before the consummation of such acquisition. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Additional Indebtedness” shall mean unsecured Indebtedness of Holdings, the Borrower, or its Subsidiary Guarantors (and Contingent Obligations in respect thereof by Holdings, the Borrower, or its Subsidiary Guarantors) that (i) in the case of any Indebtedness other than Indebtedness in respect of any IDS Note Obligations, the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed in the aggregate the principal amount of $25,000,000 less any amounts incurred and then outstanding pursuant to Section 9.04(iii); and (ii) at the time of, and taking into account, the incurrence of such Indebtedness (including any Indebtedness in respect of any issuance of IDS Note Obligations):

(A) each Credit Party that is an obligor thereof (including in respect of any Contingent Obligation) is Solvent;

(B) either (I) the Consolidated Total Leverage Ratio based on then most recently delivered financial statements pursuant to Section 8.01(a) does not exceed 5.000:1.000, and the Consolidated Senior Leverage Ratio would not exceed the amount permitted in respect of such period under Section 9.08; or, (II) such Indebtedness is incurred in connection with and for purposes of funding a Permitted Acquisition, and after giving effect to such acquisition and Indebtedness, and as evidenced by a certificate of a Responsible Officer of Holdings to such effect in form satisfactory to the Administrative Agent, (x) the Consolidated Fixed Charge Coverage Ratio is increased, (y) the Consolidated Senior Leverage Ratio is decreased, and (z) the Consolidated Total Leverage Ratio is decreased, as compared with such ratios existing immediately prior to such Permitted Acquisition, and

(C) if a solvency opinion is required under any IDS Note Indenture at such time in respect of any Subsidiary of the Borrower, the Borrower has delivered to the Administrative Agent a Solvency Opinion (unless the Administrative Agent receives evidence satisfactory to it that the provider of such opinion is not, as a matter of general policy not limited to the instant transaction, refusing to provide such opinions in similar circumstances, in which event the Borrower shall deliver on such date to the Administrative Agent a copy of the opinion delivered under the IDS Note Indenture).

“Permitted Borrower Distributions” shall mean, in respect of the Borrower and its Subsidiaries for any Distribution Payment Quarter, (i) Borrower Current Tax Distributions, (ii) Current IDS Interest Distributions, (iii) Deferred Subordinated Interest Distributions, (iv) Deferred Subordinated Interest Prepayment Distributions, (v) Voluntary Distributions, and (vi) Holdings Administrative Distributions, provided:

(A) in respect of clauses (ii) through (v), there exists at the time of such payment no Default or Event of Default;

(B) in respect of clauses (ii) through (v), there exists at the time of such payment no Interest Deferral Period;

(C) in respect of clause (v) there exists at the time of such payment no Dividend Suspension Period and Holdings owes at such time no Deferred Subordinated Interest Amount;

(D) in respect of clause (iv), (I) if there exists at the time of such payment a Dividend Suspension Period, such payment shall not exceed the amount of DSP Remainders in respect of such Distribution Payment Quarter, and (II) in any event, immediately after giving effect to such Distribution (and all other Distributions made on such date) and all Borrowings made or to be made on such date, there shall exist Minimum Availability under this Agreement; and

(E) such Distributions do not otherwise contravene (I) the terms of any Credit Document or (II) applicable Law.

“Permitted Encumbrance” shall mean (a) with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion, and (ii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the Premises (as defined in the respective Mortgage), and (b) with respect to any Vessel, Vessel Permitted Liens.

“Permitted Fishing Rights Leases” shall mean any lease of Fishing Rights as to which each of the following criteria is satisfied: (i) such lease is evidenced by a written instrument a copy of which is delivered to the Administrative Agent promptly after its effectiveness, and that expressly provides that such lease is subject to the Senior Creditor Liens, (ii) there exists no Default of Event of Default as of the commencement of any lease term (including any extension thereof), (iii) no lease term, together with any and all extensions obtainable at the option of the lessee, shall exceed 12 months in duration, (iv) such lease is either entered into as part of a Fishing Rights Swap Transaction or comprises Expendable Quota, and (v) the aggregate gross value of such Fishing Rights subject to any and all such leases (as reasonably determined by the Borrower) at any time does not exceed for any species 5% of the previous season’s total fish harvest by the Borrower and its Subsidiaries for such species.

“Permitted Hedging Transaction” shall mean Other Hedging Agreements and Interest Rate Protection Agreements, to the extent permitted pursuant to Section 9.04(ii).

“Permitted Holders” shall mean Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association, and Related Parties of each of them.

“Permitted Holdings Distributions” shall mean (i) Holdings Current Tax Distributions, (ii) Holdings Administrative Distributions, and (iii) other Distributions not in contravention of the terms of any Credit Document and funded solely by Permitted Borrower Distributions duly and properly made for such purpose; provided, in each case (ii) and (iii) there exists at the time of such Distribution no Default or Event of Default, and further provided that all Permitted Holdings Distributions are undertaken in accordance with applicable Law.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Non-Guarantor Subsidiary” shall mean, in respect of the Borrower, (i) a Foreign Subsidiary; or (ii) a Domestic Subsidiary that is a Non-Wholly-Owned Subsidiary as to which, based on the organizational documents of such Person, the consent of a holder of Capital Stock (or the approval of one or more directors appointed by such holder) of such Subsidiary, other than a holder that is an Affiliate of ASC, is required in order for such Subsidiary to become a Subsidiary Guarantor or to create a Lien on all its assets pursuant to the Security Documents, and, after the exercise of Reasonable Best Efforts, Borrower has failed to procure such consent, and provided that no such Domestic Subsidiary is a Vessel Owning Company in respect to any Pollock Vessel; and provided further that no such Domestic Subsidiary is obligated (directly or secondarily) in respect of any Indebtedness, other than Permitted Secured NWOS Debt. A Responsible Officer of the Borrower shall deliver to the Administrative Agent a certificate confirming the satisfaction of each of the foregoing conditions in relation to each such Domestic Subsidiary.

“Permitted Parent Taxes” shall mean, for or in respect of any fiscal quarter (each a “Tax Period”), an amount equal to the product of (i) the taxable income of Holdings for such Tax Period, determined as if Holdings were an individual for Federal income tax purposes in accordance with Section 703 of the Code (without regard to Section 703(a)(1) and (a)(2)); provided, however, that such taxable income (A) shall be determined by taking into account as a deduction the interest related to the IDS Notes and (B) shall be reduced by the aggregate amount of net losses from prior fiscal years of Holdings beginning on or after January 1, 2003 except to the extent that such net losses have already been taken into account in determining such taxable income for any Tax Period, multiplied by (ii) the Assumed Tax Rate with respect to such taxable income. The Permitted Parent Taxes for the last fiscal quarter included in a taxable year shall be adjusted appropriately so that the cumulative Tax Distribution Amounts for the Tax Periods included in such taxable year is equal to, to the greatest extent possible, the product of (x) Holdings’ cumulative taxable income for such taxable year (as reasonably estimated by Holdings and computed as described above) multiplied by (y) the Assumed Tax Rate with respect to such taxable income.

“Permitted Secured NWOS Debt” shall mean Indebtedness owing by any Non-Wholly-Owned Subsidiary in favor of the Borrower or any of its Wholly-Owned Subsidiaries, which Indebtedness shall be (i) fully recourse to the obligor, (ii) secured by properly perfected, first priority Liens on all or substantially all assets of the obligor (other than in respect of any Subsidiary Guarantor), and (iii) pledged to the Collateral Agent pursuant to the Security Agreement or Pledge Agreement.

“Permitted Vessel Lease” shall mean a lease or charter by any Vessel Owning Company as lessor or charterer of an aggregate at any time of no more than two Vessels for all such companies together, that are determined in good faith to be obsolete or surplus to the Business; provided that (A) such lease or charter shall not permit any such Vessel to be used outside the jurisdiction of the United States (provided that the American Challenger may be operated in Mexican waters) or for any purpose illegal under the Laws of the United States of America or any state thereof, (B) the fair market value of all property subject to Permitted Vessel Leases shall not exceed $50,000,000 at any time, (C) the Fishing Rights or Fishing Rights

Agreements, of the Borrower and its Wholly-Owned Domestic Subsidiaries shall not be reduced or impaired as a result of any such lease or charter (other than pursuant to Permitted Fishing Rights Leases), (D) in the case of any lease or charter first arising or renewed after the Effective Date, such lease or charter is expressly made subject to the Senior Creditor Liens, and (E) no such lease or charter shall be undertaken with any Non-Credit Party Affiliate.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate or with respect to which Holdings, a Subsidiary of Holdings or an ERISA Affiliate has or may have any liability.

“PLC Vessels” shall mean the Deep Pacific, Lilli Ann and North Cape, and any long-line Vessel acquired after the Initial Borrowing Date.

“Pledge Agreement” shall have the meaning provided in Section 5.11.

“Pledge Agreement Collateral” shall mean all “Pledge Agreement Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Pollock Business Entity” shall mean any Acquired Business Entity which for the then most-recently ended fiscal year of such Person derived more than 70% of its revenues from the commercial pollock catching, processing, distributing or marketing business, including the ownership and charter (as lessee) of catcher, catcher/processor or processor vessels to the extent engaged in the pollock catching trade, the ownership or leasing of Fishing Rights to the extent relating to pollock, the ownership, leasing and operation of fish, fish product and fish derivative processing and storage facilities to the extent relating to pollock, the membership in fishing cooperatives to the extent relating to pollock, the catching or purchasing of pollock and the purchasing, processing, storing, preserving, transporting and marketing of pollock, pollock products and pollock derivatives.

“Pollock Vessel” shall mean any of the following Vessels: American Challenger, American Dynasty, American Triumph, Northern Eagle, Northern Hawk, Northern Jaeger, Ocean Rover, and Katie Ann, together with any other Vessel now or hereafter entitled to participate in the pollock fishery.

“Preferred Stock” shall mean, as applied to the Capital Stock of a Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person.

“Prime Rate” shall mean at any time the rate of interest most recently announced within the Administrative Agent (in its individual capacity) at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of such Administrative Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as such Administrative Agent may designate.

“Pro Forma Basis” shall mean, in connection with any calculation of the Consolidated Senior Leverage Ratio, and Consolidated Total Leverage Ratio, the calculation thereof after giving effect on a pro forma basis to (w) the sale or disposition of any Vessel or assets constituting a business, division or product line of any Holdings Consolidated Entity (together, “Divestiture”) as if such Divestiture had occurred on the first day of the relevant Test Period, (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition then being effected as if such Permitted Acquisition had occurred on the first day of the relevant Test Period, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated Adjusted EBITDA for the purposes specified above in this definition, pro forma effect shall be given to any

Permitted Acquisition or Divestiture consummated during the periods described above, with such Consolidated Adjusted EBITDA to be determined as if such Permitted Acquisition or Divestiture was consummated on the first day of the relevant Test Period, but without taking into account (in the case of any Permitted Acquisition) any pro forma cost savings and expenses.

“Projections” shall mean the projections most recently provided to the Administrative Agent prior to the Effective Date, and prepared by or on behalf of Holdings in connection with the Transaction.

“Quarterly Payment Date” shall mean each third successive Monthly Payment Date, beginning with the third such Monthly Payment Date following the Initial Borrowing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reasonable Best Efforts” shall mean, in respect of any Credit Party, the undertaking of a task using such Person’s best efforts, including with the expenditure of monies in connection therewith, provided that such Person shall not be required to expend monies in an amount clearly greater than the reasonably anticipated benefit to be derived therefrom, including benefit to be derived by the Administrative Agent, Collateral Agent and the Lenders.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries, and (ii) under any policy of insurance required to be maintained under Section 8.03 or under any Vessel Mortgage, or other Credit Document.

“Reduction Amount” shall mean the product of 0.1 times the Applicable Class B Percentage.

“Refinancing” shall mean (i) the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement, and (ii) the purchase pursuant to the tender offer of all outstanding “Notes” comprising Existing Senior Subordinated Note Documents, as described in Section 5.08.

“Register” shall have the meaning provided in Section 13.14.

“Regulation D” shall mean Regulation D of the Federal Reserve Board.

“Regulation T” shall mean Regulation T of the Federal Reserve Board.

“Regulation U” shall mean Regulation U of the Federal Reserve Board.

“Regulation X” shall mean Regulation X of the Federal Reserve Board.

“Related Party” shall mean (i) with respect to any Permitted Holder other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

(ii) with respect to any Permitted Holder other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i); or (iii) with respect to any Permitted Holder that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual, or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the indoor or outdoor environment.

“Reorganization Documents” shall mean the following documents, pursuant to which the transactions described in the Form S-1 under “—Detailed Transaction Steps” will be consummated on the Initial Borrowing Date: (i) the ASLP Exchange and Registration Rights Agreement, (ii) Exchange Warrants issued pursuant to the ASLP Exchange and Registrations Rights Agreement, (iii) amendments to the A, C, D, E and F Options, (iv) the Expense Reimbursement Agreement, and (v) the Sources and Uses Table (each of the foregoing terms, to the extent not defined herein, being as defined in the Form S-1); provided each such document is delivered in substantially final form to the Administrative Agent no later than five days prior to the Effective Date.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent an amount greater than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or, after the termination thereof, the sum of then total outstanding Revolving Loans of all Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Required RL Lenders” shall mean Non-Defaulting RL Lenders the sum of whose outstanding Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y) Letter of

Credit Outstandings) represent an amount greater than 50% of the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Reset Date” shall mean each March 1, June 1, September 1 and December 1 of any year, commencing with December 1, 2004.

“Responsible Officer” shall mean, in respect of any Credit Party, the president, chief executive officer, chief operating officer, chief financial officer, treasurer or any vice president of such Person, or, as applicable, of any Managing Entity of any Credit Party.

“Returns” shall have the meaning provided in Section 7.09.

“Revolver Outstandings’ shall have the meaning provided in Section 1.01(c).

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 11.01(l) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 1.13, 4.01, 4.02 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.05.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“Sale-Leaseback Limit” shall mean (i) gross proceeds received from Sale-Leaseback Transactions (other than in respect of the transaction described in clause (ii) hereof) not exceeding cumulatively $5,000,000 in the aggregate after the Initial Borrowing Date plus (ii) any amount in respect of a Sale-Leaseback Transaction involving solely the property located at 40 Herman Melville Blvd., New Bedford, Massachusetts.

“Sale-Leaseback Transaction” shall mean any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or any of its Subsidiaries of any property, whether owned by the Borrower or any of its Subsidiaries as of the Effective Date or later acquired, which has been or is to be sold or transferred by the

Borrower or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Scheduled Principal Payments” shall mean, in respect of Holdings and its Subsidiaries for any period, all scheduled and mandatory principal payments (including in respect of Capitalized Lease Obligations, but excluding scheduled amortization payments in respect of any Deferred Subordinated Interest Amount).

“SEC” shall have the meaning provided in Section 8.01(g).

“SEC Documents” shall have the meaning provided in Section 7.05(f).

“Section 3.03(b)(ii) Certificate” shall have the meaning provided in Section 3.03(b)(ii).

“Secured Obligations” shall mean all Obligations, all Senior Note Obligations and all Specified Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Documents” shall mean and include each of the Security Agreement, the Pledge Agreement, each Vessel Mortgage, all Perfection Documents, the Senior Creditor Intercreditor Agreement, and, after the execution and delivery thereof, each Additional Security Document.

“Securityholders’ Agreement” shall mean

“Seller Subordinated Debt” shall mean unsecured Indebtedness of the Borrower or any of its Wholly-Owned Subsidiaries (i) fully subordinated to all IDS Note Obligations, all Obligations, all Senior Note Obligations and all Specified Swap Obligations such that no payments may be made thereunder if a Default or Event of Default exists, (ii) evidenced by writings having no material covenants or events of default, other than failure to pay and bankruptcy events, with no exercise of remedies permitted so long as any Obligations or Senior Note Obligations remain outstanding, (iii) that is not included for purposes of applying the acceleration forbearance cross-default termination provision in any IDS Note Indenture, (iv) having a maturity date no earlier than six months after the Maturity Date and providing for no principal amortization, and (v) having terms and evidenced by documentation satisfactory in all respects to the Administrative Agent and the Required Lenders, provided that (x) such Indebtedness is incurred in favor of the seller as partial consideration for a Permitted Acquisition undertaken by the Borrower or its Wholly-Owned Subsidiary, and (y) the aggregate principal amount of all such Indebtedness incurred after the Effective Date together does not exceed $22,500,000.

“Senior Creditor Intercreditor Agreement” shall mean the Intercreditor Agreement substantially in the form of Exhibit Q hereto, dated as of the date hereof, among the Senior Creditors (or their agents or other representatives) and the Collateral Agent.

“Senior Creditor Liens” shall mean, collectively, the Liens arising pursuant to the Security Documents, the Senior Note Security Documents, and documents and agreements securing the Specified Swap Obligations.

“Senior Creditors” shall mean the Senior Lenders and the Specified Swap Providers.

“Senior Lender Obligations” shall mean all Obligations, together with all Senior Note Obligations.

“Senior Lenders” shall mean, at any time, the Lenders and the Senior Noteholders at such time.

“Senior Note Debt” shall mean the Indebtedness evidenced by the Senior Notes.

“Senior Note Documents” shall mean the Senior Note Purchase Agreement, the Senior Notes, the Senior Note Guaranties, the Senior Note Security Documents, and each other document or agreement (including any and all guaranties and indemnity agreements) relating to the issuance of the Senior Notes.

“Senior Note Guaranties” shall mean guaranties executed by Holdings and the Borrower’s Domestic Subsidiaries pursuant to the Senior Notes.

“Senior Note Obligations” shall mean all Indebtedness in respect of Senior Note Documents.

“Senior Note Purchase Agreement” shall mean, collectively, all Senior Note Purchase Agreements, dated as of                  , 2004, among the Borrower and the investors named therein, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Note Security Documents’ shall mean the “Security Documents” as defined in the Senior Note Purchase Agreement.

“Senior Note Voluntary Prepayment Date” shall mean the day any Voluntary Prepayment is made to any Senior Noteholder pursuant to any Senior Notes.

“Senior Note Voluntary Prepayment Offer Amount” shall mean any amount of any Voluntary Prepayment offered at any time by the Borrower to the Senior Noteholders.

“Senior Notes” shall mean the Borrower’s Senior Secured Notes due December 31, 2008, issued pursuant to the Senior Note Purchase Agreement, as the same may be modified, amended or supplemented from time to time in accordance with the terms of the Senior Creditor Intercreditor Agreement, hereof and thereof.

“Senior Noteholders” shall mean, at any time, any “Holder,” as defined in the Senior Note Purchase Agreement.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05(ii).

“Solvency Opinion” means an opinion of an independent advisor of national reputation qualified to render such opinion, addressed to the Administrative Agent and the Lenders, confirming in language reasonably satisfactory to the Administrative Agent that after giving effect to any Indebtedness then arising, each Credit Party is solvent.

“Solvent” shall mean with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Sources and Uses Table” shall have the meaning specified in Section 5.05(xi).

“Specified Event of Default” shall mean any Event of Default (i) arising under Section 10.01, or (ii) arising under Section 10.03 by virtue of a breach of Section 9.08 or 9.09.

“Specified Swap Obligations” shall mean all obligations in respect of Permitted Hedging Transactions in favor of any Specified Swap Provider.

“Specified Swap Provider” shall mean, at any time, in respect of any Specified Swap Obligation, (i) any Lender or Affiliate of any Lender, and any Person that was a Lender or an Affiliate of a Lender at the time such Specified Swap Obligation was entered into, (ii) any other Person consented to by the Administrative Agent (such consent not to be unreasonably withheld) in respect of such Specified Swap Obligation, and (iii) any assignee of any of the foregoing; provided, in each case, such Person (i) is not an Affiliate of the AS Entities, and (ii) has executed a joinder to the Senior Creditor Intercreditor Agreement in form satisfactory to the Collateral Agent and a certificate, in form satisfactory to the Collateral Agent, confirming its status as a depository institution insured by the Federal Deposit Insurance Corporation or a commercial lender having a loan portfolio in excess of $100,000,000 of which not more than 50% in dollar amount consists of loans to borrowers in the commercial fishing industry.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subordinated IDS Indebtedness” shall mean, in respect of Holdings and its Subsidiaries at any time, without duplication, Indebtedness (including any Deferred Subordinated Interest Amount) evidenced by IDS Intercompany Notes, IDS Intercompany Note Guaranties, and IDS Guaranties.

“Subordinated Indebtedness” shall mean, in respect of Holdings and its Subsidiaries at any time, (i) Subordinated IDS Indebtedness, (ii) Seller Subordinated Debt, and (iii) all other Indebtedness at such time that is subordinated to the Obligations on terms, and otherwise contains material terms and provisions that are, satisfactory in form and substance to the Required Lenders.

“Subsidiaries Guaranty” shall mean the Guaranty in the form of Exhibit M, executed by the Subsidiaries named therein.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower on the Effective Date that has executed the Subsidiaries Guaranty or Joinder Agreement relating thereto, and each future Subsidiary of Holdings (other than the Borrower and a Foreign Subsidiary, except to the extent otherwise provided in Section 8.12(c)) that may thereafter execute a Joinder Agreement, together with their successors and permitted assigns.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Maturity Date.

“Swingline Lender” shall mean the Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distribution Amount” shall mean, (i) for any Distribution Payment Quarter during which there exists a Dividend Suspension Period or the Borrower is otherwise prohibited, under the terms hereof, from making Voluntary Distributions for the entirety of such Distribution Payment Quarter, the Permitted Parent Taxes for the then-current Tax Period, and (ii) for any other Distribution Payment Quarter, zero ($0).

“Tax Period” shall have the meaning provided in the definition of “Permitted Parent Taxes.”

“Tax Refund” shall have the meaning provided in Section 3.03(c).

“Tax Sharing Agreements” shall have the meaning provided in Section 5.05(vii).

“Taxes” shall have the meaning provided in Section 3.03(a).

“Term Debt” shall mean the Term Loans, together with the Senior Note Debt.

“Term Loan” shall have the meaning provided in Section 1.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 11.01(l) directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections 1.13, 4.01, 4.02 and/or 10.

“Term Note” shall have the meaning provided in Section 1.05(a).

“Test Date” shall mean, with respect to any Reset Date, the last day of the most recent fiscal quarter of Holdings ended immediately prior to such Reset Date.

“Test Period” shall mean (i) in respect of calculations of Consolidated Adjusted EBITDA, (A) each period of four consecutive fiscal quarters (taken as one accounting period) of Holdings ending on June 30, September 30, and December 31 of any year, and (B) each period of five consecutive fiscal quarters (taken as one accounting period) of Holdings ending on March 31 of any year, and (ii) in respect of all other calculations, a period of four consecutive fiscal quarters (taken as one accounting period) ending on any date of determination.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (i) the Total Revolving Loan Commitment then in effect, less (ii) the Revolver Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans.

“Transaction” shall mean, collectively, (i) the issuance of the Senior Notes, (ii) the consummation of the Refinancing, (iii) the entering into of the Credit Documents and the incurrence of Loans and/or the issuance of the Letters of Credit on the Initial Borrowing Date, (iv) the consummation of the Initial IDS Issuance, (v) the consummation of all related transactions described in Form S-1 under “Detailed Transaction Steps,” and (vi) the payment of all fees and expenses in connection with the foregoing.

“Transaction Documents” shall mean the Credit Documents, together with the Senior Note Documents, and the IDS Documents.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time, and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Vessel” shall mean each vessel identified in Schedule 7.25 and any marine vessel thereafter acquired by any Credit Party.

“Vessel Mortgage” shall mean any mortgage on the Vessels that is granted pursuant to this Agreement substantially in the form of Exhibit N hereto, as each such mortgage may be amended, supplemented or modified from time to time.

“Vessel Owning Companies” shall mean American Challenger LLC, American Dynasty LLC, American Triumph LLC, Ocean Rover LLC, Northern Eagle LLC, Northern Hawk LLC, Northern Jaeger LLC and Katie Ann LLC, each a Delaware limited liability company, and Deep Pacific, LLC, Lilli Ann, LLC, and North Cape Fisheries, LLC, each a Washington limited liability company, and their respective successors, together with any other Credit Party or Subsidiary at any time owning any Vessel.

“Vessel Permitted Liens” shall mean any of the following to the extent incurred and, from time to time discharged, in the ordinary course of business of the Borrower and its Subsidiaries: (i) liens for crew wages (including wages of the master of a Vessel); (ii) liens for general average and salvage; (iii) liens for necessaries provided to a Vessel; (iv) liens for damages arising from maritime torts, (v) liens arising by operation of law in the ordinary course of business in operating, maintaining or repairing a Vessel, and (vi) Liens described in Schedule 11.01(v).

“Voluntary Distributions” shall mean, in respect of any Distribution Payment Quarter, a cash dividend or a Distribution in respect of Subordinated Indebtedness of the Borrower to Holdings, otherwise permitted hereunder, by the Borrower to Holdings paid or payable (as the context may require) pursuant to a declaration made no earlier than the Declaration Date for such dividend or Distribution, in an aggregate amount not to exceed, for such Distribution Payment Quarter, the sum of:

(a) the Initial Adjustment Amount at such time; plus

(b) (i) Available Cash for the Test Period ended immediately prior to the commencement of such Distribution Payment Quarter (the “Subject Test Period”) less (ii) the sum of all Borrower Interest Distributions made during the last three fiscal quarters of such Subject Test Period, less (iii) the amount of Borrower Interest Distributions scheduled to be paid to Holdings consistent with the terms of the IDS Intercompany Notes during the fiscal quarter immediately following the end of such Subject Test Period, less (iv) the amount of all Voluntary Distributions made during the last three fiscal quarters of such Subject Test Period; plus

(c) (i) the sum of Available Cash (beginning on the Initial Borrowing Date) for all Test Periods ending on or before the commencement of the Subject Test Period (the “Prior Test Periods”) less (ii) the sum of all Borrower Interest Distributions made during such Prior Test Periods, less (iii) the sum of all Voluntary Distributions made during such Prior Test Period; less

(d) to the extent not previously deducted from the foregoing, the aggregate Additional Investment Amounts made after the Initial Borrowing Date.

“Voluntary Prepayment” shall mean, in respect of any Indebtedness owing by any Person, any voluntary or optional payment, prepayment, redemption or purchase or acquisition for value of principal amount of such Indebtedness, or the creation or funding of any sinking fund or legal or substantive defeasance arrangement in connection therewith, directly or indirectly, by such Person or any of its Affiliates.

“WARN Act” shall have the meaning provided in Section 7.19(c).

“Wells Fargo” shall mean Wells Fargo Bank, N.A., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Wholly-Owned Acquisition” shall have the meaning provided in the definition of “Permitted Acquisitions”.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary which is a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary which is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation, 100% of whose Capital Stock (other than directors’ qualifying shares relating to any Foreign Subsidiary) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

11.02 Accounting Terms.

(a) Except as otherwise expressly provided herein, (i) the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared, and (ii) all accounting terms shall be construed, in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto), as in effect from time to time.

(b) All computations of interest, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Fronting Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

(c) Notwithstanding any determination that amounts payable as interest in respect of IDS Notes (or IDS Guaranties) constitute dividends or other amounts payable on account of equity, rather than debt interest, for purposes of GAAP, such amounts shall for purposes of definitions of “Available Cash,” “Consolidated Interest Expense,” “Current IDS Interest Distributions,” “Deferred Subordinated Interest Amount,” “Deferred Subordinated Interest Distributions,” “Deferred Subordinated Interest Expense” and “Indebtedness” continue to be deemed interest on Indebtedness.

11.03 Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(e) All covenants contained herein shall be given independent effect so that if a particular action or condition is prohibited by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

(f) For purposes of any provision herein or in any other Credit Document referencing the knowledge of Holdings or its Subsidiaries (or of any officer thereof), any knowledge of any Managing Entity (or officer thereof) of Holdings or any Subsidiaries and of any Managing Entity (or officer thereof) of any Managing Entity thereof shall be deemed attributable to Holdings or such Subsidiary. Similarly, any reference herein or in any other Credit Document to the chief financial officer or other officer of any Credit Party that does not have such an officer shall be deemed a reference to such officer of any Managing Member of such Person.

11.04 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Particular section or paragraph references to any agreement or law are to such agreement or law as in effect on the Effective Date, but shall be deemed to include all subsequent sections and paragraphs incorporating such sections or paragraphs.

SECTION 12. THE ADMINISTRATIVE AGENT.

12.01 Appointment.

(a) The Lenders hereby irrevocably designate and appoint Wells Fargo as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” shall also include Wells Fargo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 12 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

12.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. Any such agent, sub-agent or other Person retained or employed pursuant to this Section 12.02 shall have all the benefits and immunities provided to the Administrative Agent in this Section 12 with respect to any acts taken or omissions suffered by such Person in connection herewith or therewith, as fully as if the term “Administrative Agent” as used in this Section 12 included such additional Persons with respect to such acts or omissions. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. Each Lender represents to the Administrative Agent that it is a bank, savings and loan association or other similar savings institution, insurance company, or other financial institution or investment fund or company that makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex,

teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

(b) For purposes of determining compliance with the conditions specified in Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Initial Borrowing Date specifying its objection thereto.

12.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 10; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

12.07 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of such Administrative Agent, be insufficient or become impaired, such Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished to its satisfaction; provided that the Administrative Agent shall not be indemnified for any event caused by its gross negligence or willful misconduct.

12.08 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” “Required Lenders,” “Required RL Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefore.

12.10 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.10, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or such Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3 and 13.02) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.01(a), (f) and 13.02.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12 Other Agents, Lead Managers, etc. None of the Persons identified on the facing page or signature pages of this Agreement as a “Lead Arranger”, “Co-Arranger”, Co-Syndication Agent”, or “Documentation Agent” shall have any obligation, liability, responsibility or duty under this Agreement or any of the other Credit Documents, other than in the case of such Persons who are also Lenders hereunder, those matters applicable to all Lenders as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.13 Collateral Matters.

(a) The Administrative Agent and the Collateral Agent are authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain the perfection of the security interest in and Liens upon the Collateral granted pursuant to the Security Documents, including the execution by the Administrative Agent or the Collateral Agent of any and all such documents, instruments and agreements as may be delivered to either of them from time to time pursuant to Section 8.12. In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (xiv), (xv), and (xvi) of Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent are hereby authorized by the Lenders to take any actions deemed appropriate by them in connection therewith (including by executing appropriate lien releases, lien subordination agreements and intercreditor agreements with or in favor of the holder or holders of such Liens).

(b) Release of Collateral. The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at the Collateral Agent’s option and in its discretion, but subject to the following, to release any security interest in or Lien on any Collateral granted to or held by the Collateral Agent (i) upon termination of the Commitments and all Letters of Credit, and payment in full of all Obligations (other than Inchoate Indemnity Obligations, provided the Borrower certifies to the Collateral Agent that the Borrower is not aware of any such obligation that is reasonably expected to become fixed in the foreseeable future), including all fees and indemnified costs and expenses that are payable pursuant to the terms of the Credit Documents, (ii) if such Collateral constitutes property sold or to be sold or disposed of as part of or in connection with any disposition permitted pursuant to the terms of this Credit Agreement, (iii) constituting property leased to the Borrower or any Subsidiary under a lease that has expired or that has been terminated in a transaction permitted under this Agreement, or that is about to expire and that has not been, and that is not intended by the Borrower or such Subsidiary to be, renewed or extended, (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full, and (v) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 13.01, and in each case the Administrative Agent shall instruct the Collateral Agent to release such security interest or Lien upon the written request of the Borrower, provided a similar instruction is provided by the Senior Noteholders pursuant to the Senior Creditor Intercreditor Agreement. Upon the request of the Collateral Agent, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.13(b).

(c) Release of Guarantors. The Lenders irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its discretion, but subject to the following, to release any Guarantor from its obligations hereunder if (i) such Guarantor is no longer required to be a Guarantor pursuant to the terms of this Agreement or the Guaranty or (ii) if approved by the Required Lenders or Lenders, as applicable, pursuant to the terms of Section 13.01, and in each case the Administrative Agent shall release such Guarantor, upon the reasonable written request of the Borrower, in accordance with the applicable Guaranty. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release a particular Guarantor pursuant to this Section 12.13.

SECTION 13. MISCELLANEOUS.

13.01 Amendment or Waiver; etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Sections 5.01 through 5.17 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to waive or alter any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder;

(e) change Section 2.04(d), Section 4.01(a), Section 4.02(e), Section 4.03(a), Section 4.04(j), or Section 13.07 in a manner that would alter the pro rata sharing of payments or reductions required thereby without the written consent of each Lender;

(f) (i) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or (ii) change any provision of the definition of “Required RL Lenders” or any other provision hereof specifying the number or percentage of RL Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each RL Lender;

(g) effect any waiver of any condition to funding any Revolving Loan or Swingline Loan or to issuing or amending any Letter of Credit (including the waiver of any Default or Event of Default to the extent the absence of the same comprises any such condition) in each case after the Effective Date, without the prior written consent of the Required RL Lenders; or

(h) release the Liens of the pledge by Holdings of the Borrower’s Capital Stock pursuant to the Pledge Agreement, or of all or substantially all of the Collateral, without the written consent of each Lender; or

(i) release Holdings from its Guaranty or all or substantially all of the Subsidiary Guarantors from their Subsidiary Guaranty without the written consent of each Lender; or

(j) release the Liens upon any Pollock Vessel or any Fishing Rights appurtenant thereto, or release any Guarantor that is a Vessel Owning Company in respect of any Pollock Vessel from its Guaranty, or consent to any Disposition of any Pollock Vessel or Fishing Rights appurtenant thereto, without the written consent of Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans, and (y) Letter of Credit Outstandings) represent an amount greater than 66 2/3% of the sum of (A) all outstanding Term Loans of Non-Defaulting Lenders, and (B) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of all Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or Collateral Agent under this Agreement or any other Credit Document; and (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

13.02 Indemnity; Payment of Expenses, etc. The Borrower hereby agrees to:

(i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and the Lenders);

(ii) pay and hold each of the Agents, each of the Issuing Lenders, each of the Lenders, the Lead Arranger and the Co-Arrangers harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Agents, each of the Issuing Lenders, each of the Lenders and the Lead Arranger harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender, such Lender or the Lead Arranger) to pay such taxes; and

(iii) indemnify each of the Agents, each Issuing Lender, each Lender, the Lead Arranger and the Co-Arrangers, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (together, “Lender Parties”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender, any Lender, the Lead Arranger or any Co-Arranger is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or Vessel at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property or Vessel, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property or Vessel at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, damages, penalties, claims, actions, judgments, suits, costs, expenses, or disbursements to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified and excluding any claims with respect to Taxes, which shall be governed by Section 3.03 and Section 13.02(ii). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender, any Lender, the Lead Arranger or any Co-Arranger set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.03 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations purchased by such Lender pursuant to Section 13.07(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.04 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 13.04;

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 1 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.

13.05 Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither the Borrower nor Holdings may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such

Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.05(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would require the consent of such Person under clauses (b) through (d), or (h) or (i) of Section 13.01 if such Person were a Lender. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least (A) in respect of Term Loan Commitments, $1,000,000, and (B) in respect of Revolving Loan Commitments, $2,500,000, in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement and a joinder (in form and substance satisfactory to the Collateral Agent) to the Senior Creditor Intercreditor Agreement, provided that

(I) at such time, Schedule 11.01(l) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders;

(II) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be;

(III) the consent of the Administrative Agent and each Issuing Lender and, so long as no Default or Event of Default then exists, the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (which consents, in any such case, shall not be unreasonably withheld or delayed);

(IV) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500;

(V) after giving effect to such transfer or assignment, there remain no fewer than four Lenders, and

(VI) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.14.

To the extent of any assignment pursuant to this Section 13.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.05(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 3.03(b)(ii) Certificate) described in Section 3.03(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.05(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 3.03 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in Law after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.06 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.07 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) If any Lender (herein the “Benefited Lender”), by exercising any right of set-off, counterclaim or foreclosure, receives payment (whether in the form of cash or other property) of principal or interest or other amount due on any Obligation (other than payments distributed to such Benefited Lender by the Administrative Agent in accordance with the provisions of Section 13.07(d)) (the “Entrusted Property”), such Benefited Lender shall promptly deliver the Entrusted Property to the Administrative Agent for application to the Obligations in accordance with the provisions of Section 13.07(d); provided, that, until such Entrusted Property is so delivered to the Administrative Agent, it shall be deemed to be held in trust by such Benefited Lender for the benefit of the Administrative Agent and the Entitled Lenders (defined hereafter). If any Benefited Lender fails to promptly turn over Entrusted Property to the Administrative Agent, such Benefited Lender shall be deemed to have purchased (from all Lenders who would be entitled to a distribution of such Entrusted Property from the Administrative Agent pursuant to Section 13.07(d); herein the “Entitled Lenders”) participations in the applicable Loans held by such Entitled Lenders (and such other adjustments shall be made as may be required) so that all such Entrusted Property shall be effectively attributed to the Entitled Lenders in accordance with the provisions of Section 13.07(d); provided, that, if all or any portion of such Entrusted Property is thereafter recovered from, or must otherwise be restored by, the Benefited Lender, or is repaid by the Benefited Lender in good faith settlement of a pending or threatened avoidance claim, the purchase of such participation shall be rescinded and the purchase price restored to the extent of such recovery, but without interest being paid by such Benefited Lender. If under any applicable bankruptcy, insolvency or other similar law, any Benefited Lender receives a secured claim in lieu of a set-off to which this Section would apply, such Benefited Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights provided herein of the Entitled Lenders, as directed by the Administrative Agent. Each Credit Party agrees that any Lender purchasing a participation from any other Lender pursuant to this Section 13.07(b) may, to the fullest extent permitted by law, and notwithstanding the provisions of Section 13.05, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of such Credit Party in the amount of such participation.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.07(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

(d) On and after the occurrence of an “Enforcement Event” under the Senior Creditor Intercreditor Agreement, any amounts received by the Administrative Agent shall be distributed in accordance with the applicable provisions of the Senior Creditor Intercreditor Agreement. At all other times, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such or in its capacity as Collateral Agent;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender (including fees and time charges for attorneys who may be employees of any Lender or the Issuing Lender) and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Letter of Credit Outstandings and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Outstandings, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize a Defaulting Lender’s or Lender’s RL Percentage of the Letter of Credit Outstandings; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(b), amounts used to cash collateralize a Defaulting Lender’s or Lender’s RL Percentage pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all

Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER AND HOLDINGS EACH HEREBY IRREVOCABLY ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER AND HOLDINGS HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THEM, AND AGREE NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER AND HOLDINGS. THE BORROWER AND HOLDINGS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AND HOLDINGS AT THEIR ADDRESS SET FORTH OPPOSITE THEIR SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER AND HOLDINGS HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER AND HOLDINGS IN ANY OTHER JURISDICTION.

(b) THE BORROWER AND HOLDINGS EACH HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE

NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts; Severability. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Survival. All indemnities set forth herein and in any of the other Credit Documents, including in Sections 1.10, 1.11, 2.06, 3.03, 12.07 and 13.02 hereof, shall survive the execution, delivery and termination of this Agreement, the Notes and the other Credit Documents, and the making and repayment of the Obligations.

13.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.13 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 3.03 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.14 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.14, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.05(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature, which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.14.

13.15 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.15, each Lender agrees that it will use efforts consistent with those customarily taken with respect to its own confidential information not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board, the Comptroller of the Currency, or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15, (vii) to any other Lender or any Senior

Noteholder or any of their representatives, and (viii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.15.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

(c) The Borrower and Holdings each hereby acknowledge that none of the Agents nor the Lenders nor their respective Affiliates provide nor have they provided in connection with the Transaction accounting, tax or legal advice.

(d) No Agent or Lender Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or any other documents or materials relating hereto.

13.16 Post Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) Real Property. To the extent not completed on or prior to the Initial Borrowing Date, the actions relating to the Mortgages and Real Property of the Borrower and its Subsidiaries pursuant to Section 5.14 (and the related opinion pursuant to Section 5.03) shall be completed no later than 10 days after the Initial Borrowing Date.

(b) UCC Filings; Filings with respect to Intellectual Property; etc. Holdings and its Subsidiaries were not required to have filed (or cause to have filed) on or prior to the Initial Borrowing Date Financing Statements (Form UCC-1) or any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement. Not later than the 5th Business Day after the Initial Borrowing Date, the Borrower and its Subsidiaries shall have filed (or cause to have filed) all of such Financing Statements (Form UCC-1) and any filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Agreement.

(c) Account Control Agreements. To the extent not completed on or prior to the Initial Borrowing Date, the Borrower and its Subsidiaries shall have procured fully-executed and completed deposit account control agreements as required pursuant to Section 5.12 in form and substance reasonably satisfactory to the Administrative Agent in respect of any and all deposit accounts of the Borrower and its Subsidiaries existing on the Initial Borrowing Date by no later than 60 days after the Initial Borrowing Date (or 120 days, in the case of the delivery of control agreements perfecting security interests in respect of deposit accounts having at all times between the Initial Borrowing Date and the date of such perfection aggregate deposit balances no greater than $500,000).

All provisions of this Credit Agreement and the other Credit Documents (including all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.16 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.16 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a covenant and agreement by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.16 will be, or have been, taken within the relevant time periods referred to in this Section 13.16 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.16. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

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* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Addresses:

AMERICAN SEAFOODS GROUP LLC

By:
Name:
Title:

AMERICAN SEAFOODS HOLDINGS, L.P.

By:	American Seafoods Corporation, its General Partner

By:
Name:
Title:

1

WELLS FARGO BANK, N.A., as Administrative Agent, Collateral Agent and as a Lender and Issuing Lender

By:
Name:
Title:

2